As filed with the Securities and Exchange Commission on January 27, 1997
                                                 Registration No. 333-__________

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             LIFE FINANCIAL CORP.
  (Exact name of registrant as specified in its certificate of incorporation)

         DELAWARE                               6035                             Applied for
(State or other jurisdiction              (Primary Standard Industrial           -----------
incorporation or organization)              Classification Code          (IRS Employer Identification No.)
                                               Number)

                                4115 Tigris Way
                          Riverside, California 92503
                                (800) 448-2265
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Daniel L. Perl
                     President and Chief Executive Officer
                             Life Financial Corp.
                                4115 Tigris Way
                          Riverside, California 92503
                                 (800) 448-2265
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:

Joseph G. Passaic, Jr., Esquire              Paul H. Irving, Esquire
   Mary M. Sjoquist, Esquire                Allen Z. Sussman, Esquire
   Geoffrey W. Ryan, Esquire              Manatt, Phelps & Phillips, LLP
  Muldoon, Murphy & Faucette               11355 West Olympic Boulevard
  5101 Wisconsin Avenue, N.W.              Los Angeles, California 90064
    Washington, D.C. 20016                          (312) 312-4000
        (202) 362-0840

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                     CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                      Proposed Maximum      Proposed Maximum
  Title of each Class of             Amount to          Offering Price     Aggregate Offering     Registration
Securities to be Registered      be Registered (1)         Per Share            Price (2)              Fee
---------------------------------------------------------------------------------------------------------------
       Common Stock                  6,086,716
      $.01 par Value                   Shares                $9.00             $54,780,444           $16,601
===============================================================================================================

(1) Includes 3,211,716 shares to be issued in exchange for the 1,070,572 outstanding shares of Common Stock of Life Savings Bank, Federal Savings Bank ("Life Savings"). In accordance with Rule 457(f) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the estimated market value of the number of shares of common stock of Life Savings to be exchanged for shares of Life Financial Corp.
(2) Estimated solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES +IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR+ +TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS

               SUBJECT TO COMPLETION, DATED               , 1997
                                            --------- ----
                               5,711,716 Shares

                             LIFE FINANCIAL CORP.

                                 COMMON STOCK

        Life Financial Corp. (the "Company" or "Life Financial"), a Delaware corporation, is hereby offering (the "Public Offering") 2,500,000 shares of its common stock, par value $.01 per share (the "Common Stock"). In addition, the Company is hereby offering (the "Exchange Share Offering") 3,211,716 shares of its Common Stock in connection with the reorganization of Life Savings Bank, Federal Savings Bank (the "Bank"), as a result of which (i) each outstanding share of the Bank's common stock will be converted into the right to receive three shares of the Common Stock of the Company and (ii) the Bank is expected to become a wholly-owned subsidiary of Life Financial Corp. (the "Reorganization"). The Public Offering and the Exchange Share Offering are collectively referred to herein as the "Offerings." The Company has applied for quotation of its Common Stock on the National Market System of the Nasdaq Stock Market, subject to notice of issuance, under the symbol "LFCO." It is currently estimated that the price of the Common Stock to be sold in the Public Offering will be between $7.00 and $9.00 per share.

        The Underwriters have reserved _______ shares of Common Stock offered in the Public Offering for sale at the initial public offering price to directors, officers and employees of the Company and the Bank and to certain other persons.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS AT PAGES ____ TO ____ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

        THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE OFFICE OF THRIFT SUPERVISION ("OTS"), OR ANY OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION, THE OTS OR ANY OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================
                                             Underwriting Discounts           Proceeds to the
                       Price to Public            and Commissions  (1)          Company (2)
==============================================================================================
Per Share...........      $                           $                          $
                           -------                     ------                     -------
----------------------------------------------------------------------------------------------
Total (3)...........      $                           $                          $
                           -------                     ------                     -------
==============================================================================================

   (1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
   (2) Before deducting expenses of the Offering payable by the Company estimated to be $________ .
   (3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover overallotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares of Common Stock at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $________, $______, and $________, respectively. See "Underwriting."

        The Common Stock offered by the Underwriters in the Public Offering is subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to withdraw, modify, correct and reject orders in whole or in part. It is expected that delivery of the certificates representing such shares of Common Stock will be made against payment therefor at the offices of Friedman, Billings, Ramsey & Co., Inc., Arlington, Virginia ("FBR"), in book entry form, or through the facilities of the Depository Trust Company on or about March __, 1997.

                 -----------------------------------------------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

               The date of this Prospectus is              , 1997
                                              -------- ----

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NATIONAL MARKET SYSTEM OF THE NASDAQ STOCK MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION. SEE "UNDERWRITING." THE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE REORGANIZATION OF THE COMPANY, PURSUANT TO WHICH (i) THE BANK'S STOCKHOLDERS WILL BE ENTITLED TO RECEIVE THREE SHARES OF COMMON STOCK OF THE COMPANY IN EXCHANGE FOR EACH SHARE OF COMMON STOCK OF THE BANK AND (ii) THE BANK IS EXPECTED TO BECOME A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY (THE "REORGANIZATION"). UNLESS OTHERWISE INDICATED, ALL PER SHARE INFORMATION OF THE BANK HAS BEEN ADJUSTED TO REFLECT 3,211,716 SHARES OUTSTANDING, THE MAXIMUM NUMBER OF SHARES OF COMPANY STOCK PROPOSED TO BE EXCHANGED FOR SHARES OF BANK STOCK IN THE EXCHANGE SHARE OFFERING. UNLESS OTHERWISE INDICATED ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS SUBSIDIARIES.

        THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER "RISK FACTORS," WHICH WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

        The Company originates, purchases, sells and services non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company focuses on loans for the purchase or refinancing of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "sub-prime borrowers" and on other non-conforming loans. (Such loans are called Liberator Series loans and may sometimes hereinafter be referred to as such.) The Company also originates debt consolidation loans for borrowers who qualify for Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") loans ("Agency Qualified borrowers"). (Such loans are called "Portfolio Series" loans and may sometimes hereinafter be referred to as such.) The Company purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers on a nationwide basis, as well as through the Bank's Retail Lending Division. No correspondent or mortgage banker accounted for more than 1.0% of 1996 volume. Since 1994, loans originated or purchased are generally originated for sale in the secondary mortgage market or in asset securitizations. The Company generally retains the majority of the servicing rights to the loans sold or securitized and may sell servicing rights at a later date depending on market opportunities. In addition, the Company purchases and originates for resale in the secondary market, smaller real estate and multi-family mortgage loans.

        Management believes that the Company's competitive strengths include an extensive network of loan brokers with which the Company has had prior experience and repeat business, its efficient loan processing operations which provide prompt, responsive service, its underwriting process and a diversified network of investors to which the Company can sell loans in the secondary mortgage market. Total loan production, including loans purchased and originated, increased from $72.8 million for the year ended December 31, 1994, to $134.8 million for the year ended December 31, 1995, and were $148.4 million for the nine months ended September 30, 1996. The Company plans to continue to increase its lending operations through additional loan office expansion, greater penetration in its existing markets and loan acquisitions. During the fourth quarter of 1996, the Company securitized $51.9 million of loans. This was the first loan securitization completed by the Company, which recorded a gain on sale of approximately $4.2 million (the "Securitization"). The Company currently contemplates that a significant component of its business strategy will be to generate revenue and net income through future asset securitizations and intends to conduct securitizations at a rate of one per quarter, although there can be no assurance that it will be able to do so successfully. Management believes that securitizations represent an efficient, timely and profitable means of maximizing returns to the Company from its operations. See "Risk Factors Risks Related to Asset Securitizations" and "Business of the Company - Lending Activities - Loan Sales and Asset Securitizations."

        Historically, all operations have been conducted through the Bank. The Company, pending applicable licensing and regulatory approvals, intends to conduct its operations through the following operating entities in order to maximize its operating flexibility and efficiency.

                                Life Financial Corp.

                        Bank                     Warehouse       Life Investment
                                                 Subsidiary       Holdings, Inc.


                     Life Income        Life Asset
Life Financial          Capital         Management,
Services, Inc.     Services, Inc.          Inc.

 .       Life Financial Services, Inc. ("Life Financial Services") will continue the wholesale one- to four-family loan originations previously conducted by the Bank. The Company intends to conduct asset securitizations at a rate of one per quarter and, in the future, plans to transfer this subsidiary directly to the Company. There can be no assurance, however, that any asset securitizations will be completed in the future. See "Business of the Bank - Lending Activities - Underwriting."

 .       Life Income Capital Services, Inc. ("Life Income Capital") will continue the nationwide origination of multi-family and commercial real estate loans previously conducted by the Bank. Although there can be no assurances in this regard, management intends to expand the operations of this subsidiary and expects its operations to create a major source of revenue for the Company.

 .       Life Asset Management, Inc. ("Life Asset Management") is being established as a direct subsidiary of the Bank to continue to service loans and real estate owned ("REO") for both the Bank and for purchasers of loans. At September 30, 1996, the Bank's mortgage servicing portfolio totalled $186.3 million, including $123.4 million of loans serviced for others.

 .       The Bank will continue to operate the Retail Lending Division and the
        Banking Depository Division. In addition, as part of its liquidity and investment portfolios, the Bank will continue to hold investments in U.S. government and agency securities.

 .       Life Investment Holdings, Inc. ("Life Investment") will hold residuals and other related assets (the "Residuals") resulting from the Company's asset securitization activities. Immediately upon the completion of the Offerings, the corporation will acquire $7.3 million of Residuals resulting from the Securitization completed in the fourth quarter of 1996. It is intended that any future Residuals retained by the Company will be held by this subsidiary.

 .       Upon the completion of the Offerings, the Company intends to acquire or establish a subsidiary to provide warehouse lines of credit to meet the cash flow needs of smaller loan originators on a short-term basis, which it is expected will in turn create additional sources of loans for the Company to purchase and securitize.

             The Company was incorporated in Delaware in 1996. The Company's principal executive offices are located at 4110 Tigris Way, Riverside, California 92503 and it's telephone number is (909) 280-5100. In addition to its executive offices, the Company conducts its business from the Bank's home office in San Bernardino, California, a mortgage financing office in Riverside, California, a loan center in Jacksonville, Florida and a recently established loan center in the Denver, Colorado metropolitan area.

                                 THE OFFERING

Common Stock offered in the
Exchange Share Offering............     3,211,716 shares

Common Stock offered in the
Public Offering(1)(2)..............     2,500,000 shares

Common Stock to be Outstanding
after the Offerings (1)(2).........     5,711,716 shares

Dividend Policy....................     The Company intends to retain its
                                        earnings to support its future growth
                                        strategy and does not anticipate paying
                                        cash dividends on the Common Stock in
                                        the foreseeable future. See "Dividend
                                        Policy."

Use of Proceeds....................     Net Proceeds will be used to (i) acquire
                                        $7.3 million of Residuals from the Bank;
                                        (ii) acquire an interest in or establish a subsidiary for the purpose of providing short term warehouse lines of credit; (iii) downstream proceeds to the Bank as necessary to fund additional purchases of loans; and (iv) fund general business activities, including possible acquisitions of related businesses as opportunities arise. See
                                        "Use of Proceeds."

Dilution...........................     Upon completion of the Offerings, there
                                        will be an immediate dilution of the net tangible book value per share of Common
                                        Stock of $3.48 per share based on the
                                        offering price of $8.00 per share, the
                                        midpoint of the range of the proposed
                                        Offerings. See "Dilution."

Reserved Nasdaq National Market
Symbol.............................     "LFCO"

------------------
(1) Assumes no exercise of the Underwriters' overallotment option of 375,000 shares. See "Underwriting."
(2) Does not include 571,172 shares reserved for issuance pursuant to the 1996 Incentive Plan. See "The Board of Directors and Management of the
    Bank - Stock Option Plan."

                 SELECTED FINANCIAL AND OTHER DATA OF THE BANK

        The selected financial and other data of the Bank, the primary operating subsidiary of the Company from and after the effective date of the Reorganization, at or for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 and at or for the nine months ended September 30, 1996 and 1995, set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Bank and Notes thereto for the years ended December 31, 1995, 1994 and 1993 presented elsewhere in this Prospectus. Financial information at September 30, 1996 and for the nine month periods ended September 30, 1996 and 1995 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. The Bank did not pay any cash dividends in any of the periods set forth.

                                          At
                                    September 30,                                    At December 31,
                                    --------------    -----------------------------------------------------------------------------
                                         1996            1995            1994           1993             1992             1991
                                    --------------    -----------    ------------   -------------    -------------    -------------
Selected Balance Sheet Data:                                 (Dollars in thousands, except per share data)
Total assets........................       $84,398        $74,136         $71,402         $78,259          $78,796          $74,696
Securities held-to-maturity and
  FHLB stock........................           812          2,700           2,860           3,883            4,829            4,816
Loans held for sale, net............        24,907         21,688          17,097           2,345            4,497            3,652
Loans held for investment...........        36,422         40,516          46,248          63,948           60,567           58,238
Allowance for estimated loan losses.         1,028          1,177             832             436              308              304
Deposit accounts....................        73,326         67,535          65,689          72,008           71,719           69,268
FHLB advances.......................             -              -           1,250           1,200            2,000                -
Stockholders' equity................         7,936          4,268           3,748           4,419            4,326            3,964
Book value per share (pro forma)(1).          2.47           1.33            1.17            1.38             1.35             1.23

                                             For the Nine
                                             Months Ended
                                             September 30,                         For the Year Ended December 31,
                                       -------------------------  ------------------------------------------------------------------
                                           1996         1995         1995          1994         1993          1992           1991
                                       ------------  -----------  -----------  ------------  -----------  ------------    ----------
Selected Operating Data:                                       (Dollars in thousands except per share data)
Interest income.....................         $4,922       $4,176       $5,825        $4,824       $5,445        $6,143        $7,129

Interest expense....................          2,699        2,526        3,448         2,721        3,045         3,687         5,015
                                            -------       ------       ------        ------       ------         -----         -----

    Net interest income.............          2,223        1,650        2,377         2,103        2,400         2,456         2,114

Provision for estimated loan losses.            359          835        1,194         1,306          404           129           135
                                            -------       ------       ------        ------       ------         -----         -----

    Net interest income after
       provision  for estimated loan
       losses.......................          1,864          815        1,183           797        1,996         2,327         1,979

Non-interest income.................          4,264        2,804        4,020         1,688        1,397         1,732         1,260

Non-interest expense:
    Compensation and benefits(2)....          3,206        1,838        2,544         1,575        1,403         1,426         1,148

    (Gain) loss on foreclosed real
      estate, net...................            171          137           53           280          228            78           (8)

    SAIF Special Assessment.........            448           --           --            --           --            --            --

    Other expense...................          1,993        1,207        1,792         1,601        1,562         2,045         1,495
                                             ------       ------       ------        ------       ------         -----         -----

    Total non-interest expense......          5,818        3,182        4,389         3,456        3,193         3,549         2,635

Income (loss) before income tax
   provision (benefit)..............            310          437          814         (971)          200           510           604

Income tax provision (benefit)......            142          232          294         (300)          107           148           247
                                             ------       ------       ------       -------       ------         -----         -----

Net income (loss)...................           $168         $205       $  520       $ (671)       $   93        $  362        $  357
                                               ====         ====       ======       =======       ======        ======        ======

Earnings per share (pro forma)(1)...          $0.05        $0.06        $0.16        $(0.21)       $0.03         $0.11         $0.11
                                              =====        =====        =====        =======       =====         =====         =====


                                                   (continued on following page)


                                              At or For the Nine
                                                 Months Ended                           At or For the Year Ended
                                                September 30,                                 December 31,
                                            ------------------------   -----------------------------------------------------------
                                              1996          1995         1995        1994        1993         1992        1991
                                            ----------   -----------   ---------   ---------   ---------   ----------  -----------
Selected Financial Ratios and Other                                        (Dollars in thousands)
Data(2):
Performance Ratios:
    Return on average assets(3).............      0.27%         0.37%       0.69%      (0.89)%      0.12%        0.46%        0.48%
    Return on average equity(3).............      3.87          7.29       13.64      (17.01)       2.11         8.92         9.39
    Average equity to average assets........      7.05          5.03        5.04        5.22        5.51         5.17         5.13
    Equity to total assets at end of period.      9.40          5.34        5.76        5.25        5.65         5.49         5.31
    Average interest rate spread(4).........      3.59          2.87        3.05        2.77        3.02         3.04         3.16
    Net interest margin(5)..................      3.80          3.03        3.23        2.87        3.14         4.29         4.51
    Average interest-earning assets to
       average interest-bearing liabilities.    104.59        103.58      103.99      102.64      103.08       103.64       103.25
    Efficiency Ratio(6).....................     87.05         68.37       67.78       83.78       78.09        82.88        78.33
Loan Originations and Purchases.............  $148,389       $96,869    $134,772     $72,815     $82,015      $90,870      $81,993
Regulatory Capital Ratios(7):
    Tangible capital........................      9.40%         5.25%       5.68%       5.25%       5.65%        5.49%        4.97%
    Core capital............................      9.40          5.25        5.68        5.25        5.65         5.49         4.97
    Risk-based capital......................     16.06          9.81       10.17       10.00       10.87        10.56         9.01
Asset Quality Ratios:
    Non-performing assets as a percent of
       total assets(8)......................      3.36%         3.54%       3.00%       3.42%       5.05%        4.15%        2.05%
    Allowance for estimated loan losses as a
       percent of non-performing loans(8)...     55.66         61.95       84.25       44.04       20.02        16.28        24.17

---------------------------------------
(1) Book value per share (pro forma) and earnings per share (pro forma) are, for all periods, based upon 3,211,716 shares outstanding, the maximum number of shares of Company Common Stock proposed to be exchanged for shares of Bank common stock in the Reorganization.
(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average closing or average monthly balances during the indicated periods and are annualized where appropriate.
(3) The Bank incurred a non-recurring expense for compensation and benefits of $354,000 in the quarter ended June 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consultation agreement entered into with a former officer of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents noninterest expense less gain (loss) on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.
(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation - Federal Savings Institution Regulation - Capital Requirements." See "Capitalization" for the Company's pro forma capital levels as a result of the Offerings.
(8) Non-performing assets consist of non-performing loans and REO. See "Business of the Company - Lending Activities - Non-Accrual and Past Due Loans" and "- REO."

                QUARTERLY OPERATING AND OTHER DATA OF THE BANK

        Financial information of the Bank at March 31, June 30, and September 30, 1996, and for the quarters ended at such dates is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results of such interim periods. Interim results at or for the three months ended March 31, June 30 and September 30, 1996, are not necessarily indicative of the results for the year ended December 31, 1996.

                                                                        At or For the Quarter Ended
                                                  -----------------------------------------------------------
                                                      March 31,            June 30,           September 30,
                                                        1996                 1996                  1996
                                                  -----------------   ------------------     ----------------
                                                                   (Dollars in thousands, except per share data)
Selected Operating Data:
Interest income.................................             $1,662               $1,691               $1,569
Interest expense................................                929                  926                  844
                                                              -----                -----                -----
    Net interest income.........................                733                  765                  725
Provision for estimated loan losses.............                 68                   40                  251
                                                              -----                -----                -----
    Net interest income after provision
      for estimated loan losses.................                665                  725                  474
Non-interest income.............................              1,040                1,432                1,791
Non-interest expense:
    Compensation and benefits(1)................                814                1,337                1,056
    (Gain) loss on foreclosed real estate, net..                 91                    9                   71
    SAIF Special Assessment.....................                 --                   --                  448
    Other expense...............................                616                  704                  671
                                                              -----                -----               ------
    Total non-interest expense..................              1,521                2,050                2,246
                                                             ------               ------               ------
Income (loss) before income tax provision.......                184                  107                   19
Income tax provision (benefit)..................                 79                   46                   17
                                                              -----                -----                -----
Net income (loss)...............................             $  105              $    61             $      2
                                                             ======              =======             ========
Earnings per share (pro forma)(2)...............              $0.03                $0.02                $0.00
                                                              =====                =====                =====

Selected Financial Ratios and Other
Data(2)(3):
Performance Ratios:
    Return on average assets(2).................               0.48%                0.29%                0.01%
    Return on average equity(2).................               9.73                 5.44                 0.12
    Average equity to average assets............               4.95                 5.33                 8.42
    Equity to total assets at end of period.....               5.04                 5.62                 9.40
    Average interest rate spread(4).............               3.43                 3.63                 3.75
    Net interest margin(5)......................               3.67                 3.82                 3.95
    Average interest-earning assets to
       average interest-bearing liabilities.....             105.45               104.04               104.30
    Efficiency Ratio(6).........................              81.83                93.16                89.34
Loan Originations and Purchases.................            $50,928              $52,925              $44,536
Regulatory Capital Ratios(7):
    Tangible capital............................               4.99%                5.62%                9.40%
    Core capital................................               4.99                 5.62                 9.40
    Risk-based capital..........................               8.91                 9.82                16.06
Asset Quality Ratios:
    Non-performing assets as a percent
      of total assets...........................               3.69%                3.59%                3.36%
    Allowance for estimated loan losses as
      a percent of non-performing loans(9)......              52.65                66.06                55.66

------------------------
(1) The Bank incurred a non-recurring expense for compensation and benefits of $354,000 in the quarter ended June 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consultation agreement entered into with a former officer of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of
     Operations."
(2) Earnings per share (pro forma) are, for all periods, based upon 3,211,716 shares outstanding, the maximum number of shares of Company Common Stock proposed to be exchanged for shares of Bank common stock in the Registration.
(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average closing or average monthly balances during the indicated periods and are annualized where appropriate.
(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents noninterest expense less gain (loss) on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.
(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation - Federal Savings Institution Regulation - Capital Requirements." See "Capitalization" for the
     Company's pro forma capital levels as a result of the Offerings.
(8) Non-performing assets consist of non-performing loans and REO. See "Business of the Company - Lending Activities - Non-Accrual and Past Due Loans" and "- REO."

                              RECENT DEVELOPMENTS

    During the quarter ended December 31, 1996, the Company created its first Securitization of $51.9 million of Liberator Series and Portfolio Series loans. The issuance titled, Life Financial Services Trust 1996-1 (the "Trust"), offered Mortgage Pass-Through Certificates Series 1996-1, which consisted of one class of Certificates bearing interest at a rate equal to 6.95% per annum. The Certificates had a certificate insurance policy issued by MBIA Insurance Corporation, and were sold through Prudential Securities Incorporated.

    The mortgage loans included in the Trust were fixed-rate, closed-end, monthly pay, generally fully amortizing, residential home equity loans with original terms to stated maturity ranging from 144 months to 360 months. The weighted average yield on the mortgages was 13.32%. As a result of the Securitization, the Company generated a gain on sale of $4.2 million. Assumptions used in valuing the residual asset include a 17% Home Equity Payment (an estimation of prepayment speed), a 13.5% discount factor and a loss factor of 1.5%. Servicing fees retained as part of the transaction will be 0.50% for the initial six months, after which they will be 1.00%. Over-collateralization was in the form of a cash deposit, in the amount of $1.6 million. The excess interest received, which equals the difference between the coupon rate on the mortgages and the coupon rate on the bonds less servicing and other costs, net of losses, will be added to the cash deposit until such deposit equals 9.00% of the remaining balance of the amount of loans securitized.

     The Company currently intends to conduct asset securitizations at a rate of one per quarter either through private placements or public offerings. The Bank expects to securitize a portfolio of residential and consumer loans during the first quarter of 1997. There can be no assurance the Company will be able to successfully implement this strategy.

     In addition, during the quarter ended December 31, 1996, the Company acquired a lease on a property in the Denver, Colorado metropolitan area out of which it intends to operate a loan center. The Company also acquired the Riverside property by exercising its lease option at a price of $375,000.

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

Ability of the Company to Implement its Business Strategy

     The Company's business strategy is dependent upon its ability to increase its loan origination volume through the nationwide growth of its network of correspondents and brokers, while maintaining its existing levels of origination costs, interest rate spreads and underwriting criteria. Implementation of this strategy will depend in large part on the Company's ability to: (i) expand its correspondent network in markets with a sufficient concentration of borrowers meeting the Company's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably sell its loans in the secondary market or through asset securitizations on a regular basis; (iv) retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Company's failure with respect to any of these factors could impair its ability to successfully implement its strategy which would have a material adverse effect on the Company's results of operations and financial condition. See "Business of the Company - Lending Activities."

Risks Associated with Mortgage Origination, Purchase and Sale Activities

     The Company has been actively involved in the origination, purchase and sale, to institutional investors, of real estate secured loans and, more recently, in asset securitizations. Generally, the profitability of such mortgage financing operations depends on maintaining a sufficient volume of loans for sale and the availability of purchasers. Changes in the level of interest rates and economic factors may affect the amount of loans originated or available for purchase by the Company, and thus the availability of gains on sale of loans and servicing fee income. Changes in the purchasing policies of institutional investors or increases in defaults after funding could substantially reduce the amount of loans sold to such investors or through asset securitizations. Any such changes could have a material adverse effect on the Company's results of operations and financial condition. Although the Company does not currently utilize any specific hedging instruments to minimize exposure to fluctuations in the market price of loans and interest rates with regard to loans held for sale in the secondary mortgage market, management intends to
implement such hedging in the near future.   Therefore, between the time the
Company originates loans and purchase commitments are issued or asset securitizations are completed, the Company is exposed to downward movements in the market price of such loans due to upward movements in interest rates. See "Business of the Company - Lending Activities - Origination and Purchase of Loans" and "-Loan Sales and Asset Securitizations" and "-Sources of Funds."

Dependence on Asset Securitizations and Impact on Quarterly Operating Results

     During the fourth quarter of 1996, the Bank, through its Financial Services Division, completed its first asset securitization, which involved $51.9 million of loans and which generated gains of approximately $4.2 million. A significant component of the Company's business strategy is to generate revenue and net income and provide funding for future originations and purchases of loans through asset securitizations at the rate of one per quarter. There can be no assurance, however, that the Company will be able to successfully implement this approach. Several factors will affect the Company's ability to complete asset securitizations, including conditions in the securities markets generally and in the asset-backed securities markets specifically, the credit quality of the Company's loan portfolio and the Company's ability to obtain credit enhancements. Although the Company obtained a credit enhancement in the Securitization completed during the fourth quarter of 1996 which facilitated a "AAA" rating for the Securitization interests, there can be no assurance that the Company will be able to obtain future credit enhancements on acceptable terms or that future securitizations will be similarly rated. Any substantial reduction in the ability of the Company to complete asset securitizations could have a material adverse effect on the Company's results of operations and financial condition.

     The Company's future revenues and net income are expected to fluctuate in large part as a result of the timing and size of its future asset securitizations. A delay in closing a securitization during a particular quarter would postpone recognition of gain on sale of loans. In addition, unanticipated delays in closing a securitization could also increase the Company's exposure to credit risks and interest rate fluctuations by increasing the period during which the Company holds its loans. If the Company were unable to profitably securitize a sufficient number of its loans in a particular reporting period, the Company's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Company's results of operations, financial condition and capital ratios. The Company records gains on sales of loans through securitization based in part on the fair value of the Residuals received by the Company related to such loans, which are classified as trading securities. The fair values of such Residuals are in turn based in part on market interest rates and projected loan prepayment and credit loss rates. Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses of these or similar securities may require the Company to write down the value of such Residuals and result in a material adverse effect on the Company's results of operations and financial condition. The Company is not aware of an active market for the Residuals. No assurance can be given that the
Residuals could in fact be sold at their carrying value, if at all.   See
"Business of the Company - Loan Sales and Asset Securitizations."

Risks Associated With Sub-Prime Lending

     Through its Liberator Series program, the Company has developed a lending niche for the origination and purchase of mortgage loans to sub-prime borrowers, defined as borrowers who do not qualify for credit under FNMA, Government National Mortgage Association ("GNMA") or FHLMC guidelines. (Borrowers who do qualify are referred to hereinafter as "Agency Qualified" borrowers.) Loans to sub-prime borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have any credit history. Loans to sub-prime borrowers also involve additional liquidity risks, as these loans generally have a more limited secondary market than conventional loans. The actual rates of delinquencies, foreclosures and losses on loans to sub-prime borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. While the Company believes that the underwriting procedures and appraisal processes it employs enable it to somewhat mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such procedures or processes will afford adequate protection against such risks. See "Business of the Company - Lending Activities - Origination and Purchase of Loans" and "- Underwriting."

High Loan to Value Ratios of Portfolio Series Loans

     Through its Portfolio Series program, the Company originates debt consolidation loans for Agency Qualified borrowers. Portfolio Series loans are primarily home equity lines of credit and second deeds of trust generally up to 125% of the appraised value of the real estate underlying the loans. In the event of a default on a Portfolio Series loan by a borrower, there generally would be insufficient collateral to pay off the balance of such loan and the Company, as holder of a second position on the property, would likely lose a substantial portion, if not all, of its investment. While the Company believes that the underwriting procedures it employs enable it to somewhat mitigate the higher risks inherent in such loans, no assurance can be given that such criteria will afford adequate protection against such risks. During the fourth quarter of 1996, the Company securitized $51.9 million in loans of which $37.7 million consisted of Portfolio Series loans. Servicing was retained by the
Company on all loans securitized.   See "Business of the Company - Lending
Activities - Origination and Purchase of Loans" and " - Underwriting."

Dependence on Key Personnel

     The Company depends to a considerable degree on the contributions of a limited number of key management personnel who have had, and will continue to have, a significant role in the development and management of the Company's mortgage financing operations. The continued development of the Company's business strategy depends to a large extent upon the continued employment of Mr. Daniel L. Perl, President and Chief Executive Officer of both the Company and
the Bank.   Most of the senior management personnel in the mortgage lending area have had prior working relationships with Mr. Perl prior to joining the Bank. The loss of such personnel or Mr. Perl could materially adversely affect the Company's business. The Bank has entered into an interim employment agreement with Mr. Perl and upon the completion of the Offerings, the Company and the Bank will each enter into a three year employment agreement with Mr. Perl. See "The Board of Directors and Management of the Bank - Executive Compensation - Employment Agreements."

Risks Related to Mortgage Servicing Rights

     To determine the fair value of its mortgage servicing rights, the Company projects net cash flows expected to be received over the life of the underlying loans. Such projections assume certain servicing costs, prepayment rates and credit losses. As of September 30, 1996, the fair value of the Company's mortgage servicing rights totalled $2.0 million, up from $638,000 at December 31, 1995. In addition, the pooling and servicing agreement relating to the Company's Securitization contains provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Company's right to service the related loans. The mortgage servicing rights on the loans securitized during the fourth quarter of 1996 totalled approximately $722,000.

     There can be no assurance that the Company's estimates used to determine the fair value of mortgage servicing rights will remain appropriate for the life of the loans sold or the Securitization. If actual loan prepayments or credit losses exceed the Company's estimates, the carrying value of the Company's mortgage servicing rights may have to be written down through a charge against earnings. The Company cannot write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Company will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write-down of the Company's mortgage servicing rights in subsequent periods.

Competition

     As a purchaser and originator of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company, targeting customers similar to those of the Company. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's results of operations and financial condition. The Company depends largely on correspondents and brokers for its purchases and originations of new loans with whom the Company's competitors also seek to establish relationships. The Company's future results may become increasingly exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers for such loans. In addition, as the Company expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Company will be able to continue to compete successfully in the markets it serves. See "Business of the Company - Market Area and Competition."

Availability of Funding Sources

     The Company funds substantially all of the loans which it originates or purchases through deposits, internally generated funds or FHLB advances. The Company competes for deposits primarily on the basis of rates, and as a consequence the Company could experience difficulties in attracting deposits to fund its operations if the Company does not continue to offer deposit rates at levels that are competitive with other financial institutions. The Company also uses the proceeds generated by the Company in selling loans in the secondary market or pools of loans in asset securitizations to fund subsequent
originations or purchases.   On an ongoing basis, the Company explores
opportunities to access credit lines as an additional source of funds and, in the future, expects to use the warehouse line of credit and/or the repurchase financing facilities of a national investment banking firm to fund loan originations. To the extent that the Company is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal. Any such event would have a material adverse effect on the Company's results of operations and financial condition. See "Business of the Company - Sources of Funds."

Real Estate Secured Risks

     As part of its lending strategy, the Company has targeted borrowers seeking loans secured by multi-family properties or properties used for commercial business purposes such as small office buildings or light industrial or retail facilities. Although such loans are generally originated for sale, the Company anticipates that its multi-family and commercial real estate portfolios will increase as a percentage of total assets in future periods. Multi-family and commercial real estate loans are generally considered to involve a higher degree of credit risk, be more vulnerable to deteriorating economic conditions and involve higher loan principal amounts than one- to four-family residential mortgage loans. Income producing property values are also subject to greater volatility than owner-occupied residential property values. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for such loans or the future cash flow of the affected properties. Further, any material decline in real estate values, such as the declines experienced in southern California in recent years, generally reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Because of the Company's focus on borrowers who are unable to obtain mortgage financing from conventional mortgage sources, the actual rates of delinquencies, foreclosures and losses on its loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.

     In addition to its lending activity in the State of California, the Company has originated or purchased a significant number of one- to four-family residential mortgage loans on a nationwide basis for sale through its correspondent and wholesale lending activities. Management believes that originating and purchasing loans secured by properties located across the country results in a geographically diversified lending operation which reduces certain risks associated with loan concentrations in a single area. However, there are certain other risks involved in nationwide lending. Some of the properties may be located in states which are experiencing adverse economic conditions, including a general softening in real estate markets and the local economies, which may result in increased loan delinquencies and loan losses. Additionally, regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of mortgagors in default vary greatly from state to state, and these restrictions may limit the Company's ability to foreclose on a property or seek other recovery. See "Business of the Company - Lending Activities."

Potential Impact of Changes in Interest Rates

     The Company's profitability is dependent to a certain extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Interest rate caps on the Company's adjustable-rate mortgage ("ARM") loans and the tendency for changes in COFI, the market index to which many of the Company's ARM loans are indexed, to lag changes in market interest rates may reduce the Company's net earnings in a period of rising interest rates. The Company's ability to originate, purchase and sell loans through its mortgage financing operations is also significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by the Company. A significant decline in interest rates could also decrease the size of the Company's servicing portfolio and the related servicing income by increasing the level of loan prepayments. In an effort to control its interest rate risk the Company has recently been reducing the percentage of loans tied to COFI and been tying more adjustable-rate mortgage loans to current market indices, such as the six-month London Interbank Offered Rate ("LIBOR") or U.S. Treasury Security indices, which reprice more frequently. Additionally, the interest rate adjustments with respect to the Company's investment securities lag rate adjustments to the Company's deposit accounts. Accordingly, the yield on the Company's investment securities may adjust more slowly than the cost of the Company's interest-bearing liabilities in a rising interest rate environment. The Company does not currently utilize any specific hedging instruments to minimize exposure to fluctuations in the market price of loans and interest rates with regard to loans held for sale in the secondary mortgage
market or asset securitizations.   Therefore, between the time the Company
originates the loans and purchase commitments are issued, the Company is exposed to downward movements in the market price of such loans due to upward movements in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Management of Interest Rate Risk."

Absence of Market for Common Stock

     The Company, as a newly organized company, has never issued common stock. The Company has received conditional approval to have its Common Stock quoted on the National Market System of the Nasdaq Stock Market under the symbol "LFCO" upon completion of the Offerings. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that holders of the Common Stock will be able to sell their shares at or above the price per share in the Public Offering. The absence or discontinuance of a market for the Common Stock may have an adverse impact on both the price and liquidity of the Common Stock. In addition, the stock market has on occasion experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price for the Company's Common Stock. See "Market for the Common Stock."

Certain Anti-Takeover Provisions

     Provisions in the Company's Governing Instruments. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered elections of the boards of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company.

     Voting Control of Officers and Directors. Directors and executive officers of the Bank currently own approximately 26.4% of the shares of common stock which, pursuant to the terms of the Reorganization, each share of Common Stock of the Bank will be exchanged for three shares of Common Stock of the Company. In addition, directors and executive officers of the Bank and the Company expect to purchase approximately ______% of the shares of Common Stock to be issued in the Offering. Options for an additional _______ shares may be attributable to directors and officers through the Stock Option Plan. Accordingly, management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders and will continue to have a significant influence over the affairs of the Company and the Bank. Such concentration of ownership may have the effect of delaying, deferring or preventing takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank - Restrictions in the Company's Certificate of Incorporation and Bylaws" and "Management of the Bank - Stock Option Plan."

     Employment Agreement. Daniel L. Perl, the President and Chief Executive Officer, is subject to a letter agreement with the Bank from January 1, 1997 until the consummation of the Offerings. At such time, the Bank and the Company intend to enter into written employment agreements with Mr. Perl. Such employment agreements provide for benefits and cash payments in the event of a change in control of the Company or the Bank. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. See "Management of the Bank - Employment Agreements." Based on current salary and bonus cash payments to be paid in the event of a change in control pursuant to the employment agreements would be approximately $3.2 million. However, the actual amount to be paid in the event of a change in control of the Company or the Bank cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control which cannot be determined at this time.

Financial Institution Regulation and Possible Legislation

     The Company, as a savings association holding company, and the Bank, as a federal savings association, are subject to extensive federal law, regulations and supervision. Such law and regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the federal regulatory authorities. Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their respective operations or the Reorganization. See "Regulation."

     Recently enacted legislation provides that the Bank Insurance Fund ("BIF") and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS were introduced in the 104th Congress. Such legislative proposals would also abolish the OTS and transfer its functions to three federal bank regulators and to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to the regulation of holding companies. All state savings and loan associations would be regulated as state banks by the FDIC. While such legislation was not acted upon by the most recent session of Congress, no assurances can be made that similar legislation will not be introduced in the next session of Congress. The Bank is unable to determine the extent to which such legislation, if enacted, would affect its business.

     Recent Federal legislation known as the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), imposed additional regulatory requirements on mortgage loans having relatively higher origination fees and interest rates, such as those made by the Bank, and the Bank expects its business to be the focus of additional federal and state legislation, and regulation in the future.

Dilution

     Upon completion of the Offerings, there will be an immediate dilution to investors in the Public Offering of the net tangible book value per share of Common Stock of $3.48 per share based on the mid-point of the range of offering prices of $8.00 per share. On an as adjusted basis, the offering price is substantially greater than the effective price at which the existing stockholders purchased their shares and the effective exercise price of the outstanding stock options. See "Dilution."

No Cash Dividends

     Following the Offerings, the Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Dividend Policy."

Environmental Risks

     In the course of its business, the Company has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Company would have adequate remedies against the prior owner or other responsible parties or (iii) the Company would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of 2,500,000 shares of Common Stock offered in the Public Offering (after deducting estimated expenses and fees to FBR) are estimated to be $17.9 million ($20.7 million, if
the underwriters' overallotment option is exercised in full).   Such net
proceeds will be used to (i) acquire Residuals generated by the Bank during the Securitization in the amount of $7.3 million; (ii) acquire an interest in or establish a subsidiary for the purpose of providing short term warehouse lines of credit; (iii) downstream proceeds to the Bank as necessary to fund additional purchases of loans; and (iv) fund general business activities including possible acquisitions of related businesses as opportunities arise. However, the Company has not entered into any arrangement, agreement or understanding with respect to future acquisitions and there can be no assurance that it will do so in the
future.   The Company, upon the Reorganization, will be a unitary savings and loan holding company, which under existing laws would generally not be restricted as to the types of business activities in which it may engage, provided that the Bank continues to be a qualified thrift lender ("QTL"). See "Regulation -- Holding Company Regulation" for a description of certain regulations and proposed regulations applicable to the Company.

                                DIVIDEND POLICY

     The Company presently intends to retain all future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. In the event that the Board of Directors does determine to pay dividends in the future, any such payment will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's or the Bank's financial condition and results of operations, tax considerations and general economic conditions. For information concerning federal regulations regarding the Bank's ability to make capital distributions to the Company, see "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."

     The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. For a discussion of certain circumstances under which the Company may become subject to certain provisions of the California Corporation Code, see "Restrictions on Acquisition of the Company and the Bank--General."

                  MARKET FOR THE COMMON STOCK OF THE COMPANY

         The Company was recently formed and has never issued capital stock. The Company has received conditional approval to have its Common Stock quoted on the National Market System of the Nasdaq Stock Market under the symbol "LFCO" subject to the completion of the Offerings and compliance with certain conditions including the presence of at least two registered and active market makers. FBR has indicated its intention to make a market in the Company's Common Stock. FBR is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time. The Company will seek to encourage and assist at least one other market maker to make a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its quotation on the Nasdaq Stock Market or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the price to the public of the Common Stock after the Offerings. See "Risk Factors - Absence of Market for Common Stock."

                    MARKET FOR THE COMMON STOCK OF THE BANK

         There is no established market for the common stock of the Bank. On January 21, 1997, the last available trading day before the public announcement of the Reorganization and the Offering, the bid and ask prices for the Bank's common stock were $9.00 per share and $11.00 per share, respectively, (or $3.00 per share and $3.67 per share as adjusted for the Reorganization) as reported by FBR. As of January 21, 1997, the Bank's common stock was held by approximately 411 holders of record.

         The Bank has not paid cash dividends on its common stock. The Board of Directors declared a 100% stock dividend to stockholders of record as of February 28, 1996, payable as of March 31, 1996. For a description of regulatory restrictions on the payment of cash dividends and other capital distributions by the Bank, see "Regulation - Federal Savings Institution Regulation - Limitation on Capital Distributions."

                                   DILUTION

         The net tangible pro forma book value of the Common Stock of the Bank at September 30, 1996, was $2.47 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Offerings, assuming an initial public offering price of $8.00 per share, the mid-point of the range of the proposed Offerings and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1996 would have been $25.8 million, or $4.52 per share of Common Stock. This would represent an immediate increase in net tangible book value per share of $2.05 to the existing stockholders of the Bank and an immediate dilution in net tangible book value per share of $3.48 to new investors at the assumed initial public offering price. The following illustrates this dilution per share:

Initial public offering price per share..................................                           $8.00
     Pro forma net tangible book value as of September 30, 1996,
     adjusted for the Reorganization.....................................                            2.47
     Increase in net tangible book value per share attributable
     to new investors....................................................                            2.05
Pro forma net tangible book value after the Public Offering..............

                                                                                                     4.52
                                                                                                    -----
Dilution to new investors................................................                           $3.48

         The following table summarizes, on a pro forma basis, as of September 30, 1996, the relative investments of the existing stockholders of the Bank and new investors in the Company, after giving effect to the Offerings at an assumed price of $8.00 per share:

                                              Shares Purchased            Total Consideration
                                         --------------------------   ---------------------------    Average Price
                                            Number         Percent       Amount         Percent        Per Share
                                         --------------   ---------   ------------    -----------   ----------------
                                                       (Dollars in thousands, except per share amounts)
Existing stockholders(1)..........        3,211,716          56.2%     $ 9,391             32.0%          $2.92
New investors.....................        2,500,000          43.8       20,000             68.0            8.00
                                          ---------          ----       ------             ----
      Total.......................        5,711,716         100.0%     $29,391            100.0%
                                          =========         =====      =======            =====

---------------------
(1)   As adjusted for the three-for-one exchange offer in the Reorganization.

         The foregoing tables assume no exercise of the Underwriters' over-allotment option. If the Underwriter's over-allotment option were exercised in full, the shares purchased from the Company would increase to 2,875,000 shares (47.2% of the shares of Common Stock outstanding after the Offerings) and the total consideration paid to the Company by new investors would increase to $23.0 million (71.0% of the total consideration paid to the Company by all stockholders).

                                CAPITALIZATION

     The following table sets forth the actual capitalization of Bank and the pro forma capitalization of the Company at September 30, 1996 and the pro forma capitalization of the Company as adjusted as of that date to give effect to the Reorganization and the sale by the Company of 2,500,000 shares of Common Stock at the assumed initial public offering price of $8.00 per share (net of underwriting discount and estimated expenses and excluding any exercise by the underwriters of an over-allotment option) offered hereby. The information below should be read in conjunction with the Financial Statements and the Notes thereto which are included elsewhere herein.


                                                                                 At September 30, 1996
                                                                ---------------------------------------------------------
                                                                                                        As Adjusted Based
                                                                                                           on Sale of
                                                                    Bank               Pro Forma      2,500,000 Shares at
                                                                   Actual             of Company        $8.00 Per Share
                                                                -------------        ------------     -------------------
                                                                                (Dollars in Thousands)
Deposits......................................................     $73,326              $73,326             $73,326
                                                                   =======              =======             =======
Common Stock of the Bank, $8.00 stated value..................     $ 8,565                   --                  --
 (10,000,000 shares authorized, 3,211,716 shares
  issued and outstanding, as adjusted to reflect
  the Reorganization)

Common stock of the Company, $0.01 par value..................          --                   32                  57
 (25,000,000 shares authorized, 5,711,716 shares
  issued and outstanding, as adjusted to reflect
  the Reorganization and the Public Offering)
Additional paid-in capital....................................         826                9,359              27,199
Retained earnings (deficit)...................................      (1,454)              (1,454)             (1,454)
                                                                   -------              -------             -------
Total stockholders' equity....................................     $ 7,937              $ 7,937             $25,802
                                                                   =======              =======             =======

Bank Regulatory Capital Ratios:
  Tangible Capital............................................        9.40%                9.40%              25.23%
  Core (leverage) capital.....................................        9.40                 9.40               25.23
  Total risk-based capital....................................       16.06                16.06               37.28

Stockholders' equity to total assets..........................        9.40                 9.40               25.23

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The condensed operating data presented below is derived in part from, and should be read in conjunction with, the Financial Statements and related notes of Life Savings Bank, Federal Savings Bank, presented elsewhere in this Prospectus. The condensed operating data for the nine-month periods ended September 30, 1996 and 1995 is derived from unaudited financial data, but, in the opinion of management reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1996.


                                                      Nine Months Ended
                                                         September 30,                       Year Ended December 31,
                                                  ---------------------------  -------------------------------------------------
                                                     1996           1995            1995               1994            1993
                                                  -----------   -------------  ---------------    --------------   -------------
                                                         (Unaudited)             (Dollars in thousands, except per share data)
Interest income:
  Loans....................................           $4,675       $3,869           $5,434            $4,531          $5,187
  Securities held to maturity..............              184          232              273               189             174
  Other interest earning assets............               63           75              118               104              84
                                                     -------      -------          -------           -------         -------
      Total interest income................            4,922        4,176            5,825             4,824           5,445
                                                     -------      -------          -------           -------         -------
Interest expense:
   Deposit accounts........................            2,507        2,366            3,192             2,534           2,793
   Borrowings..............................              192          160              256               187             252
                                                     -------      -------          -------           -------         -------
      Total interest expense...............            2,699        2,526            3,448             2,721           3,045
                                                     -------      -------          -------           -------         -------
         Net interest income before provision
         for estimated loan losses.........            2,223        1,650            2,377             2,103           2,400
Provision for estimated loan losses........              359          835            1,194             1,306             404
                                                     -------      -------          -------           -------         -------
         Net interest income after
         provision for estimated loan losses           1,864          815            1,183               797           1,996
                                                     -------      -------          -------           -------         -------
Non-interest income:
   Loan servicing and other
      fees.................................              321           95              231               164             161
   Service charges on deposit
      accounts.............................               93           76              111                84              86
   Net gains from mortgage
     financing operations..................            3,759        2,548            3,575             1,428           1,144
   Other income ...........................               91           85              103                12               6
                                                     -------      -------          -------           -------         -------
      Total non-interest income............            4,264        2,804            4,020             1,688           1,397
                                                     -------      -------          -------           -------         -------
Non-interest expense:
   Compensation and benefits ..............            3,206        1,838            2,544             1,575           1,403
   Premises and occupancy .................              538          314              471               418             384
   Data processing.........................              281          140              208               167             151
   (Gain) loss on foreclosed real
      estate, net..........................              171          137               53               280             228
   FDIC insurance premiums.................              136          135              184               186             189
   SAIF special assessment.................              448           --               --                --              --
   Marketing...............................              119           42               65                55              85
   Telephone...............................              159          100              143               128              67
   Professional services...................              137           73               92                86             105
   Other expense ..........................              623          403              629               561             581
      Total non-interest expense...........            5,818        3,182            4,389             3,456           3,193
                                                     -------      -------          -------           -------         -------
Income (loss) before income tax
   provision (benefit).....................              310          437              814              (971)            200
Income tax provision (benefit).............              142          232              294              (300)            107
                                                     -------      -------          -------           -------         -------
      Net income (loss)...................            $  168       $  205           $  520            $ (671)         $   93
                                                     =======      =======          =======           ========        =======

Net income (loss) per share (pro forma)....           $ 0.05       $ 0.06           $ 0.16            $(0.21)         $ 0.03
                                                     =======      =======          =======           ========        =======

AVERAGE BALANCE SHEETS

        The following tables set forth certain information relating to the Bank at September 30, 1996, and for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. The yields and costs include fees which are considered adjustments to yields.

                                                      At September 30, 1996      Nine Months Ended September 30, 1996
                                                ----------------------------   ----------------------------------------
                                                                                 Average                     Average
                                                    Balance      Yield/Cost      Balance       Interest     Yield/Cost
                                                --------------  ------------   -----------    ----------   ------------
Assets:                                                                   (Dollars in thousands)
   Interest-earning assets:
     Interest-earning deposits
       and short-term investments............          $13,372         3.99%      $ 4,568       $   162          4.73%
     Investment securities, net(1)...........              802         4.49         2,227            85          5.09
     Loans receivable, net (2)...............           62,357         8.69        71,240         4,675          8.75
     Mortgage-backed securities, net(1)......               10         4.69            11             1         12.12
                                                       -------                    -------        ------
         Total interest-earning assets.......           76,541         7.83        78,046         4,923          8.41
                                                                                                 ------
   Non-interest-earning assets...............            7,857                      4,173
                                                       -------                    -------
         Total assets........................          $84,398                    $82,219
                                                       =======                    =======
Liabilities and Equity:
   Interest-bearing liabilities:
     Passbook accounts.......................          $ 4,346         2.07       $ 4,479            78          2.32
     Money market accounts...................            4,267         2.85         4,343            90          2.76
     Checking accounts.......................            7,432         1.17         6,672            66          1.32
     Certificate accounts....................           57,281         5.28        54,811         2,273          5.53
                                                       -------                    -------       -------
         Total...............................           73,326         4.53        70,305         2,507          4.75
     Borrowings(3)...........................                0         0.00         4,318           192          5.93
                                                       -------                    -------       -------
         Total interest-bearing liabilities..           73,326         4.53        74,623         2,699          4.82
   Non-interest bearing liabilities..........            3,136                      1,802
                                                       -------                    -------
         Total liabilities...................           76,462                     76,425
   Equity....................................            7,936                      5,794
                                                       -------                    -------
         Total liabilities and equity........          $84,398                    $82,219
                                                       =======                    =======
   Net interest income before provision
      for estimated loan losses..............                                                   $ 2,224
                                                                                                =======
   Net interest rate spread(4)...............                          3.30                                      3.59
   Net interest margin(5)....................                          3.79                                      3.80
   Ratio of interest-earning assets to
     interest-bearing liabilities............                        104.38                                    104.59


                                                             Nine Months Ended September 30, 1995
                                                        ----------------------------------------------
                                                          Average                          Average
                                                          Balance         Interest        Yield/Cost
                                                        ------------    -------------   --------------
                                                                   (Dollars in thousands)
Assets:
   Interest-earning assets:
     Interest-earning deposits
       and short-term investments............             $ 4,076          $   157            5.14%
     Investment securities, net(1)...........               3,551              149            5.59
     Loans receivable, net (2)...............              64,907            3,870            7.95
     Mortgage-backed securities, net(1)......                  13                1           10.26
                                                          -------          -------
         Total interest-earning assets.......              72,547            4,177            7.68
                                                                           -------
   Non-interest-earning assets...............               2,020
                                                          -------
         Total assets........................             $74,567
                                                          =======
Liabilities and Equity:
   Interest-bearing liabilities:
     Passbook accounts.......................               5,182              105            2.70
     Money market accounts...................               5,712              112            2.61
     Checking accounts.......................               6,436               65            1.35
     Certificate accounts....................              50,357            2,084            5.52
                                                          -------          -------
         Total...............................              67,687            2,366            4.66
     Borrowings(3)...........................               2,354              160            9.06
                                                          -------          -------
         Total interest-bearing liabilities..              70,041            2,526            4.81
   Non-interest bearing liabilities..........                 778
                                                          -------
         Total liabilities...................              70,819
   Equity....................................               3,748
                                                          -------
         Total liabilities and equity........             $74,567
                                                          =======
   Net interest income before provision
      for estimated loan losses..............                              $ 1,651
                                                                           =======
   Net interest rate spread(4)...............                                               2.87
   Net interest margin(5)....................                                               3.03
   Ratio of interest-earning assets to
     interest-bearing liabilities............                                             103.58

-------------------------------
(1) Includes unamortized discounts and premiums and certificates of deposit.
(2) Amount is net of deferred loan origination fees, unamortized discounts and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Lending Activities."
(3) The average yield on borrowings for the nine months ended September 30, 1995 included the effects of $46,000 in interest expense on a swap transaction with a notional principal balance of $2.0 million. Without this added expense, the average yield on borrowings for the nine months ended September 30, 1995 would have been 6.46%, and the yield on total interest bearing liabilities for the same period would have been 4.72%. The $2.0 million swap agreement matured on November 7, 1995.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.


                                                                                   Year Ended December 31,
                                                           -------------------------------------------------------------------------
                                                                            1995                                   1994
                                                           ------------------------------------     --------------------------------
                                                                                       Average                              Average
                                                             Average                   Yield/        Average                 Yield/
                                                             Balance      Interest      Cost         Balance    Interest      Cost
                                                           -----------   ----------   ---------     ---------  ----------   -------
                                                                                        (Dollars in thousands)
Assets:
   Interest-earning assets:
     Interest-earning deposits and short-term
       investments.......................................    $ 3,958       $  117         2.96%      $ 2,992    $   103      3.44%
     Investment securities, net(1).......................      3,384          273         8.07         4,269        189      4.43
     Loans receivable, (2)...............................     66,207        5,434         8.21        66,068      4,530      6.86
     Mortgage-backed securities, net(1)..................         12            1         8.33            14          1      7.14
                                                            --------      -------                   --------    -------
         Total interest-earning assets...................     73,561        5,825         7.92        73,343      4,823      6.58
                                                                           ------                                ------
   Non-interest-earning assets...........................      2,120                                   2,253
                                                             -------                                 -------
         Total assets....................................    $75,681                                 $75,596
                                                             =======                                 =======
Liabilities and Equity:
   Interest-bearing liabilities:
     Passbook accounts...................................    $ 5,090          127         2.50       $ 7,048        157      2.23
     Money market accounts...............................      5,493          144         2.62         6,512        163      2.50
     Checking accounts...................................      6,434           86         1.34         6,180         88      1.42
     Certificate accounts................................     50,607        2,835         5.60        49,851      2,126      4.26
                                                             -------       ------                    -------     ------
         Total...........................................     67,624        3,192         4.72        69,591      2,534      3.64
     Borrowings(3).......................................      3,112          256         8.23         1,864        187     10.03
                                                             -------       ------                    -------    -------
         Total interest-bearing liabilities..............     70,736        3,448         4.87        71,455      2,721      3.81
                                                                           ------                                ------
   Non-interest-bearing liabilities......................      1,132                                     196
                                                             -------                                 -------
         Total liabilities...............................     71,868                                  71,651
   Equity................................................      3,813                                   3,945
                                                             -------                                 -------
         Total liabilities and equity....................    $75,681                                 $75,596
                                                             =======                                 =======
   Net interest income before provision
       for estimated loan losses.........................                  $2,377                                $2,102
                                                                           ======                                ======
   Net interest rate spread(4)...........................                                 3.05                               2.77
   Net interest margin(5)................................                                 3.23                               2.87
   Ratio of interest-earning assets to
      interest-bearing liabilities.......................                               103.99                             102.64



                                                                           Year Ended December 31,
                                                                     -----------------------------------
                                                                                     1993
                                                                     -----------------------------------
                                                                                               Average
                                                                      Average                   Yield/
                                                                      Balance      Interest      Cost
                                                                     ---------    ----------   ---------
                                                                            (Dollars in thousands)
Assets:
   Interest-earning assets:
     Interest-earning deposits and short-term
       investments.......................................             $ 3,356       $    84        2.50%
     Investment securities, net(1).......................               4,305           173        4.02
     Loans receivable, (2)...............................              68,793         5,187        7.54
     Mortgage-backed securities, net(1)..................                  17             1        5.88
                                                                     --------         -----
         Total interest-earning assets...................              76,471         5,445        7.12
                                                                                      -----
   Non-interest-earning assets...........................               3,468
                                                                      -------
         Total assets....................................             $79,939
                                                                      =======
Liabilities and Equity:
   Interest-bearing liabilities:
     Passbook accounts...................................             $ 7,623           192        2.52
     Money market accounts...............................               6,200           174        2.81
     Checking accounts...................................               6,390           105        1.64
     Certificate accounts................................              52,961         2,321        4.38
                                                                      -------        ------
         Total...........................................              73,174         2,792        3.82
     Borrowings(3).......................................               1,011           253       25.02
                                                                      -------        ------
         Total interest-bearing liabilities..............              74,185         3,045        4.10
                                                                                     ------
   Non-interest-bearing liabilities......................               1,352
                                                                       ------
         Total liabilities...............................              75,537
   Equity................................................               4,402
                                                                      -------
         Total liabilities and equity....................             $79,939
                                                                      =======
   Net interest income before provision
       for estimated loan losses.........................                            $2,400
                                                                                     ======
   Net interest rate spread(4)...........................                                          3.02
   Net interest margin(5)................................                                          3.14
   Ratio of interest-earning assets to
      interest-bearing liabilities.......................                                        103.08

------------------------
(1)  Includes unamortized discounts and premiums and certificates of deposit.
(2) Amount is net of deferred loan origination fees, unamortized discounts and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Lending Activities."
(3) The average yield on borrowings for the years ending December 31, 1995, 1994 and 1993 included the effects of $52,000, $96,000 and $215,000, respectively, in interest expense on swap transactions with a notional principal balance of $2.0 million in 1995 and 1994, and $4.0 million in 1993. Without this added expense, the average yield on borrowings for the years ending December 31, 1995, 1994 and 1993 would have been 6.56%, 4.88% and 3.76% respectively. The yield on total interest bearing liabilities for the years ending December 31, 1995, 1994 and 1993 would have been 4.80%, 3.67% and 3.81%, respectively. Of the $4.0 million in swap contracts affecting 1993, $2.0 million matured on November 7, 1993. The remaining $2.0 million in swap contracts matured on November 7, 1995.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

        Rate/Volume Analysis. The following table presents the extent to which
        --------------------
changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                        Nine Months Ended
                                                       September 30, 1996
                                                           Compared to                    Year Ended December 31, 1995
                                                        Nine Months Ended                         Compared to
                                                       September 30, 1995                 Year Ended December 31, 1994
                                              -------------------------------------   ------------------------------------
                                                Increase (Decrease)                     Increase (Decrease)
                                                       Due to                                  Due to
                                              ------------------------                ------------------------
                                                Volume         Rate         Net         Volume         Rate         Net
                                              ----------    ----------   ----------   -----------   ----------   ---------
                                                                          (Dollars in thousands)
Interest-earning assets:
    Interest-earning deposits and
       short-term investments..............       $ 19        $  (14)      $   5          $ 30         $  (15)     $  15
    Investment securities, net.............        (52)          (12)        (64)          (46)           129         83
    Loans receivable, net(1)...............        396           409         805            10            894        904
    Mortgage-backed securities, net........          -             -           -             -              -          -
                                                ------        ------      ------           ---         ------     ------
       Total interest-earning assets.......        363           383         746            (6)         1,008      1,002

Interest-bearing liabilities:
    Money market accounts..................       $(28)       $    6       $ (22)         $(26)             7        (19)
    Passbook accounts......................        (13)          (14)        (27)          (47)            17        (30)
    Checking accounts......................          2            (1)          1             4             (6)        (2)
    Certificate accounts...................        185             4         189            33            677        710
    Borrowings.............................        101           (69)         32           108            (39)        69
                                                  ----          ----        ----          ----          -----        ---
       Total interest-bearing liabilities..        247           (74)        173            72            656        728
Change in net interest income..............       $116          $457        $573          $(78)          $352       $274
                                                  ====          ====        ====         =====           ====       ====



                                                       Year Ended December 31, 1994
                                                                Compared to
                                                       Year Ended December 31, 1993
                                                   -------------------------------------
                                                     Increase (Decrease)
                                                            Due to
                                                   ------------------------
                                                     Volume         Rate         Net
                                                   ----------    ----------   ----------
                                                           (Dollars in thousands)
Interest-earning assets:
    Interest-earning deposits and
       short-term investments..............         $ (10)         $  29        $  19
    Investment securities, net.............            (1)            17           16
    Loans receivable, net(1)...............          (200)          (456)        (656)
    Mortgage-backed securities, net........             -              -            -
                                                    -----          -----        -----
       Total interest-earning assets.......          (211)          (410)        (621)

Interest-bearing liabilities:
    Money market accounts..................         $   8            (19)         (11)
    Passbook accounts......................           (14)           (21)         (35)
    Checking accounts......................            (3)           (14)         (17)
    Certificate accounts...................          (133)           (62)        (195)
    Borrowings.............................           139           (205)         (66)
                                                    -----          -----        -----
       Total interest-bearing liabilities..            (3)          (321)        (324)
Change in net interest income..............         $(208)         $ (89)       $(297)
                                                    =====          =====        =====

-------------------------
(1)    Includes interest on loans held for sale.

SUMMARY

         The Company is involved in the origination, purchase, sale and servicing of non-conventional mortgage loans principally secured by first and second mortgage loans on one- to four-family residences. The Company has focused on Liberator Series loans which are for the purchase or refinance of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "sub-prime borrowers," or loans which have other non-conforming features. In addition, of the Company has originated a substantial number of Portfolio Series loans which are debt consolidation loans for Agency Qualified borrowers. The Company purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers throughout the country. The Company funds substantially all of the loans which it originates or purchases through deposits, internally generated funds and FHLB advances. In the immediate and foreseeable future, the Company will also fund loans from proceeds, if any, derived from asset securitizations. Deposit flows and cost of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of savings in the Company's market area. The Company's ability to purchase or sell loans is influenced by the general level of product available from its correspondent relationships and the willingness of investors to purchase the loans at an acceptable price to the Company. Due to substantial activity in the purchase and sale of loans in recent years, the gain on sale of loans has been significant. The Company anticipates utilizing a portion of the net proceeds from the Public Offering to continue to expand its mortgage financing operations. See "Business of the Company" and "Use of Proceeds." The Company's results of operations are also affected by the Company's provision for loan losses and the level of operating expenses. The Company's operating expenses primarily consist of employee compensation and benefits, premises and occupancy expenses, and other general expenses. The Company's results of operations are also affected by prevailing economic conditions, competition, government policies and actions of regulatory agencies. See "Regulation."

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

GENERAL

         The Company reported net income of $168,000 for the nine months ended September 30, 1996, which represented a $38,000 decrease from the net income of $206,000 for the nine months ended September 30, 1995. Net income for the nine months ended September 30, 1996 was adversely impacted by a non-recurring expense for compensation and benefits of $354,000 which was incurred during the quarter ended June 30, 1996, and a non-recurring SAIF premium expense of $448,000 which was incurred during the quarter ended September 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Company. See "Management of the Company - Consultation Agreement." The net income for the nine months ended September 30, 1996 would have been $650,000 if these charges had not been incurred.

         Gains from mortgage financing operations for the nine months ended September 30, 1996 totalled $3.8 million compared to $2.5 million for the nine months ended September 30, 1995 due to the expansion of the mortgage financing operations and increased marketing effort therefrom. The expansion of the mortgage financing operation resulted in loan originations and purchases totalling $148.4 million for the nine months ended September 30, 1996 compared to $96.9 million for the nine months ended September 30, 1995. The related sales of loans increased from $92.5 million for the nine months ended September 30, 1995 to $141.1 million for the nine months ended September 30, 1996. The expansion in mortgage financing operations included the addition of the Riverside, California mortgage financing center and a corresponding increase in personnel from an average of 43 people for the nine months ended September 30, 1995 to 87 for the nine months ended September 30, 1996. The additional staff allowed for increased marketing, processing and underwriting efforts and the ability to increase the number of broker and correspondent relationships but also added to non-interest expense for the period.

         The increase in average interest earning assets from $72.5 million for the nine months ended September 30, 1995 to $78.0 million for the nine months ended September 30, 1996, combined with a substantial increase in yield on those assets, which increased from 7.68% for the nine months ended
September 30, 1995 to 8.41% for the nine months ended September 30, 1996, also contributed to the increase in earnings. In addition, capital increased by a net $3.5 million as a result of a private placement offering by the Bank (the "Private Placement") which was completed on August 13, 1996. The Bank completed a public securitization of $51.9 million in loans during the fourth quarter of 1996 which is expected to have a substantial impact on the net income for such period. Additionally, the Company intends to conduct securitizations at a rate of one per quarter either through private placements or in public offerings. There can be no assurances that asset securitizations will be completed in future periods or, if completed, will favorably impact the net income of the Company. See "Risk Factors - Risks Related to Asset Securitizations" and "Business of the Company - Lending Activities - Loan Sales and Asset Securitizations."

INTEREST INCOME

         Interest income increased from $4.2 million for the nine months ended September 30, 1995 to $4.9 million for the nine months ended September 30, 1996 due to an increase in the yield on interest-earning assets as well as the average balances of those assets. The Company's yield on average interest-earning assets increased to 8.41% for the nine months ended
September 30, 1996 compared to 7.68% for the nine months ended
September 30, 1995. The total average interest-earning assets increased from $72.5 million for the nine months ended September 30, 1995 to $78.0 million for the nine months ended September 30, 1996. The largest single component of interest-earning assets was loans receivable, net, which increased from an average of $64.9 million for the nine months ended September 30, 1995 to $71.2 million for the nine months ended September 30, 1996. The increase in the average loans receivable, net was due to an increase in the loans held for sale from the expansion of the mortgage financing operations. Loans held for sale, net, increased from $19.0 million at September 30, 1995 to $24.9 million at September 30, 1996, while loans held for investment declined from $43.1 million at September 30, 1995 to $37.4 million at September 30, 1996. Except for loans specifically originated to be held for investment, all loans are originated or purchased for sale in the secondary market or through securitizations. See "Business of the Company - Lending Activities." The yield on loans receivable increased from 7.95% for the nine months ended September 30, 1995 to 8.75% for the nine months ended September 30, 1996.

INTEREST EXPENSE

         Interest expense increased from $2.5 million for the nine months ended September 30, 1995 to $2.7 million for the nine months ended September 30, 1996. Total average interest-bearing liabilities increased from $70.0 million with an average yield of 4.81% for the nine months ended September 30, 1995 to $74.6 million with an average yield of 4.82% for the nine months ended September 30, 1996. Interest expense for the nine months ended September 30, 1995 was adversely impacted by the effects of an interest rate swap which matured on November 7, 1995 which caused an increase in interest expense on borrowings of $46,000 for the nine months ended September 30, 1995. Without this expense, the yield on borrowings for the nine months ended September 30, 1995 would have been 6.46%, and the yield on interest-bearing liabilities would have been 4.72%. The interest expense increase also reflects the rise in average borrowings, which were $4.3 million for the nine months ended September 30, 1996, compared to $2.4 million for the nine months ended September 30, 1995. Finally, interest expense rose due to the increased level of certificate accounts which averaged $54.8 million for the nine months ended September 30, 1996 compared to $50.4 million for the nine months ended September 30, 1995.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

         Net interest income before provision for estimated loan losses for the nine months ended September 30, 1996 was $2.2 million compared to $1.7 million for the nine months ended September 30, 1995. This increase was primarily due to the increase in the net interest margin from 3.03% for the nine months ended September 30, 1995 to 3.80% for the nine months ended September 30, 1996, and the increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 103.58% for the nine months ended September 30, 1995 to 104.59% for the nine months ended September 30, 1996.

PROVISION FOR ESTIMATED LOAN LOSSES

         The provision for estimated loan losses was $359,000 for the nine months ended September 30, 1996 compared to $835,000 for the nine months ended September 30, 1995. The decrease in the provision resulted from the Company's quarterly analysis of its loan portfolio, the decrease in charge offs of loans and the increase in recoveries and management's belief that property values in the southern California market had stopped deteriorating. In addition, the amount of the provision for estimated loan losses is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as the adverse economic conditions in the Company's market area. Also, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for estimated loan losses. Such agencies may require the Company to provide additions to the allowance based upon judgements which differ from those of Management. Charge offs for the nine months ended September 30, 1996 were $632,000 compared to $831,000 for the nine months ended September 30, 1995. For the nine months ended September 30, 1996, net charge offs to average gross loans outstanding were 0.71%, compared to 1.19% for the nine months ended September 30, 1995. Recoveries increased from $61,000 for the nine months ended September 30, 1995 to $124,000 for the nine months ended September 30, 1996. Non-performing assets as a percent of total assets decreased from 3.54% at September 30, 1995 to 3.36% at September 30, 1996. At September 30, 1996, the allowance for estimated loan losses was $1.0 million compared to $897,000 at September 30, 1995. The allowance for estimated loan losses as a percent of total assets was 1.22% at September 30, 1996 compared to 1.21% at September 30, 1995. The allowance for estimated loan losses as a percent of non-performing loans was 55.66% at September 30, 1996 compared to 61.95% at September 30, 1995. While management believes its has adequately provided for losses and does not expect any material loss on its loans in excess of allowances already recorded, no assurance can be given that additional loans will not be delinquent or that the collateral for such loans will be sufficient to prevent losses in the event of foreclosure. Management believes that the allowance for loan losses at September 30, 1996 was adequate to absorb known and inherent risks in the Company's loan portfolio. No assurance can be given, however, that economic conditions which may adversely affect the Company's or the Bank's service areas or other circumstances will not be reflected in increased losses in the loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or take charge-offs (reductions in the allowance) in anticipation of losses. See "Business of the Company -Lending Activities - Delinquencies and Classified Assets" and "- Lending Activities -Allowance for Estimated Loan Losses."

NON-INTEREST INCOME

         Gains from mortgage financing operations for the nine months ended September 30, 1996 were $3.8 million compared to $2.5 million for the nine months ended September 30, 1995. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold totaling $141.1 million for the nine months ended September 30, 1996 compared to $92.5 million for the nine months ended September 30, 1995. Loans originated and purchased totalled $148.4 million for the nine months ended September 30, 1996 compared to $96.9 million for the nine months ended September 30, 1995, which resulted in an increase in loan servicing and other fees from $95,000 for the nine months ended September 30, 1995 to $321,000 for the nine months ended September 30, 1996. Consistent with management's business strategy, it is anticipated that the Company's business will consist of mortgage financing operations in future periods. The inability of the Company to implement its business strategy would have a material adverse affect on the Company's financial condition at results of operations. See "Risk Factors - Ability of the Company to Implement its Business Strategy."

NON-INTEREST EXPENSE

         Non-interest expense was $5.8 million for the nine months ended September 30, 1996 compared to $3.2 million for the nine months ended September 30, 1995 due primarily to the expansion of mortgage financing operations, a non-recurring increase in compensation and benefits and the non-recurring SAIF assessment. New loans originated and purchased increased from $96.9 million for the nine months ended September 30, 1995 to $148.4 million for the nine months ended September 30, 1996, which resulted in increased employee commissions and bonuses.

         Compensation and benefits increased from $1.8 million for the nine months ended September 30, 1995 to $3.2 million for the nine months ended September 30, 1996. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel, which increased from an average of 43 people for the nine months ended September 30, 1995 to 87 for the nine months ended September 30, 1996, combined with a non-recurring expense for compensation and benefits of $354,000 which was incurred during the nine months ended September 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Company. See "Management of the Company - Consultation Agreement."

         Premises and occupancy increased from $314,000 for the nine months ended September 30, 1995 to $538,000 for the nine months ended September 30, 1996 due to the addition of the Riverside, California mortgage banking center. The loan office is approximately 7,500 square feet, with the additional space being utilized for the increase in personnel and the expansion of the mortgage financing operations. With the increase in the loans originated and purchased, and the increase in personnel, data processing expense increased from $140,000 for the nine months ended September 30, 1995 to $281,000 for the nine months ended September 30, 1996.

         As a result of the expansion of the mortgage financing operations, marketing expense increased from $42,000 for the nine months ended September 30, 1995 to $119,000 for the nine months ended September 30, 1996. In addition, telephone expense increased from $100,000 for the nine months ended
September 30, 1995 to $159,000 for the nine months ended September 30, 1996, and professional services increased from $73,000 for the nine months ended
September 30, 1995 to $137,000 for the nine months ended September 30, 1996.

         The Company incurred a charge of $448,000 due to the non-recurring SAIF special assessment which was incurred during the nine months ended September 30, 1996. No similar charge was assessed for the nine months ended September 30, 1995. In addition, other expenses also increased, although no single item exceeded 1.0% of gross income.

INCOME TAXES

         The provision for income taxes decreased from $232,000 for the nine months ended September 30, 1995 to $142,000 for the nine months ended
September 30, 1996. The decrease in income taxes is the result of the decline in income before tax, which decreased from $437,000 for the nine months ended September 30, 1995 to $310,000 for the nine months ended September 30, 1996. The effective tax rate declined from 53.1% for the nine months ended September 30, 1995 to 45.8% for the nine months ended September 30, 1996. The change in effective tax rates is primarily due to adjustments to the deferred tax valuation and reserves for unknown tax liabilities.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

         Total assets increased from $74.1 million at December 31, 1995 to $84.4 million at September 30, 1995, with the majority of the increase attributable to an increase in cash and cash equivalents. Cash and cash equivalents were $3.9 million at December 31, 1995 and increased to $15.4 million at September 30, 1996 due to (i) net proceeds from the issuance of common stock in the Private Placement totalling $3.5 million, (ii) principal repayments on loans totalling $7.5 million, (iii) proceeds from the maturity of $2.0 million in securities held to maturity, (iv) an increase in deposit accounts of $5.8 million; and (v) an increase in loans held for sale.

         Loans held for sale increased from $21.7 million at December 31, 1995 to $24.9 million at September 30, 1996, for a net increase of $3.2 million, due to the expansion of the Company's mortgage financing operations. Loan originations and purchases totalled $148.4 million for the nine months ended September 30, 1996, while loan sales totalled $141.1 million for the nine months ended September 30, 1996, The net difference in originations and purchases and loan sales for the nine months ended September 30, 1996 was $7.3 million, which was offset by $4.1 million in loan repayments of principal.

         Loans held for investment decreased from $41.7 million at December 31, 1995 to $37.5 million at September 30, 1996 due to principal repayments and foreclosures. Except for loans specifically originated to be held for investment, all loans originated or purchased through the mortgage financing operations are originated or purchased for sale in the secondary market.

         Mortgage servicing rights increased from $683,000 at December 31, 1995 to $2.0 million at September 30, 1996. The increase is directly related to the expansion of the mortgage financing operations, and the effects of the implementation of SFAS No. 122, which was adopted by the Company on July 1, 1995. SFAS No. 122 allows for the capitalization of mortgage servicing rights on loans originated or purchased. See "- Impact of New Accounting Standards."

         The increase in assets was funded by an increase in deposits and the net proceeds from the Private Placement of $3.5 million. Deposit accounts were $73.3 million at September 30, 1996 compared to $67.5 million at December 31, 1995. The increase in deposits was due to favorable interest rate market conditions which allowed for an increase in certificate accounts from $51.8 million at December 31, 1995 to $57.3 million at September 30, 1996. The yield on average certificate accounts was 5.28% for the nine months ended September 30, 1996, compared to 5.60% for the year ended December 31, 1995.

         With the addition of $3.5 million in capital from the Private Placement, tangible, core and risk based capital ratios increased from 5.68%, 5.68% and 10.17% as of December 31, 1995, respectively, to 9.40%, 9.40% and 16.06% as of September 30, 1996, respectively. During the same period, non-performing loans as a percent of gross loans increased from 2.17% as of December 31, 1995 to 2.94% as of September 30, 1996. Non-performing assets as a percent of total assets increased from 3.00% as of December 31, 1995 to 3.36% as of September 30, 1996. The increase in non-performing loans is a direct result of the Company's more aggressive approach to resolving problem assets and its non-accrual policy. Loans over 90 days past due totalled $1.2 million at September 30, 1996 compared to $1.3 million at December 31, 1995. See "Business of the Company - Lending Activities - Delinquencies and Classified Assets."

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

         The Company reported net income of $520,000 for the year ended
December 31, 1995, which represented a $1.2 million increase from the net loss of $671,000 for the year ended December 31, 1994. The increase in net income for the year ended December 31, 1995 compared to the year ended December 31, 1994 was attributable to the increase in mortgage financing operations and an increase in net interest income. Loans originated and purchased totalled $134.8 million for the year ended December 31, 1995 compared to $72.8 million for the year ended December 31, 1994. The increase in loans originated and purchased is due to the restructuring and expansion of the mortgage financing operations during 1994 and 1995.

         During 1994, the Company hired new management to restructure the mortgage financing operations, changing the lending strategy from traditional mortgage banking and portfolio lending to focusing on sub-prime mortgage financing. During the period of restructuring in the first half of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

         Gains from mortgage financing operations were $3.6 million for the year ended December 31, 1995 compared to $1.4 million for the year ended December 31, 1994 due to the expansion of the mortgage financing operations and the increase in sales of loans which were generated as a result of this expansion. Loan sales were $126.9 million for the year ended December 31, 1995 compared to $65.7 million for the year ended December 31, 1994. In addition, based on the change in the loans generated and therefore the change in the market demand for these loans, gains on sale as a percentage of loans sold increased from 2.17% for the year ended December 31, 1994 to 2.82% for the year ended December 31, 1995.

         In addition, interest income increased due to the types of loans being generated. Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Company's net interest margin increased to 3.23% for the year ended December 31, 1995 compared to 2.87% for the year ended December 31, 1994. The Company's yield on loans receivable, the single largest component of interest-earning assets, increased from 6.86% for the year ending December 31, 1994 to 8.21% for the year ending December 31, 1995.

         As a result of these events, the Company's return on average assets and return on average equity increased to 0.69% and 13.64%, respectively, for the year ended December 31, 1995, compared to (0.89%) and (17.01%), respectively, for the year ended December 31, 1994.

INTEREST INCOME

         Interest income increased from $4.8 million for the year ended
December 31, 1994 to $5.8 million for the year ended December 31, 1995 due to an increase in the yield on interest earning assets as well as the average balances of those assets. The Company's yield on average interest earning assets increased to 7.92% for the year ended December 31, 1995 compared to 6.58% for the year ended December 31, 1994 due to the increase in loans held for sale from $17.1 million at December 31, 1994 to $21.7 million at December 31, 1995 as compared to loans held for investment which decreased from $47.1 million at December 31, 1994 to $41.7 million at December 31, 1995. The total average interest earning assets increased from $73.3 million for the year ended
December 31, 1994 to $73.6 million for the year ended December 31, 1995. The largest single component of interest-earning assets was loans receivable, net. The yield on loans receivable increased from 6.86% for the year ended
December 31, 1994 to 8.21% for the year ended December 31, 1995. Except for loans specifically originated to be held for investment, all loans are originated or purchased for sale in the secondary market or through securitizations.

INTEREST EXPENSE

         Interest expense increased from $2.7 million for the year ended December 31, 1994 to $3.4 million for the year ended December 31, 1995. Total average interest-bearing liabilities decreased from $71.5 million with an average yield of 3.81% for the year ended December 31, 1994 to $70.7 million with an average yield of 4.87% for the year ended December 31, 1995. The yield on certificate accounts increased from 4.26% for the year ended December 31, 1994 to 5.60% for the year ended December 31, 1995. The level of certificate accounts averaged $50.6 million for the year ended December 31, 1995 compared to $49.9 million for the year ended December 31, 1994. The interest expense increase also reflects the rise in average borrowings, which were $3.1 million for the year ended December 31, 1995, compared to $1.9 million for the year ended December 31, 1994. The yield on borrowings was adversely affected by interest rate swaps which matured on November 7, 1995. During the years ended December 31, 1995 and December 31, 1994, the interest on swaps totalled $52,000 and $96,000, respectively, which increased the yield on borrowings for the years ended December 31, 1995 and December 31, 1994 to 8.23% and 10.03%, respectively. Without the interest on the swaps, the yield on borrowings would have been 6.56% for the year ended December 31, 1995 and 4.88% for the year ended December 31, 1994. Furthermore, the yield on total interest bearing liabilities for the years ended December 31, 1995 and December 31, 1994 would have been 4.80% and 3.67% without the interest on the swaps.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

         Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Company's net interest margin increased to 3.23% for the year ended December 31, 1995 compared to 2.87% for the year ended December 31, 1994. Average interest-earning assets to interest-bearing liabilities increased from 102.64% at December 31, 1994 to 103.99% at December 31, 1995.

PROVISION FOR ESTIMATED LOAN LOSSES

         The provision for estimated loan losses was $1.2 million for the year ended December 31, 1995 compared to $1.3 million for the year ended December 31, 1994. The decrease in the provision resulted from the Company's analysis of its loan portfolio and an increase in the recoveries of the loans previously charged off. Recoveries for the year ended December 31, 1995 were $65,000 compared to $3,000 for the year ended December 31, 1994. Based on the changing economic conditions in southern California, where substantially all of the Company's loans held for investment are located, the Company changed its policy during 1994 to aggressively charge off problem assets and to improve its collection procedures. This revised policy, however, resulted in a greater level of recoveries in subsequent periods. In addition, non-performing assets as a percent of total assets declined from 3.42% at December 31, 1994 to 3.00% at December 31, 1995. The Company's allowance for estimated loan losses increased from $832,000 at December 31, 1994 to $1.2 million at December 31, 1995. The allowance for estimated loan losses increased as a percent of total assets to 1.59% at December 31, 1995 compared to 1.17% at December 31, 1994, and the allowance for estimated loan losses as a percent of non-performing loans increased to 84.25% at December 31, 1995 compared to 44.04% at December 31, 1994.

NON-INTEREST INCOME

         Gains from mortgage financing operations for the year ended
December 31, 1995 were $3.6 million compared to $1.4 million for the year ended December 31, 1994 due to the expansion of the mortgage financing operations. During 1994, the Company hired new management to restructure the mortgage financing operations, changing the lending strategy from a traditional mortgage banking and portfolio lending operation to a strategy of a sub-prime mortgage financing operations. During the period of restructuring in the first six months of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing, underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

         Loan servicing and other fees were $231,000 for the year ended
December 31, 1995 compared to $164,000 for the year ended December 31, 1994 due to the expansion of the mortgage financing operations. With the adoption of SFAS No. 122 in July of 1995, the Company retained a greater portion of its servicing, which resulted in an increase in servicing for other investors from $48.2 million as of December 31, 1994 to $189.5 million as of December 31, 1995. See "- Impact of New Accounting Standards."

NON-INTEREST EXPENSE

         Total non-interest expense totalled $4.4 million for the year ended December 31, 1995 compared to $3.5 million for the year ended December 31, 1994. This increase is primarily attributable to the expenses related to compensation and benefits increasing from $1.6 million for the year ended December 31, 1994 to $2.5 million for the year ended December 31, 1995. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel. Loans originated and purchased increased from $72.8 million for the year ended December 31, 1994 to $134.8 million for the year ended December 31, 1995, which resulted in increased employee commissions.

         Premises and occupancy, data processing and other expense increased as a result of the addition of the Riverside loan center in November 1995 and the increased loan activity during the year ended December 31, 1995 compared to the year ended December 31, 1994.

INCOME TAXES

         The provision for income taxes increased from a benefit of $300,000 for the year ended December 31, 1994 to an expense of $294,000 for the year ended December 31, 1995. This increase is a result of income before income taxes of $814,000 for the year ended December 31, 1995 compared to a loss before income taxes of $971,000 for the year ended December 31, 1994 and the resulting increase in the Company's effective rate from 30.9% to 36.2% for the year ended December 31, 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1995 AND DECEMBER 31, 1994

         Total assets increased from $71.4 million as of December 31, 1994 to $74.1 million as of December 31, 1995, which was directly attributable to loans held for sale. Loans held for sale increased to $21.7 million at December 31, 1995 compared to $17.1 million at December 31, 1994, which was offset by a decrease in loans held for investment from $47.1 million at December 31, 1994 to $41.7 million at December 31, 1995. During the year ended December 31, 1995 the Company originated and purchased $134.8 million in loans, which were offset by prepayments and sales totalling $126.9 million. Cash and cash equivalents also increased during the year ended December 31, 1995 to $3.9 million from $1.5 million at December 31, 1994 due to the increase in deposits from $65.7 million at December 31, 1994 to $67.5 million at December 31, 1995.

         The increase in assets were funded by an increase in deposits and other liabilities. Borrowings totalled $1.3 million as of December 31, 1994 compared to zero at December 31, 1995. Deposits slightly increased from $65.7 million at December 31, 1994 to $67.5 million at December 31, 1995. Other liabilities increased as a result of an increase in loans serviced for others and the corresponding impounds thereon. With earnings of $520,000 for the year ended December 31, 1995, total stockholders' equity increased from $3.7 million for the year ended December 31, 1994 to $4.3 million for the year ended December 31, 1995.

         Tangible, core and risk based capital ratios increased from 5.25%, 5.25% and 10.00% as of December 31, 1994, to 5.68%, 5.68% and 10.17% as of
December 31, 1995, respectively. During the same period, non-performing loans as a percent of gross loans decreased from 2.90% as of December 31, 1994 to 2.17% as of December 31, 1995. Non-performing assets as a percent of total assets decreased from 3.42% to 3.00% as of December 31, 1994 and December 31, 1995, respectively. See "Business of the Company - Delinquencies and Classified Assets."

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

GENERAL

         The Company reported a net loss of $671,000 for the year ended December 31, 1994 compared to net income of $93,000 for the year ended December 31, 1993. The decrease in net income for the year ended December 31, 1994 compared to the year ended December 31, 1993 was directly attributable to an increase in the provision for estimated loan losses and a decrease in net interest income. Loans originated and purchased totalled $72.8 million for the year ended December 31, 1994 compared to $82.0 million for the year ended December 31, 1993. The decrease in loans originated and purchased is due to the restructuring and expansion of the mortgage financing operations during 1994.

         During 1994, the Company hired new management to restructure the mortgage financing operations, changing the lending strategy from a traditional mortgage banking and portfolio lending operation to a strategy of a sub-prime mortgage financing operations. During the period of restructuring in the first half of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing, underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 as a result of the restructuring.

         Provisions for estimated loans losses increased from $404,000 for the year ended December 31, 1993 to $1.3 million for the year ended December 31, 1994 due to the increase in charge offs. Charge offs increased from $301,000 for the year ended December 31, 1993 to $913,000 for the year ended December 31, 1994. The increase in charge offs is the result of the change in the Company's policy which occurred in 1994 relating to aggressively resolving non-performing assets, as well the southern California real estate market, in which a majority of the Company's loans held for investment are located. As a result, the Company's allowance for estimated loan losses increased from $436,000 at December 31, 1993 to $832,000 at December 31, 1994.

         Gains from mortgage financing operations were $1.4 million for the year ended December 31, 1994 compared to $1.1 million for the year ended December 31, 1993 due to the restructuring of the mortgage financing operations and the increase in gains on sale as a percentage of total sales of loans which were generated as a result of this restructuring. Loan sales were $65.7 million for the year ended December 31, 1994 compared to $71.0 million for the year ended December 31, 1993. Based on the change in the types of loans generated and therefore the change in the market demand for these loans, gains on sale as percentage of loans sold increased from 1.61% for the year ended December 31, 1993 to 2.17% for the year ended December 31, 1994.

         In addition, interest income declined due to the rapidly declining interest rate environment and the high level of non-performing loans at the beginning of 1994. Net interest income before provision for estimated loan losses for the year ended December 31, 1994 was $2.1 million compared to $2.4 million for the year ended December 31, 1993. The Company's net interest margin decreased to 2.87% for the year ended December 31, 1994 compared to 3.14% for the year ended December 31, 1993. The Company's yield on loans receivable, the single largest component of interest-earning assets, decreased from 7.54% for the year ending December 31, 1993 to 6.86% for the year ending December 31, 1994. Non-performing assets were $3.9 million at December 31, 1993 (and therefore the beginning of 1994) and declined to $2.4 million at December 31, 1994. This decline is a result of the change in policy during 1994 to aggressively foreclose on non-performing assets and resolve non-performing assets as quickly as possible.

         As a result of these events, the Company's return on average assets and return on average equity were (0.89%) and (17.01%), respectively, for the year ended December 31, 1994, compared to 0.12% and 2.11%, respectively, for the year ended December 31, 1993.

INTEREST INCOME

         Interest income decreased from $5.4 million for the year ended December 31, 1993 to $4.8 million for the year ended December 31, 1994 due to a decline in the yield on interest-earning assets as well as the average balances of those assets. The Company's yield on average interest-earning assets decreased to 6.58% for the year ended December 31, 1994 compared to 7.12% for the year ended December 31, 1993. In addition, interest income declined due to the rapidly declining interest rate environment and the high level of non-performing loans at the beginning of 1994. Total average interest-earning assets decreased from $76.5 million for the year ended December 31, 1993 to $73.3 million for the year ended December 31, 1994. Non-performing loans were $3.9 million at December 31, 1993 (and therefore the beginning of 1994) and declined to $2.4 million at December 31, 1994. This decline is the result of the change in policy during 1994 to aggressively foreclose on non-performing assets and resolve non-performing assets as quickly as possible.

INTEREST EXPENSE

         Interest expense decreased from $3.0 million for the year ended December 31, 1993 to $2.7 million for the year ended December 31, 1994. The yield on certificate accounts decreased from 4.38% for the year ended December 31, 1993 to 4.26% for the year ended December 31, 1994. The level of certificate accounts averaged $49.9 million for the year ended December 31, 1994 compared to $53.0 million for the year ended December 31, 1993. The interest expense decrease also reflects the effects of interest rate swaps. The yield on borrowings was adversely affected by interest rate swaps which matured on November 7, 1995 and November 7, 1993. During the years ended December 31, 1994 and December 31, 1993, the interest on swaps totalled $96,000 and $215,000, respectively, which increased the yield on borrowings for the years ended December 31, 1994 and December 31, 1993 to 10.03% and 25.02%, respectively. Without the interest on the swaps, the yield on borrowings would have been 4.88% for the year ended December 31, 1994 and 3.76% for the year ended December 31, 1993. Furthermore, the yield on total interest-bearing liabilities for the years ended December 31, 1994 and December 31, 1993 would have been 3.67% and 3.81% without the interest on the swaps.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

         Net interest income before provision for estimated loan losses for the year ended December 31, 1994 was $2.1 million compared to $2.4 million for the year ended December 31, 1993. This decrease was primarily due to a decrease in the Company's net interest margin from 3.14% for the year ended December 31, 1993 to 2.87% for the year ended December 31, 1994 and a decrease in the average interest-earning assets to average interest-bearing liabilities ratio from 103.08% at December 31, 1993 to 102.64% at December 31, 1994.

 PROVISION FOR ESTIMATED LOAN LOSSES

         The provision for estimated loan losses was $1.3 million for the year ended December 31, 1994, an increase compared to $404,000 for the year ended December 31, 1993. The increase in the provision resulted from the Company's analysis of its loan portfolio and an increase in charge offs of loans. Charge offs for the year ended December 31, 1994 were $913,000 compared to $302,000 for the year ended December 31, 1993. At December 31, 1994, the allowance for estimated loan losses was $832,000 compared to $436,000 at December 31, 1993. The allowance for estimated loan losses as a percent of total assets was 1.17% at December 31, 1994 compared to 0.56% at December 31, 1993. The allowance for estimated loan losses as percent of non-performing loans was 44.04% at December 31, 1994 compared to 20.02% at December 31, 1993.

         The increase in charge-offs was attributable to a decline in the market value of real estate in the Southern California market, combined with a change in collection and foreclosure policy, which expedites the foreclosure process to return assets to a performing status on a faster time frame. As part of this process, the Company would occasionally negotiate a short sale, in which the borrower would sell a property at its current market value even though it was less than the loan balance owing at that time. This resulted in lower losses than if the Company had continued to incur costs through the foreclosure process and subsequent holding period in order to sell the property.

         Non-performing loans as a percent of gross loans receivable declined from 3.24% as of December 31, 1993 to 2.90% at December 31, 1994. Non-performing assets as a percent of total assets decreased from 5.05% at December 31, 1993, to 3.42% at December 31, 1994.

NON-INTEREST INCOME

         Gains from mortgage financing operations for the year ended December 31, 1994 were $1.4 million compared to $1.1 million for the year ended December 31, 1993. This increase was attributable to the increase in mortgage financing operations, with loan sales totalling $71.0 million for the year ended December 31, 1993 compared to $65.7 million for the year ended December 31, 1994. Income from mortgage financing operations as a percentage of loans sold increased from 1.61% for the year ended December 31, 1993 to 2.17% for the year ended December 31, 1994.

NON-INTEREST EXPENSE

         Due to the addition of personnel in the restructuring of the mortgage financing operations, compensation and benefits increased from $1.4 million for the year ended December 31, 1993 to $1.6 million for the year ended December 31, 1994. As a result of the declining real estate market in southern California, losses on foreclosed real estate increased from $228,000 for the year ended December 31, 1993 to $280,000 for the year ended December 31, 1994.

INCOME TAXES

         The provision for income taxes decreased from an expense of $107,000 for the year ended December 31, 1993 to a benefit of $300,000 for the year ended December 31, 1994. This decrease is a result of a loss before income taxes of $971,000 for the year ended December 31, 1994 compared to income before income taxes of $200,000 for the year ended December 31, 1993 and the resulting decrease in the Company's effective rate from 53.4% to 30.9% for these periods.

MANAGEMENT OF INTEREST RATE RISK

         The principal objective of the Bank's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of appropriate risk given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with Board approved guidelines through the establishment of prudent asset concentration guidelines. Through such management, management of the Bank seeks to reduce the vulnerability of the Bank's operations to changes in interest rates. Management of the Bank monitors its interest rate risk as such risk relates to its operational strategies. The Bank's Board of Directors reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Bank.

         Net Portfolio Value. The Bank's interest rate sensitivity is monitored by Management through the use of a model which estimates the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The sensitivity measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline (the "Sensitivity Measure"). The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Bank utilizes a market value model prepared by the OTS (the "OTS NPV model"), which is prepared quarterly, based on the Bank's quarterly Thrift Financial Reports filed with the OTS. The OTS NPV model measures the Bank's interest rate risk by approximating the Bank's NPV, which is the net present value of expected cash flows from assets, liabilities and any off-balance sheet contracts, under various market interest rate scenarios which range from a 400 basis point increase to a 400 basis point decrease in market interest rates. The interest rate risk policy of the Bank provides that the maximum permissible change at a 400 basis point increase or decrease in market interest rates is a 45% change in the net portfolio value. The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, an institution whose sensitivity measure exceeds 2% would be required to deduct an interest rate risk component in calculating its total capital for purpose of the risk-based capital requirement. See "Regulation - Federal Savings Institution Regulation." As of September 30, 1996, the most recent date for which the relevant data is available, the Bank's sensitivity measure, as measured by the OTS, resulting from a 200 basis point decrease in interest rates was -73 basis points and would result in a $583,000 reduction in the NPV of the Bank. The NPV Ratio sensitivity measure is below the threshold at which the Bank could be required to hold additional risk-based capital under OTS regulations. The OTS has postponed the date the component will first be deducted from an institution's total capital to provide the OTS with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies. See "Regulation - Federal Savings Institution Regulation."

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the impact of the Bank's business or strategic plans on the structure of interest-earning assets and interest-bearing liabilities. Accordingly, although the NPV measurement provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results. The results of this modeling are monitored by Management and presented to the Board of Directors, quarterly.

         The following table shows the NPV and projected change in the NPV of the Bank at September 30, 1996 assuming an instantaneous and sustained change in market interest rates of 100, 200, 300 and 400 basis points.

            INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                                                                                      NPV as % of Portfolio
                                         Net Portfolio Value                             Value of Assets
                          -------------------------------------------------   -------------------------------------
   Change in Rates           $ Amount          $ Change         % Change          NPV Ratio            %Change
----------------------    --------------   ----------------   -------------   -----------------   -----------------
                                       (Dollars in thousands)
       + 400 bp               $11,425          $(1,319)            (10)%             13.30%            - 104 bp
       + 300 bp                12,080             (664)             (5)              13.90              - 44 bp
       + 200 bp                12,561             (183)             (1)              14.30               - 3 bp
       + 100 bp                12,802               57               -               14.47              + 13 bp
         Static                12,744                                                14.33
       - 100 bp                12,469             (276)             (2)              13.99              - 35 bp
       - 200 bp                12,162             (583)             (5)              13.61              - 73 bp
       - 300 bp                12,026             (718)             (6)              13.39              - 94 bp
       - 400 bp                12,039             (705)             (6)              13.31             - 102 bp

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, FHLB advances, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, and to a lesser extent, interest payments on investment securities and proceeds from the maturation of investment securities. In the immediate and foreseeable future, the Company also plans to fund loans from the proceeds derived from asset securitizations. See "Risk Factors - Availability of Funding Sources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. However, the Company has continued to maintain the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. The Company's average liquidity ratios were 9.4%, 8.9% and 9.6% for the years ended December 31, 1995, 1994 and 1993, respectively, and 7.6% and 10.2% for the nine months ended September 30, 1996 and 1995, respectively. Management currently attempts to maintain a liquidity ratio between 5.0 and 8.0 percent.

         The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by (used in) operating activities were $(7.2) million and $2.4 million for the nine months ended September 30, 1996 and 1995, respectively, and were $(1.8) million, $(14.0) million, and $191,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Net cash provided by (used in) investing activities consisted primarily of investments and mortgage-backed securities purchases, offset by principal collections on loans and proceeds from maturation of investments and paydowns on mortgage-backed securities. Proceeds from the maturation of investment securities and paydowns of mortgage-backed securities were $2.0 million and $2.0 million for the nine months ended September 30, 1996 and 1995, respectively, and $3.6 million, $19.2 million and $223,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Net cash provided by (used in) financing activities consisted primarily of net activity in deposit accounts and FHLB advances. The net increase in deposits and advances was $5.8 million and $240,139 for the nine months ended September 30, 1996 and 1995, respectively, and $596,081, $(6.3) million and $(510,365) for the years ended December 31, 1995, 1994 and 1993, respectively.

         At September 30, 1996, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $7.9 million, or 9.4% of total adjusted assets, which is above the required level of $1.3 million, or 1.50%; core capital of $7.9 million, or 9.4% of total adjusted assets, which is above the required level of $2.6 million, or 3.0%, and risk-based capital of $8.6 million, or 16.1% of risk-weighted assets, which is above the required level of $4.6 million, or 8.0%. See "Capitalization" and "Regulation - Federal Savings Institutions Regulation - Capital Requirements."

         The Company's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At September 30, 1996, cash and short-term investments totalled $15.4 million. The Company has other sources of liquidity if a need for additional funds arises, including the utilization of FHLB advances. At September 30, 1996, the Company had no advances outstanding from the FHLB. Other sources of liquidity include investment securities maturing within one year. On an on-going basis, the Company explores opportunities to access credit lines as an additional source of funds for its mortgage financing operations and expects to use the warehouse line of credit and/or the repurchase financing facilities of a national investment banking firm to fund loan originations in the near future. See "Risk Factors - Availability of Funding Sources."

         The Company currently has no material contractual obligations or commitments for capital expenditures. At September 30, 1996 the Company had outstanding commitments to originate mortgage loans and to purchase mortgage loans of $3.2 million, and $5.8 million, respectively compared to $1.8 million and $8.1 million, respectively at December 31, 1995. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. See "Business of the Company - General." Certificates of deposit which are scheduled to mature one year or less from September 30, 1996, totalled $46.9 million. The Company expects that a substantial portion of the maturing certificates of deposit will be retained by the Company at maturity.

IMPACT OF INFLATION AND CHANGING PRICES

         The Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

         In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Company's income from operations or financial condition.

         Effective July 1, 1995, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amended SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax earnings of $594,000, net income of $438,000 and earnings per share of $0.23, as adjusted, for the year ended December 31, 1995.

         In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting methods, which require accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995. The Company did not adopt the recognition provisions of SFAS No. 123 with respect to the Stock Option Plan.

         In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125") which was amended by SFAS No. 127. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Retroactive application of this Statement is not permitted. The Company does not anticipate that the implementation of SFAS No. 125 will have a material impact on its results of operations or financial condition.

                             LIFE FINANCIAL CORP.

         Life Financial Corp. is a Delaware corporation recently organized by the Bank as a financial services holding company. The Company will own all of the capital stock of the Bank upon completion of the Reorganization. Immediately following the Reorganization, the only significant assets of the Company will be the capital stock of the Bank and the net proceeds of the Offering. Net proceeds received by the Company will be used to (i) acquire Residuals generated by the Bank during the Securitization; (ii) acquire an interest in or establish a subsidiary for the purpose of providing short term warehouse lines of credit;
(iii) downstream proceeds to the Bank as necessary to fund additional purchases and sales of loans; and (iv) fund general business activities including possible acquisitions of related businesses as opportunities arise. However, the Company has not entered into any arrangement, agreement or understanding with respect to future acquisitions and there can be no assurance that it will do so in the future. On an interim basis, the net proceeds are expected to be invested in short to intermediate-term investment securities and mortgage-backed securities. See "Use of Proceeds" and "Business of the Company."

         The Company's principal executive offices are located at 4110 Tigris Way, Riverside, California 92503 and its telephone number at that location is
(909) 280-5100.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

         The Bank originally was chartered as a stock savings and loan association under the laws of the State of California in 1983 and became a federally chartered stock savings bank in 1991. The Bank conducts its business from its home office in San Bernardino, California, mortgage financing office in Riverside, California, a loan center in Jacksonville, Florida and a recently established loan center in the Denver, Colorado metropolitan area. At
September 30, 1996, the Bank had total assets of $84.4 million, total deposits of $73.3 million and total equity of $7.9 million. The Bank's deposits are insured up to the maximum allowable amount by the SAIF of the FDIC.

         The Bank's corporate offices are located at 1598 East Highland Avenue, San Bernardino, California 92404 and its telephone number is (909) 886-9751.

                            BUSINESS OF THE COMPANY

BACKGROUND

         General. The Company originates, purchases, sells and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Company has focused on Liberator Series loans which are for the purchase or refinance of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "sub-prime borrowers" or loans which have other non-conforming features. In addition, the Company has originated a substantial number of Portfolio Series loans which are debt consolidation loans for Agency Qualified borrowers. The Company purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers on a nationwide basis. Except for a limited number of loans specifically originated for retention in the Company's portfolio as loans held for investment, since 1994, loans originated or purchased through the loan operation are generally originated for sale in the secondary mortgage market and, more recently, in asset securitizations. During the fourth quarter of 1996, the Company securitized $51.9 million of loans in a "AAA" rated securitization. The Company generally retains the servicing rights on the majority of loans sold and securitized and may sell servicing rights at a later date depending on market opportunities. In addition, the Company engages in retail lending activities in its primary market area on a limited basis. The Company funds substantially all of the loans which it purchases or originates through deposits from customers concentrated in the communities surrounding its home office in San Bernardino, internally generated funds, and FHLB advances. In the immediate and foreseeable future, the Company also plans to fund loans from the proceeds derived from asset securitizations. On an on-going basis, the Company explores opportunities to access credit lines as an additional source of funds and expects to use the warehouse line of credit and/or the repurchase financing facilities of a national investment banking firm to fund loan originations in the future. There can be no assurances, however, that the Company will be able to complete future asset securitizations as planned or that the Company will be able to access lines of credit. See "Risk Factors - Risks Related to Asset Securitizations" and " - Availability of Funding Sources."

         Strategy. During the early 1990s, Southern California experienced reduced employment levels as a result of the downsizing of the defense industry, corporate relocations and the general weakness of the national economy. Additionally, the area experienced a general weakening of real estate values and a reduction in home sales and construction. At the same time, the Company experienced increased competition both in originating and selling conforming loans, which resulted in nominal growth in the Company's lending operations during this time. Consequently, the Company's results of operations were adversely impacted and the Company began to experience increases in total non-performing loans held for investment.

         In 1994, the Company retained new management experienced in the sub-prime business to reorganize its lending operations and revise underwriting policies and procedures. A strategic plan was developed for the Company pursuant to which (1) the Company reorganized its lending strategies, changing strategies from a strategy which emphasized traditional mortgage banking operations and traditional portfolio lending to a financial services operation strategy focusing on the origination for sale, while retaining servicing, of (i) Portfolio Series loans; (ii) Liberator Series loans; (iii) commercial real estate loans; and (iv) multi-family real estate loans; (2) the Company adopted revised underwriting procedures and instituted more aggressive procedures for resolving problem loans and for reducing the level of non-performing assets; and
(3) the Company improved its profitability.

         As part of the Company's strategic plan, the Company developed an internal structure of operating divisions, each with distinct objectives and management focus including (i) the Financial Services Division, with emphasis on wholesale origination of residential mortgage loans; (ii) the Income Capital Services Division which originates and sells commercial and multi-family loans;
(iii) the Retail Loan Division which concentrates on offering the Company's loan products to the public primarily in the Company's primary market area; (iv) the Asset Management Division which services loans and REO for both the Company and for purchasers of loans (the "Investors"); and (v) the Banking Division which offers depository services to the public. Within this structure, the Company began to implement its strategic plan and as a result of this strategy:

         . The Company has experienced considerable growth in loan production, as total purchases and originations increased from $72.8 million for the year ended December 31, 1994 to $134.8 million for the year ended December 31, 1995 and were $148.4 million for the nine months ended September 30, 1996. Similarly, the Company's loan sales increased from $65.7 million for the year ended December 31, 1994 to $126.9 million for the year ended December 31, 1995 and were $141.2 million for the nine month period ended September 30, 1996. Gains from mortgage financing operations increased from $1.4 million for the year ended December 31, 1994 to $3.6 million for the year ended December 31, 1995 and were $3.8 million for the nine months ended September 30, 1996. Loan servicing and other fees have increased from $164,000 for the year ended December 31, 1994 to $231,000 for the year ended December 31, 1995 and were $321,000 for the nine month period ended September 30, 1996. At September 30, 1996 the Company was servicing $123.4 million of loans for others.

         . Non-performing assets as a percent of total assets have decreased from 5.05% at December 31, 1993 to 3.36% at September 30, 1996. Non-performing loans as a percent of gross loans receivable has decreased from 3.24% at December 31, 1993 to 2.94% at September 30, 1996 while the allowance for estimated loan losses as a percent of gross loans receivable has increased from 0.65% at December 31, 1993 to 1.63% at September 30, 1996. The level of non-performing loans as a percent of gross loans receivable and the level of non-performing assets to total assets have increased to 2.94% and 3.36%, respectively, during the nine months ended September 30, 1996 from 2.17% and 3.00%, respectively, at December 31, 1995.

         . Primarily due to the success of the Company's mortgage financing operations, the Company's net income increased to $520,000 for the year ended December 31, 1995 despite the costs of resolving problem loans originated in prior periods. The Company had net income of $93,000 for the year ended December 31, 1993 and experienced a net loss of $671,000 for the year ended December 31, 1994. For the nine months ended September 30, 1996, the Company had net income of $168,000. Non-interest income increased from $1.4 million for the year ended December 31, 1993 to $1.7 million for the year ended December 31, 1994 to $4.0 million for the year ended
                  December 31, 1995 and was $4.3 million for the nine month period ended September 30, 1996. Non-interest expense increased from $4.4 million for the year ended December 31, 1995 to $5.9 million for the nine months ended September 30, 1996. This increase was primarily due to the Company's $448,000 share of an industry-wide special assessment levied against the March 31, 1995 deposit bases of all savings institutions in the country with deposits insured by the SAIF in order to recapitalize the SAIF and a non-recurring expense for compensation and benefits of $354,000 which was incurred in the nine months ended September 30, 1996. Net income for the nine months ended September 30, 1996, would have been $650,000 if these charges had not been incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESTRUCTURING

         General. In 1996, management of the Bank determined that in order to become a full service financial services company it would be necessary (i) to reorganize into the holding company form of organization, (ii) to form separate holding company subsidiaries, (iii) to restructure the Bank by forming separate operating subsidiaries, and (iv) to raise additional capital to fund operations and expansion.

         The Reorganization. The Boards of Directors of the Company and the Bank unanimously approved and entered into the Plan of Reorganization pursuant to which the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of the Company, subject to the approval of the Bank's stockholders. See "The Reorganization." Management believes that the holding company form of organization will provide the Company with more flexibility and a greater ability to compete with other financial services companies in the market place.

         Formation of Company Subsidiary. The Company has established Life Investment Holdings, a bankruptcy remote entity, for the purpose of holding the Residuals created by its asset securitizations. Immediately upon the completion of the Offerings, the Company will acquire $7.3 million of Residuals resulting from the Securitization completed in the fourth quarter of 1996. Due to regulatory restrictions, the Bank is limited in the amount of investment in Residuals that it can retain. It is intended that any future Residuals will be purchased by this subsidiary, as a result of such regulatory limitations. See "Business of the Company - Investments."

         In addition to the foregoing, upon the completion of the Offerings, the Company may acquire or establish a subsidiary to provide warehouse lines of credit to meet the cash flow needs of smaller loan originators on a short-term basis, which it is expected will in turn create additional sources of loans for the Company to purchase and securitize. See "Use of Proceeds."

         Formation of Operating Subsidiaries. Applications and notices are in the process of being prepared for filing with the appropriate regulatory agencies to form several operating subsidiaries.

         . Life Financial Services, which primarily operates out of an owned facility in Riverside, California, will assume the functions of the Life Financial Services Division of the Bank. This subsidiary will continue to focus on Liberator Series loans, which are loans for the purchase or refinancing of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "sub-prime borrowers" and on other non-conforming loans. In addition, this subsidiary will continue to originate Portfolio Series loans, which are debt consolidation loans for Agency Qualified Borrowers. During the fourth quarter of 1996, the Company securitized $51.9 million of loans through a public offering of "AAA rated," credit enhanced, asset-backed securities. See "Business of the Company - Loan Sales and Asset Securitizations." Through this subsidiary, the Company intends to conduct asset securitizations at a rate of one per quarter and, in the future, plans to transfer this subsidiary directly to the Company. There can be no assurance, however, that any asset securitizations will be completed in the future. The Bank raised $3.5 million net in the Private Placement during the third quarter of 1996 which provided it with the capital to undertake its first asset securitization. Although there can be no assurances in this regard, management intends to expand the operations of this subsidiary and expects its operations to create a major source of revenue for the Company.

         . Life Income Capital is being established for the purpose of originating and selling multi-family and commercial real estate loans. Prior to the third quarter of 1996, the Bank was substantially limited in its ability to originate such loans by its level of available capital. Although the Bank had the ability to raise the funds to finance such loans prior to the third quarter of 1996, with the level of leveraging needed to do so, it would have been unable to maintain its required capital ratios during the period of origination to sale. Although there can be no assurances in this regard, management intends to expand the operations of this subsidiary and expects its operations to create a major source of revenue for the Company. See "Risk Factors - Real Estate Secured Risks" for a discussion of the risks associated with multi-family and commercial real estate lending.

         . Life Asset Management is being established as a direct subsidiary of the Bank to service loans and REO for both the Bank and for purchasers of loans.

         The Retail Lending Division and the Banking Depository Division will remain within the Bank. In addition, as part of its liquidity and investment portfolios, the Bank will continue to hold investments in U.S. government and agency securities. As part of its ongoing commitment to the Southern California area and more specifically to the Inland Empire region, which consists of the counties of San Bernardino and Riverside, the Bank will lend to and invest in community development programs. As of January 1997, the Bank had committed to lend or invest $2.5 million in such projects. See " - Lending Activities - One- to Four-Family Lending."

         Capital Raising. In order to fund the acquisition of the Residuals currently in the Bank's portfolio, to acquire or form a subsidiary to provide warehouse lines of credit and for general corporate purposes, including the origination and purchase of loans to be securitized or sold in the secondary market and the growth and expansion of operations through the establishment of retail lending and mortgage banking offices, the Company is conducting the Public Offering to raise approximately $17.9 million in Net Proceeds in connection with the Reorganization.

MARKET AREA AND COMPETITION

         As a purchaser and originator of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Company targeting customers similar to those of the Company. The entrance of these competitors into the Company's market could have a material adverse effect on the Company's results of operations and financial condition.

         Competition can take many forms, including convenience in obtaining a loan, service, marketing and distribution channels and interest rates. Furthermore, the current level of gains realized by the Company and its competitors on the sale of the type of loans purchased and originated is attracting additional competitors, including at least one quasi-governmental agency, into this market with the effect of lowering the gains that may be realized by the Company on future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's borrowers to refinance their loans. During economic slowdowns or recessions, the Company's borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

         The Company depends largely on correspondents and brokers for its purchases and originations of new loans. The Company's competitors also seek to establish relationships with the Company's correspondents and brokers. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

         In addition, the Company faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities. In order to compete with these other institutions with respect to deposits and fee services, the Company relies principally upon local promotional activities, personal relationships established by officers, directors and employees of the Company and specialized services tailored to meet the individual needs of the Company's customers.

COMPETITIVE STRENGTHS

         Management believes that its competitive strengths include prompt, responsive service, its underwriting process, an extensive correspondent network with which the Company has had previous experience and repeat business and a diversified network of investors to which the Company sells loans in the secondary mortgage market. As a result of its Securitization of $51.9 million of loans in the fourth quarter of 1996, the Company has established a relationship with a nationally recognized investment banking firm with whom or through whom it intends to offer future asset securitizations. There can be no assurances, however, that any future asset securitizations will be undertaken or completed. See "Risk Factors - Risks Related to Asset Securitizations" and "Business of the Company - Loan Sales and Asset Securitizations." Management believes that it has the capacity to process more loans than it currently is processing and that it can process such loans at a lower cost than some of its competitors. In most cases, the Company conditionally approves loans within 48 hours from receipt of an application and funds loans immediately upon receipt of all conditions for approval of the loan. Life Financial Service's ability to process and fund loans is further enhanced by the support and complementary operations of the Company. Management believes that the Company's underwriting process is also enhanced by its experienced staff and their utilization of a software program designed to evaluate the borrower's credit history based upon geographic location, demographic information and other credit scoring techniques.

LENDING ACTIVITIES

         Loan Portfolio Composition. At September 30, 1996, the Company had
         --------------------------
gross loans outstanding of $62.9 million, of which $24.5 million were held for sale. The Company's gross loan portfolio consists of $60.0 million or 81.1% of mortgage loans secured by one- to four-family residences. The remainder of the portfolio consists of $8.2 million of commercial real estate and land loans, or 13.0% of total gross loans; $3.4 million of multi-family mortgage loans, or 5.4% of total gross loans; and $337,000 of consumer and other loans, or 0.5% of total gross loans. At September 30, 1996, 69.6% of the Company's mortgage loans had adjustable interest rates. In recent periods, the Company has sought to decrease the percentage of adjustable-rate mortgage loans held for investment which are tied to COFI, an index that lags changes in general market rates of interest and increase the percentage tied to LIBOR or U.S. Treasury security indices as these tend to reprice more frequently. It is the current practice of the Company to only invest in loans which are tied to COFI on a case by case basis. Of the Company's adjustable-rate mortgage loans at September 30, 1996, 63.4% were indexed to COFI, 6.8% were indexed to the prime rate and 29.8% were indexed to either the LIBOR or U.S. Treasury security indices.

         The types of loans that the Company may originate are subject to federal and state law and regulations. Interest rates charged by the Company on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

         The following table sets forth the composition of the Company's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.


                                            At September 30,                              At December 31,
                                          ---------------------  -------------------------------------------------------------------
                                                   1996                   1995                   1994                  1993
                                          ---------------------  ----------------------  --------------------  --------------------
                                                       Percent                Percent                Percent              Percent
                                                          of                     of                    of                    of
                                            Amount      Total      Amount      Total      Amount      Total     Amount     Total
                                          -----------  --------  ----------  ----------  ---------  ---------  --------  ----------
                                                                            (Dollars in thousands)
Real estate(1):
  Residential:
    One- to four-family..................   $50,967      81.05%    $54,298      84.10%    $53,755      82.62%   $55,841     83.01%
    Multi-family.........................     3,405       5.41       2,412       3.74       2,685       4.12      2,296      3.41
  Commercial and land....................     8,174      13.00       7,522      11.66       8,131      12.50      8,389     12.47
Other loans:
  Loans secured by deposit accounts......       201       0.32         186       0.29         213       0.33        396      0.59
  Unsecured commercial loans.............        68       0.11          70       0.11         197       0.30        190      0.28
  Unsecured consumer loans...............        68       0.11          63       0.10          84       0.13        162      0.24
                                            -------     ------     -------     ------     -------     ------    -------    ------
      Total gross loans..................    62,883     100.00%     64,551     100.00%     65,065     100.00%    67,274    100.00%
                                                        ======                 ======                 ======               ======
Less:
  Deferred loan origination (costs) fees.      (502)                    (7)                    56                   109
  Allowance for estimated loan losses....     1,028                  1,177                    832                   436
                                            -------                -------                -------               -------
      Loans receivable, net..............   $62,357                $63,381                $64,177               $66,729
                                            =======                =======                =======               =======


                                                        At December 31,
                                          -------------------------------------------
                                                   1992                  1991
                                          ----------------------  -------------------
                                                       Percent               Percent
                                                          of                   of
                                            Amount      Total      Amount     Total
                                          ----------  ----------  --------  ---------
                                                     (Dollars in thousands)
Real estate(1):
  Residential:
    One- to four-family..................    $53,816     81.68%    $50,255     80.19%
    Multi-family.........................      2,338      3.55       2,212      3.53
  Commercial and land....................      8,930     13.55       9,042     14.43
Other loans:
  Loans secured by deposit accounts......        381      0.58         675      1.08
  Unsecured commercial loans.............        224      0.34          39      0.06
  Unsecured consumer loans...............        200      0.30         444      0.71
                                             -------    ------     -------    ------
      Total gross loans..................     65,889    100.00%     62,667    100.00%
                                                        ======                ======
Less:
  Deferred loan origination (costs) fees.        209                   173
  Allowance for estimated loan losses....        308                   300
                                             -------               -------
      Loans receivable, net..............    $65,372               $62,194
                                             =======               =======

--------------------
(1) Includes second trust deeds.

         Loan Maturity. The following table shows the contractual maturity of the Company's gross loans at September 30, 1996. There were $24.9 million of loans held for sale, net, at September 30, 1996. The table does not include principal prepayments.


                                                                                     At September 30, 1996
                                                       -----------------------------------------------------------------------------
                                                                                                                        Total
                                                            One- to        Multi-        Commercial       Other         Loans
                                                          Four-Family      Family         and Land        Loans       Receivable
                                                       --------------  --------------   -------------- ------------  --------------
                                                                                     (Dollars in thousands)
Amounts due:
    One year or less................................       $   831       $      -           $  841         $274         $ 1,946
    After one year:                                                                                                           -
       More than one year to three years............         1,025              -              368           63           1,456
       More than three years to five years..........           903            129            2,572            -           3,604
       More than five years to 10 years.............           868              -            2,231            -           3,099
       More than 10 years to 20 years...............        14,594            348            1,114            -          16,056
       More than 20 years...........................        32,746          2,928            1,048            -          36,722
                                                            ------         ------           ------         ----         -------

          Total amount due..........................        50,967          3,405            8,174          337          62,883
    Less:
       Undisbursed loan funds.......................             -              -                -            -               -
       Unamortized discounts, net...................          (481)             -                -            -            (481)
       Deferred loan origination fees (costs).......           (50)            17               12            -             (21)
       Allowance for estimated loan losses..........           887             20              112            9           1,028
                                                             -----         ------           ------         ----         -------
          Total loans, net..........................        50,611          3,368            8,050          328          62,357

       Loans held for sale, net.....................        22,795          1,308              804            -          24,907
                                                            ------         ------           ------         ----         -------

       Loans receivable, net........................       $27,816         $2,060           $7,246         $328         $37,450
                                                           =======         ======           ======         ====         =======

         The following table sets forth at September 30, 1996, the dollar amount of gross loans receivable contractually due after September 30, 1997, and whether such loans have fixed interest rates or adjustable interest rates.


                                                          Due After September 30, 1997
                                               --------------------------------------------------
                                                   Fixed          Adjustable           Total
                                               -------------    --------------     --------------
                                                             (Dollars in thousands)
Real estate loans:
   Residential:
     One- to four-family....................         $17,911           $32,225            $50,136
     Multi-family...........................              98             3,307              3,405
   Commercial and land......................             529             6,804              7,333
   Other loans..............................              63                 -                 63
                                                     -------           -------            -------
       Total gross loans receivable.........         $18,601           $42,336            $60,937
                                                     =======           =======            =======


         Origination and Purchase of Loans. The Company has concentrated its efforts on developing market niches for the origination and purchase of real estate secured loans. In recent years through Life Financial Services, the Company has focused on Liberator Series loans which are loans for the purchase or refinance of one- to four-family residential real property by borrowers who, because of prior credit problems or the absence of a credit history are considered "sub-prime borrowers," and loans which otherwise do not conform to FHLMC or FNMA guidelines ("conforming loans"). Loans to sub-prime borrowers are perceived by the Company's management as being advantageous to the Company because they generally have higher interest rates and origination and servicing fees and generally lower loan-to-value ratios than conforming loans. In addition, management believes the Company has the resources to adequately resolve loans acquired pursuant to this program which become non-performing after acquisition. The Company has established specific underwriting policies and procedures, invested in facilities and systems and developed correspondent relationships with various entities and brokers throughout the country which has enabled the Company to develop its niche as an originator and purchaser of one- to four-family residential loans to sub-prime borrowers. The Company also engages in the origination of loans in its primary market area. See "Risk Factors - Credit Risks of Liberator Series Loans."

         The Company originates both adjustable-rate and fixed-rate mortgage loans. Although most fixed-rate loans are underwritten to the Company's published guidelines and to qualify for sale to non-quasi governmental agencies, the Company may originate loans which conform to FHLMC or FNMA guidelines. The Company's ability to originate loans is dependent upon the relative customer demand for fixed-rate or adjustable-rate mortgage loans, which is affected by the current and expected future level of interest rates. At September 30, 1996, 69.6% of the Company's mortgage loans held for investment had adjustable-rates. The Company's adjustable-rate mortgage loans require that any payment adjustment resulting from a change in the interest rate be made to both the interest and payment in order to result in full amortization of the loan by the end of the loan term, and thus, do not permit negative amortization.

         In continuing with its tradition as a niche market lender and as part of its revised lending strategy, the Company, through Life Income Capital, has recently begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans. Specifically, the Company has begun to target the market for borrowers seeking loans in the range of $50,000 to $750,000 which are secured by multi-family properties or properties used for commercial business purposes such as small office buildings, light industrial or retail facilities. To date, the Company has been limited in its ability to originate such loans by its level of available capital. Although there can be no assurances in this regard, management intends to expand the operations of this subsidiary, thereby adding a source of revenue for the Company as well as providing loans for future securitizations. There can be no assurances, however, that any such securitization will be completed in the future.

        The Company has originated a substantial number of Portfolio Series loans which are debt consolidation loans for Agency Qualified borrowers both on a wholesale basis and through its Retail Lending Division. These loans are consumer-oriented loans secured by real estate, primarily home equity lines of credit and second deeds of trust, for up to 125% of the appraised value of the real estate underlying the aggregate loans on the property. It is the Company's intent to open retail store-front operations to expand the operations of the Retail Lending division. See "Risk Factors - High Loan to Value Ratios of Portfolio Series Loans."

         The Company's mortgage financing and servicing operations are conducted primarily through its mortgage financing office in Riverside, California, a loan center in Jacksonville, Florida and a recently established loan center in the Denver, Colorado metropolitan area. The primary focus of the operations of the Riverside office is mortgage banking. The Company may open additional loan centers in other parts of the country if market opportunities warrant. From its present locations, the Company is able to originate or purchase loans in 40 states. For the nine months ended September 30, 1996, 39.9% of the property securing the loans funded by the Company were located in California, 12.4% were located in Utah, 8.7% were located in Colorado, 6.9% were located in Florida and the remainder were dispersed throughout the country. The Company's mortgage lending originations and purchases through its mortgage financing operation for the nine months ended September 30, 1996 totalled $148.4 million compared to $96.9 million for the nine months ended September 30, 1995 and $134.8 million, $72.8 million and $82.0 million for the year's ended December 31, 1995, 1994 and 1993, respectively. Except for loans specifically originated by the Company to be held for investment, loans originated or purchased through the mortgage financing operation are originated for sale in the secondary mortgage market or for sale in asset securitizations. All loans originated by the Company, either through internal sources or through correspondent relationships are underwritten by the Company pursuant to the Company's policies and procedures. Such correspondent institutions originate loans based on guidelines provided by the Company and promptly sell the loans to the Company on a servicing-released basis.

         Loan Sales and Asset Securitizations. Except for loans specifically originated by the Company to be held for investment, loans originated or purchased through the mortgage financing operation are originated or purchased for sale in the secondary mortgage market and, more recently, through asset securitizations. Loans are sold pursuant to purchase, sale and servicing agreements negotiated with institutional investors to purchase loans meeting the Company's underwriting criteria. The agreements do not require the Company to deliver any specific amount of mortgage loans. The Company expects to enter into new commitments with these entities and other investors in the ordinary course of business. The Company retains the servicing rights on the majority of mortgage loans sold. However, the Company also sells loans on a servicing released basis in which the Company will temporarily continue to subservice the loans for a period of up to nine months. For the year ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, the Company sold $65.7 million, $126.9 million and $141.1 million in loans, respectively.

         The Company completed its first asset securitization of $51.9 million of Portfolio Series and Liberator Series Loans during the fourth quarter of 1996 and generated $4.3 million of gains on sales from the Securitization. Upon completion of the Reorganization and the Offering, the residuals will be purchased by Life Investment Holdings, a bankruptcy remote entity which is currently being organized by the Company, for purposes of holding the Residuals created by the Securitization and any future asset securitizations. Securitizations are expected to allow the Company to increase its loan acquisition and origination volume, reduce the risks associated with interest rate fluctuations and provide access to longer term funding sources. The Company currently intends to conduct asset securitizations at a rate of one per quarter either through private placements or in public offerings. The Company plans to securitize a portfolio of residential and consumer loans during in the first quarter of 1997. There can be no assurance that the Company will be able to successfully implement this strategy.

         In a securitization, a company will generally transfer a pool of loans to a separate entity (a "Special Purpose Entity") with the Company retaining the excess cash flows (the "Residuals") from the asset securitization which are the difference between the note rate of the mortgages and the coupon rate of the securities after adjustment for servicing and other costs such as trustee fees and credit enhancement fees, which constitutes the proceeds of the securities issued by the Special Purpose Entity. The cash generally will be used to repay borrowings used to finance the pool of loans that were acquired by the company. Generally, the holders of the securities from the asset securitization are entitled to receive scheduled principal collected on the pool of securitized loans and interest at the pass-through interest rate on the certificate balance. The Residuals represent the subordinated right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the securities and the costs associated with the securitization.

         The Company may arrange for credit enhancement for a transaction to achieve an improved credit rating on the securities issued if this improves the level of profitability for such transaction. This credit enhancement may take the form of an insurance and indemnity policy, insuring the holders of the securities of timely payment of the scheduled pass-through interest and principal. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the loan pool included in a transaction typically require over-collateralization as an additional means of credit enhancement. Over-collateralization may in some cases also require an initial deposit, the sale of loans at less than par or retention in the Special Purpose Entity of collections from the pool until a specified over-collateralization amount has been attained. In the case of the Securitization, the over-collateralization was in the form of a cash deposit. The purpose of the over-collateralization is to provide a source of payment in the event of higher than anticipated credit losses. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in a securitized loan pool will reduce the over-collateralization to the extent that funds are available and may result in a reduction in the value of the Residuals. See "Risk Factors - Risks Related to Asset Securitizations."

         The Company classifies Residuals as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period will be based on discounted cash flow analyses. The cash flows will be estimated as the excess of the weighted average coupon on a pool of loans sold over the sum of the pass-through interest rate, a servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, loss, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. At origination, the Company utilized a prepayment assumption of 17.0%, an estimated loss factor assumption of 1.5% and a weighted average discount rate of 13.5% for the loans securitized during the fourth quarter of 1996, to value Residuals. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, term and geographic location. The Company also uses other available information such as externally prepared reports on prepayments rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. To the Company's knowledge, there is no active market for the sale of these Residuals. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Company's estimate of fair value is subjective.

         The Company intends to retain the servicing rights to the loans it securitizes. Servicing rights in the amount of $722,000 were retained in the Securitization completed during the fourth quarter of 1996.

         Use and Qualifications of Originators. The Company purchases loans from originators throughout the country. Such originators must be approved by the Company prior to submitting loans to the Company. Pursuant to the Company's approval process, each originator is generally required to have a specified minimum level of experience in originating non-conforming loans, and provide representations, warranties, and buy-back provisions to the Company. The Company generally classifies the originators with which it does business into four classes with descending priority with regard to the terms and the pricing of the loans the Company purchases from such originators. Correspondents are those originators that have a minimum net worth of $250,000 and (1) have been in business for at least two years; (2) have demonstrated a capacity to do a substantial business; (3) have a warehouse credit facility available to finance their operations; and (4) have errors and omissions insurance in the amount of $1.0 million. Third party originators and junior correspondents have unaudited net worth of $50,000 and $100,000, respectively, and (1) have been in business for at least two years; (2) in the case of junior correspondents, have a warehouse line of credit; and (3) have errors and omissions insurance in the amount of $300,000. Mortgage brokers are those persons who do not meet the specific foregoing criteria but have demonstrated to the Company, or have a reputation for, the ability to originate real estate secured loans and have acceptable credit and finance industry references. Substantially all loans purchased are purchased on an individual basis from correspondents or brokers with whom the Company has developed relationships. As of September 30, 1996, the Company did business with approximately 526 mortgage brokers and third party originators and approximately 115 correspondents and junior correspondents throughout the country.

         Loan Servicing. The Company's loan servicing activities include (i) the collection and remittance of mortgage loan payments, (ii) accounting for principal and interest and other collections and expenses, (iii) holding and disbursing escrow or impounding funds for real estate taxes and insurance premiums, (iv) inspecting properties when appropriate, (v) contacting delinquent borrowers, and (vi) acting as fiduciary in foreclosing and disposing of collateral properties. The Company receives a servicing fee for performing these services for others. For the nine months ended September 30, 1996, the Company earned $399,000 in servicing fees. The Company recognizes, at the time of sale, the gain or loss on the sale of the loans based on the difference between the weighted average contractual yield of the loans sold, adjusted for normal servicing fee rates, and the yield guaranteed to the purchaser over the estimated life of the loan. At September 30, 1996 there were $24.9 million of mortgage loans categorized as held for sale. The Company sells loans to a number of different investors with which it does business. As such, Management believes that no one investor relationship constitutes the predominant source of sales for the Company and the Company does not rely on any specific entities for sales of its loans. In addition, with the commencement of its asset securitization program, the Company established an additional outlet for the sale of its loans. However, there can be no assurances that future asset securitizations will be commenced or completed successfully. See "Risk Factors - Risks of Asset Securitizations."

         While most of the Company's servicing portfolio is generated through the Company's origination and purchase activities, when economically attractive, the Company has, from time to time, made bulk purchases of mortgage servicing rights from financial institutions. The Company does not intend to make significant bulk purchases of servicing rights in the near future but may do so depending on market opportunities. The mortgage loans underlying the servicing rights retained by the Company have been underwritten by the Company. These servicing rights were either originated by mortgage brokers or purchased through various programs from correspondents or junior correspondents. The costs to acquire servicing are based on the present value of the estimated future servicing revenues, net of the expected servicing expenses, for each acquisition. Major factors impacting the value of servicing rights include contractual service fee rates, projected mortgage prepayment speed, projected delinquencies and foreclosures, projected escrow, agency and fiduciary funds to be held in connection with such servicing and the projected benefit to be realized from such funds. See "Risk Factors - Risks Related to Mortgage Servicing Rights." At September 30, 1996, the Company serviced $123.4 million of loans for others. Any future growth of the mortgage servicing portfolio will be generated primarily through the retention of servicing rights on mortgage loans originated or purchased by the Company.

         The following tables set forth the Company's loan originations, purchases, sales and principal repayments for the periods indicated:


                                       For the Nine Months
                                       Ended September 30,                For the Year Ended December 31,
                                    --------------------------   -------------------------------------------------
                                        1996          1995            1995              1994             1993
                                    ------------   -----------   --------------    --------------   --------------
                                                                (Dollars in thousands)
Gross loans(1):
Beginning balance...............         $63,381       $64,177         $ 64,177          $ 66,729         $ 65,372
   Loans originated:
     One- to four-family(2).....          61,481        24,938           38,259            34,740           69,912
     Multi-family...............           1,613             -                -                85                -
     Commercial and land........           5,546             -                -               266                -
     Other loans................             117           253              358               452              554
                                         -------       -------         --------          --------         --------
       Total loans originated...          68,757        25,191           38,617            35,543           70,466
   Loans purchased..............          79,632        71,678           96,155            37,272           11,549
                                         -------       -------         --------          --------         --------
       Total....................         211,770       161,046          198,949           139,544          147,387
Less:
   Principal repayments.........           6,413         4,359            6,026             6,915            4,901
   Sales of loans...............         141,150        92,479          126,875            65,713           71,017
   Transfer to REO..............           1,999         2,136            2,322             2,343            4,612
   Change in allowance for
     estimated loan losses......            (149)          (64)             345               396              128
                                         -------       -------         --------          --------         --------
Total loans.....................          62,357        62,136           63,381            64,177           66,729
   Loans held for sale, net.....          24,907        18,987           21,688            17,097            2,345
                                         -------       -------         --------          --------         --------
Ending balance loans held for
     investment, net............         $37,450       $43,149         $ 41,693          $ 47,080         $ 64,384
                                         =======       =======         ========          ========         ========

------------------------
(1)    Gross loans includes loans held for investment and loans held for sale.
(2)    Includes second trust deeds.

         One- to Four-Family Mortgage Lending. The Company originates and purchases both fixed-rate and adjustable-rate mortgage loans with maturities up to 30 years, secured primarily by first trust deeds on one- to four-family residences. The Company also originates second trust deeds. During the nine months ended September 30, 1996, the Company originated or purchased $29.5 million of second trust deed loans. Except for loans specifically originated to be held for investment, all loans originated or purchased through the mortgage financing operation are originated or purchased for sale in the secondary mortgage market and/or through securitizations. See "- Loan Sales and Asset Securitizations." As part of its strategy, the Company intends to continue to expand the volume of Liberator Series loans which it originates and purchases to market areas throughout the country to sub-prime borrowers who meet its niche lending criteria. Loan originations are obtained from the Company's loan representatives and their contacts with the local real estate industry, existing or past customers, members of the local communities and wholesale correspondents and brokers on a nationwide basis. The Company intends to continue to originate loans to be held for investment and may originate loans which conform to FNMA or FHLMC guidelines in order to meet this objective. At September 30, 1996, $37.5 million, or 61.0%, of the Company's gross loan portfolio was held for investment, substantially all of which was secured by properties located in California.

         As part of the Company's ongoing commitment to the Southern California area, and more specifically the Inland Empire region, the Company has committed to lend and invest $2.5 million, designated as investments in Community Development. This investment in the local community may be used for (i) lending for home improvement in low to moderate income areas on one- to four-family residential properties, (ii) providing redevelopment loans to facilitate the rehabilitation of residential properties in the low to moderate income areas,
(iii) investing in government bonds which are designated for the purpose of redeveloping low to moderate income areas, or (iv) participating in programs that provide housing in low to moderate income areas, including Savings Association Mortgage Company, Inc. ("SAMCO") type loans.

         At September 30, 1996, the Company's gross loans outstanding were $62.9 million, of which $51.0 million or 81.1% were one- to four-family residential mortgage loans. Of this amount, $40.2 million or 78.9% of the one- to four-family mortgage loans at that date were secured by owner-occupied properties. Of the one- to four-family residential mortgage loans outstanding at that date, 63.2% were adjustable-rate loans. Of the Company's one- to four-family adjustable-rate mortgage loans, 60.6% are indexed to COFI, 6.9% were indexed to the prime rate and 32.5% are indexed to LIBOR or U.S. Treasury indices. The Company has recently been attempting to reduce the percentage of loans tied to COFI and tie more adjustable-rate mortgage loans to current market indices, such as LIBOR and the U.S. Treasury index, which reprice more frequently. Consequently, the Company may purchase adjustable-rate mortgage loans indexed to COFI only on a case by case basis. The Company offers a number of adjustable-rate mortgage loan programs with interest rates which adjust semi-annually or annually. A portion of the Company's adjustable-rate mortgage loans have introductory rates which are below the fully indexed rate. At the end of the introductory period, which is usually between six and 13 months depending on the original agreement, the interest rate adjusts upward in accordance with the original agreement. The Company's adjustable-rate mortgage loans generally provide for periodic and overall caps on the increase or decrease in interest rate at any adjustment date and over the life of the loan. The Company's adjustable-rate mortgage loans require that any payment resulting from a change in the interest rate be made simultaneously to both the interest and principal payment in order to result in full amortization of the loan by the end of the loan term, and thus do not permit any negative amortization.

         Depending on the credit history of the borrower and the Company's assessment of the borrower's ability to repay the loan, the Company's policy is to originate one- to four-family residential mortgage loans secured by first trust deeds in amounts up to 90% of the lower of the appraised value or the selling price of the property securing the loan. The Company originates consumer-oriented loans secured primarily by home equity lines of credit and by second trust deeds up to 125% of the appraised value of the property securing the loan as part of its Portfolio Series of loans. See "Risk Factors - High Loan to Value Ratios of Portfolio Series Loans." Mortgage loans originated by the Company generally include due-on-sale clauses which provide the Company with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the

Company's consent. Due-on-sale clauses are an important means of adjusting the rates on the Company's fixed-rate mortgage loan portfolio and the Company has generally exercised its rights under these clauses.

         Commercial Real Estate and Multi-Family Real Estate Lending. The Company has, in the past, originated commercial real estate and multi-family loans generally secured by properties located in southern California. As part of its revised lending strategy, the Company began, in February 1996, to emphasize the origination of such loans both in its primary market area and nationwide through its correspondent network on a wholesale basis.

         The Company's current policy is to emphasize the origination of commercial real estate loans secured by properties used for business purposes such as small office buildings and light industrial or retail facilities in the $50,000 to $750,000 range subject to the Company's loans-to-one borrower limit. The Company makes commercial real estate loans to borrowers seeking this type of loan except for those borrowers who are in bankruptcy, foreclosure, have loans more than 30 days delinquent or other combinations of weaknesses unacceptable to the Company. The Company's underwriting procedures provide that commercial real estate loans may be made in amounts up to 70% of the appraised value of the property depending on the borrower's ability to repay the loan. These loans are generally adjustable-rate loans, generally will be indexed to LIBOR and may be made with terms of up to 30 years. The adjustable-rate loans include prepayment penalties if repaid within the first three to five years. When evaluating a commercial real estate loan, the Company considers the net operating income of the property and the borrower's expertise, credit history and profitability. The Company has generally required that the properties securing commercial real estate loans have debt service coverage ratios (the ratio of net operating income to debt service) of at least 120%. The largest commercial real estate loan in the Company's held for sale portfolio at September 30, 1996 was $560,000 and is secured by a nine unit strip shopping center located in southern California. The largest commercial real estate loan in the Company's held for investment portfolio at September 30, 1996 was $596,000 secured by a hotel located in San Bernardino, California. At September 30, 1996 the Company's commercial real estate and land loan portfolio was $8.2 million, or 13.0% of total gross loans, $804,000 of which were held for sale.

         In reaching its decision on whether to make a multi-family loan, the Company considers a number of factors including: the credit history of the borrower, the net operating income of the mortgaged premises before debt service and depreciation; the debt service ratio; and the ratio of loan amount to appraised value. Pursuant to the Company's current underwriting policies, a multi-family adjustable-rate mortgage loan may only be made in an amount up to 75% of the appraised value of the underlying property. In addition, the Company generally requires a debt service ratio of 120%. Properties securing a loan are appraised by an appraiser and title insurance is required on all loans. Similar to the origination of commercial real estate loans, the Company intends to target the market for multi-family borrowers seeking loans in the range of $50,000 to $750,000.

         When evaluating a multi-family loan borrower, the Company considers the borrower's financial resources and income level and the borrower's experience in owning or managing similar property. The Company's underwriting policies require that the borrower be able to demonstrate the ability to repay the mortgage and the ability to maintain the property from current rental income. In making its assessment of the creditworthiness of the borrower, the Company generally reviews the financial statements, employment and credit history of the borrower, as well as other related documentation.

         The Company's multi-family loan portfolio at September 30, 1996 totalled $3.4 million or 5.4% of total gross loans. At September 30, 1996, 59.2% of the Company's adjustable-rate multi-family loans were indexed to COFI and 40.8% were indexed to LIBOR. At September 30, 1996, 2.9% of the Company's multi-family loan portfolio was comprised of fixed-rate loans. The Company's largest multi-family loan at September 30, 1996, had an outstanding balance of $398,000.

         Substantially all commercial real estate and multi-family loans originated by the Company since 1994 are held for sale. To date, the Company has been substantially restricted in its ability to originate such loans by its level of available capital. Although the Company has had the ability to raise the funds to finance such loans prior to the third quarter of 1996, with the level of leveraging needed to do so, it would have been unable to maintain its required capital ratios during the period of origination to sale.

         Repayment of multi-family and commercial real estate loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. The Company attempts to offset the risks associated with multi-family and commercial real estate lending by primarily lending to individuals who will be actively involved in the management of the property and generally to individuals who have proven management experience, and by making such loans with lower loan-to-value ratios than one- to four-family loans. See "Risk Factors - Real Estate Secured Risks."

         Consumer and Other Lending. The Company's consumer loans generally consist of overdraft lines of credit, commercial business loans and unsecured personal loans. At September 30, 1996, the Company's consumer loan portfolio was $337,000 or 0.5% of total gross loans.

         Underwriting. The main underwriting and quality control functions are managed through the Company's loan center in Riverside, California. The Company believes that its underwriting process begins with the experience of its staff, its correspondent relationships and its loan approval procedures. As an integral part of its lending operation, the Company ensures that its underwriters assess each loan application and subject property against the Company's underwriting guidelines. All appraisers are required to assess the valuation of the property pursuant to U.S. Government Property Analysis guidelines and conduct an economic analysis of the geographic region in which the property is located.

         Personnel in the Company's loan centers review in the entirety each loan application submitted for approval. The Company conducts its own underwriting review of each loan, including those loans originated for or purchased by it from its correspondents, other third party originators and brokers. Loan files are reviewed for completeness, accuracy and compliance with the Company's underwriting criteria and applicable governmental regulations. This underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan granted, tailored to the general nature of the Portfolio Series and the Liberator Series loans, respectively. In certain cases deemed appropriate by the Seller, loans may be made outside of the Company's general guidelines with the prior approval of pre-designated senior officers. Based on the initial review, the personnel in the loan center will inform the correspondents or brokers of additional requirements that must be fulfilled to complete the loan file. The Company strives to process each loan application received from its network of originators and correspondents as quickly as possible in accordance with the Company's loan application approval procedures. Accordingly, most loan applications receive decisions within 48 hours of receipt and are funded immediately upon receipt of all conditions for approval of the loan.

         Each prospective borrower is required to complete a mortgage loan application that may include (depending on the program requirement) information detailing the applicant's liabilities, income, credit history, employment history and personal information. Since most of the loan applications are presented through the Company's network of correspondents, other third party originators and brokers, the Company completes an additional credit report on all applications received. Such report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. This credit report is obtained through a sophisticated computer program that accesses the most appropriate credit bureau in a particular zip code and combines that information with a credit risk score.

         This application and review procedure is used by the Company to analyze the applicant's creditworthiness (i.e., a determination of the applicant's ability to repay the loan). Creditworthiness is assessed by examination of a number of factors, including calculating a debt-to-income ratio obtained by dividing a borrower's fixed monthly debt by the borrower's gross monthly income. Fixed monthly debt generally includes (i) the monthly payment under any related prior mortgages (which generally includes an escrow for real estate taxes), (ii) the monthly payment on the loan applied for and (iii) other installment debt, including, for revolving debt, the required monthly payment thereon, or, if no such payment is specified, 5% of the balance as of the date of calculation. Fixed monthly debt does not include any debt (other than revolving credit debt) described above that matures within less than 10 months of the date of calculation.

         Several procedures are used to verify information obtained from an applicant. The applicant's outstanding balance and payment history on any senior mortgage may be verified by calling the senior mortgage lender. If the senior mortgage lender cannot be reached by telephone to verify this information, the Company or other originator may rely upon information provided by the applicant, such as a recent statement from the senior lender and verification of payment, such as cancelled checks, or upon information provided by national credit bureaus. In order to verify an applicant's employment status, the Company or other originator may obtain from the applicant recent tax returns or other tax forms (e.g., W-2 forms) or current pay stubs or may telephone the applicant's employer or obtain written verification from the employer. As in the case of the senior mortgage lender verification procedures, if the employer will not verify employment history over the telephone, the Company or other originator may rely solely on the other information provided by the applicant. However, the Company does offer certain Liberator Series loans at reduced loan-to-value ratios in lieu of documenting cash flow of the borrower.

         Debt to income ratios for Portfolio Series mortgage loans generally do not exceed 45%, but in certain instances where deemed appropriate by the Company, the ratio may go as high as 50%. For Liberator Series mortgage loans, debt to income ratios may vary depending upon a number of other factors used to ascertain the creditworthiness of the related borrower.

         The Company has adopted policies that set forth the specific lending requirements of the Company as they relate to the processing, underwriting, property appraisal, closing, and funding of loans. These policies include an analysis based on five classes of non-conforming loans, designated Ax, A-, B, C and Cx. Class Ax denominated loans generally relate to borrowers who have no or limited adverse incidents in their credit histories (typically conforming loans), whereas Class B, C and Cx loans relate to descending degrees of sub-prime borrowers. Factors which are considered in evaluating a borrower in this regard are the presence or absence of a credit history, prior delinquencies in the payment of mortgage and consumer credit and personal bankruptcies. Class A- denominated loans generally relate to borrowers with overall good credit who have had minimal adverse credit issues with less than 25% of their outstanding credit exhibiting some form of 30-day delinquency in the past 24 months. Class B denominated loans generally relate to borrowers who have credit delinquencies in their credit histories, are currently past due on consumer debt payments, have 30-60 day delinquencies related to mortgage payment or have been at their current employment for less than one year or have a history of late payments on consumer debt payments and mortgage payments. Class C borrowers have shown a willingness to pay their obligations in a timely manner with no more than 70% of their previous obligations reporting a derogatory credit history and currently no obligation is more than 60 days past due at application. Class Cx denominated loans generally relate to borrowers who have many adverse incidents in their credit histories and are generally considered to have a bad credit history. Although in limited circumstances the Company will originate Class Cx loans, the vast majority of loans originated or purchased by the Company are Class Ax through Class C loans.

         Appraisal. All mortgaged properties relating to mortgage loans where collateral assessment is an integral part of the evaluation process are appraised by licensed or certified appraisers. All of the appraisals are either performed or reviewed by the Company's approved appraisers. Once a loan application file is complete, the file will be reviewed to determine whether the property securing the loan should undergo a desk or field review. This determination will be made based on the loan-to-value ratio to the underlying property and the type of loan or loan program. If after the initial desk review, the underwriter requires additional information with regard to the appraised value of the property, a field review may also be conducted. The Company requires the appraiser to address neighborhood conditions, site and zoning status and the condition and valuation of improvements. Following each appraisal, the appraiser prepares a report which (when appropriate) includes a reproduction cost analysis based on the current cost of constructing a similar building and a market value analysis based on recent sales of comparable homes in the area. Title insurance policies are required on all first mortgage liens, with a limited judgment lien report required on all second lien loans under $100,000.

         For Liberator Series loans, because of the sub-prime quality of the creditworthiness of the borrowers, the evaluation of the value of the property securing the loans and the ratio of loans secured by such property to its value become of greater importance in the underwriting process. The specific procedures and criteria utilized in the appraisal process range from a desk review, a field review, to a second appraisal, depending on the size of the loan and its loan-to-value ratio.

         The value of the mortgaged property has lesser importance with respect to the Portfolio Series loans in light of their high mortgaged loan-to-value ratios. As a result, Portfolio Series loans generally have little or no equity in the mortgaged property available to repay the loan if it is in default. For Portfolio Series loans, the Company accepts the homeowner/mortgagee's "as stated" value on loans to $25,000. On loans in excess of $25,000 to a maximum of $50,000, the Company requires a current tax assessment, a broker price opinion, a statistical appraisal or a HUD-1 conformed closing statement where purchase of the subject property has occurred within the previous 12 months. For loans in excess of $50,000, a drive-by appraisal including comparable analysis on a FHLMC form 704 is required.

         Qualified property inspection firms are also utilized for annual property inspections on all properties 45 days or more delinquent. Property inspections are intended to provide updated information concerning occupancy, maintenance, current rent levels, and changes in market conditions.

         Loan Approval Procedures and Authority. The Board of Directors establishes the lending policies of the Company and delegates authority and responsibility for loan approvals to the Loan Committee and specified officers of the Company. All real estate loans must be approved by a quorum of the designated committee or by the designated individual or individuals. The following committees, groups of officers and individual officers are granted the authority to approve and commit the Company to the funding of the following categories of loans: mortgage loans to be held for investment in the amount up to $250,000, or adjusted FNMA and FHLMC limits, may be approved by two of the Company's staff underwriters; mortgage loans to be held for investment in excess of $250,000 and up to $550,000 require loan committee approval; mortgage loans held for investment in excess of $550,000 require loan committee approval and approval of the Board of Directors. Mortgage loans held for sale in the amount up to $550,000, or adjusted FNMA and FHLMC limits, may be approved by two of the Company's staff underwriters; mortgage loans held for sale in excess of $550,000 require loan committee and board approval. Unsecured loans, loans secured by other than real estate, consumer or commercial, other than savings loans in the amount up to $25,000, may be approved by two of the Company's staff underwriters; loans in excess of $25,000 and up to $50,000, require loan committee approval; loans in excess of $50,000, require loan committee and approval of the Board of Directors. Savings loans secured by deposits at the Company may be approved by a staff underwriter of the Company. The Company will not make loans-to-one borrower that are in excess of regulatory limits. Pursuant to OTS regulations, loans-to-one borrower cannot exceed 15% of the Company's unimpaired capital and surplus. At September 30, 1996, the Company's loans to one borrower limit equalled $1.3 million. See "Regulation - Federal Savings Institution Regulation - Loans-to-One Borrower."

         Delinquencies and Classified Assets. The Board of Directors generally performs a monthly review of all delinquent loans 90 days or more past due. In addition, Management reviews on an ongoing basis all delinquent loans. The procedures taken by the Company with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, the Company takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Company generally sends the borrower a written notice of non-payment within ten days after the loan is first past due. In the event payment is not then received, additional letters and phone calls generally are made. If the loan is still not brought current, the Company generally sends a notice of the intent to foreclose 25 days after the loan is first past due. If the borrower does not cure the delinquency and it becomes necessary for the Company to take legal action, which typically occurs after a loan is delinquent at least 30 days or more, the Company will commence foreclosure proceedings against any real property that secures the loan. If a loan remains delinquent on the 45th day, a property inspection will be made to verify occupancy, determine the condition of the property and as an attempt to contact the borrower. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. The Company's procedures for repossession and sale of consumer collateral are subject to various requirements under state consumer protection laws.

         Regulation and practices in the United States regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated or purchased by the Company are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, the foreclosure proceedings may take several months.

         In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

         There are a number of restrictions that may limit the Company's ability to foreclose on a property. A lender may not foreclose on the property securing a junior mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption that may restrict the ability of a lender to foreclose on residential property.

         Federal regulations and the Company's Classification of Assets Policy require that the Company utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Company has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Company currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

         When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, under current OTS policy the Company is required to consider establishing a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent credit risk associated with lending and investing activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

         A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. As a result of the declines in local and regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of institutions by the OTS and the FDIC. While the Company believes that it has established an adequate allowance for estimated loan losses, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to materially increase at that time its allowance for estimated loan losses, thereby negatively affecting the Company's financial condition and earnings at that time. Although management believes that an adequate allowance for estimated loan losses has been established, actual losses are dependent upon future events and, as such, further additions to the level of allowances for estimated loan losses may become necessary.

         The Company's Internal Asset Review Committee reviews and classifies the Company's assets quarterly and reports the results of its review to the Board of Directors. The Company classifies assets in accordance with the management guidelines described above. REO is classified as Substandard. The following table sets forth information concerning loans, REO and total assets classified as substandard at September 30, 1996. At September 30, 1996, the Company had $819,306 of assets classified as Special Mention, $5.5 million of assets classified as Substandard, no assets classified as Doubtful and $117,000 of assets classified as Loss. As of September 30, 1996, assets classified as Special Mention include 12 loans totalling $368,000 secured by one- to four-family residential properties. At September 30, 1996, the largest loan classified as Special Mention had a loan balance of $176,651 and is secured by commercial real estate. As set forth below, as of September 30, 1996, assets classified as Substandard include 38 loans totalling $3.6 million.


                                                                         At September 30, 1996
                            --------------------------------------------------------------------------------------------------------
                                          Loans                                REO                     Total Substandard Assets
                            ---------------------------------- ---------------------------------- ---------------------------------
                              Gross        Net        Number     Gross      Net       Number of     Gross        Net      Number
                             Balance    Balance(1)   of Loans   Balance   Balance(1)  Properties   Balance   Balance(1)  of Assets
                            ---------  -----------  ---------- --------  ----------- ------------ --------- -----------  ----------
                                                                     (Dollars in thousands)
Residential:
  One- to four-family.....   $ 3,417    $ 3,343         37      $  936     $  914          7       $ 4,353    $ 4,257       44
Commercial and land.......       120        120          1           -          -          -           120        120        1
                             -------    -------       ----      ------    -------       ----       -------    -------     ----

      Total loans.........   $ 3,537    $ 3,463         38      $  936     $  914          7       $ 4,473    $ 4,377       45
                             =======    =======       ====      ======     ======       ====       =======    =======     ====

------------------------
(1) Net balances are reduced for specific loss allowances established against substandard loans and real estate.

         Non-Accrual and Past-Due Loans. The following table sets forth information regarding non-accrual loans, troubled-debt restructurings and REO. There were no troubled-debt restructured loans within the meaning of SFAS 15, and eight REO properties at September 30, 1996. Until March 31, 1996 it was the policy of the Company to cease accruing interest on loans at the time of foreclosure, which typically occurs when a loan is 45 days past due or possibly longer depending on the circumstances, which period will not exceed 90 days past due. Subsequent to March 31, 1996, the Company adopted a policy to cease accruing interest on loans 90 days or more past due. For the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995, 1994, 1993, 1992 and 1991, respectively, the amount of interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $100,000, $61,000, $66,000, $106,000, $117,000, $84,000, and $60,000, none of which was recognized. For the same periods, the amount of interest income recognized on troubled debt restructurings was $8,000, $7,000, $11,000, $10,000, $1,000, $0, and $0.


                                      At September 30,                        At December 31,
                                    -------------------  --------------------------------------------------------
                                     1996(1)     1995       1995        1994         1993        1992       1991
                                    --------   --------  ---------  ----------    ---------   --------   --------
                                                                (Dollars in thousands)
Non-accrual loans:
   Residential real estate:
       One- to four-family.......     $1,837     $1,325     $1,305      $1,766       $1,919     $1,606     $1,005
   Commercial and land...........          -        123         82          78          197        283        199
Other loans......................         10          -         10          45           62          2         54
                                      ------     ------     ------      ------       ------     ------     ------
       Total.....................      1,847      1,448      1,397       1,889        2,178      1,891      1,258
REO, net(2)......................        991      1,171        827         555        1,772      1,377        268
                                      ------     ------     ------      ------       ------     ------     ------
       Total non-performing
          assets.................     $2,838     $2,619     $2,224      $2,444       $3,950     $3,268     $1,526
                                      ======     ======     ======      ======       ======     ======     ======
Restructured loans...............     $    -     $    -     $  131      $    -       $   15     $    -     $    -
Classified assets, gross.........      4,603      3,636      3,929       3,951        4,165      4,827      7,566
Allowance for estimated
   loan losses as a percent
   of gross loans receivable(3)..       1.63%      1.42%      1.83%       1.28%        0.65%      0.47%      0.48%
Allowance for estimated
   loan losses as a percent
   of total non-performing
   loans(4)......................      55.66      61.95      84.25       44.04        20.02      16.29      23.85
Non-performing loans
   as a percent of gross loans
   receivable(3)(4)..............       2.94       2.29       2.17        2.90         3.24       2.87       2.01
Non-performing assets
   as a percent of total
   assets(4).....................       3.36       3.54        3.0        3.42         5.05       4.15       2.04

------------------------

(1) Commencing on April 1, 1996 through September 30, 1996, non-performing loans consist of all loans 90 days or more past due and all other non-accrual loans.
(2)    REO balances are shown net of related loss allowances.
(3) Gross loans includes loans receivable held for investment and loans receivable held for sale.
(4) Non-performing assets consist of non-performing loans and REO. Non-performing loans consist of all loans 45 days or more past due and all other non-accrual loans.

         The following table sets forth delinquencies in the Company's loan portfolio as of the dates indicated:


                                            At September 30, 1996                              At December 31, 1995
                             --------------------------------------------------  ------------------------------------------------
                                     60-89 Days            90 Days or More              60-89 Days            90 Days or More
                             ------------------------  ------------------------  ------------------------ -----------------------
                                           Principal                 Principal                 Principal                Principal
                                Number      Balance       Number      Balance       Number      Balance      Number      Balance
                               of Loans     of Loans     of Loans     of Loans     of Loans     of Loans    of Loans    of Loans
                             -----------   ----------  -----------   ----------  ------------  ---------- ------------  ---------
                                                                  (Dollars in thousands)
One- to four-family.........        5         $576          11         $1,184          8          $446         13        $1,286
Multi-family................        -            -           -              -          -             -          -             -
Commercial and land.........        -            -           -              -          -             -          -             -
Other loans.................        -            -           -              -          -             -          1            10
                                 ----         ----        ----         ------        ---          ----        ---        ------
     Total..................        5         $576          11         $1,184          8          $446         14        $1,296
                                 ====         ====        ====         ======        ===          ====        ===        ======
Delinquent loans to total
     gross loans............                  0.76%                      1.57%                    0.69%                    2.01%
                                              ====                       ====                     ====                     ====


                                            At December 31, 1994                               At December 31, 1993
                             --------------------------------------------------  ------------------------------------------------
                                     60-89 Days            90 Days or More              60-89 Days            90 Days or More
                             ------------------------  ------------------------  ------------------------ -----------------------
                                           Principal                 Principal                 Principal                Principal
                                Number      Balance       Number      Balance       Number      Balance      Number      Balance
                               of Loans     of Loans     of Loans     of Loans     of Loans     of Loans    of Loans    of Loans
                             -----------   ----------  -----------   ----------  ------------  ---------- ------------  ---------
                                                                  (Dollars in thousands)

One- to four-family.........        5        $375          8           $1,728          2           $128        15        $1,919
Multi-family................        -           -          -                -          -              -         -             -
Commercial and land.........        -           -          1               77          -              -         2           326
Other loans.................        -           -          -                -          -              -         2            62
                                  ---        ----        ---           ------        ---           ----       ---        ------
     Total..................        5        $375          9           $1,805          2           $128        19        $2,307
                                  ===        ====        ===           ======        ===           ====       ===        ======
Delinquent loans to total
     gross loans............                 0.58%                       2.78%                     0.19%                   3.43%
                                             ====                        ====                      ====                    ====

        Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for loan losses based upon information available at the time of the review. As of September 30, 1996, the Company's allowance for loan losses was 1.6% of gross loans compared to 1.83% as of December 31, 1995. The Company had non-accrual loans of $1.8 million and $1.4 million at September 30, 1996 and December 31, 1995, respectively. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate.

        The following table sets forth activity in the Company's allowance for loan losses for the periods set forth in the table.

                                           At or for the Nine
                                              Months Ended
                                              September 30,                   At or For the Year Ended December 31,
                                         -----------------------   ------------------------------------------------------------
                                            1996         1995         1995         1994        1993        1992         1991
                                         -----------   ---------   ----------   ----------   ---------   ---------   ----------
                                                                         (Dollars in thousands)
Balance at beginning of period........        $1,177      $  832       $  832     $    436        $308        $299         $222
Provision for loan losses.............           359         835        1,194        1,306         404         129          135
Charge-offs:
    Real Estate:
       One- to four-family............           577         653          736          771         301          60           73
       Multi-family...................            45           -            -            -           -           -            -
       Commercial and land............             -         111          111           47           -           -            -
    Other loans.......................            10          67           67           95           -          60            -
                                               -----       -----      -------        -----       -----       -----        -----
          Total.......................           632         831          914          913         301         120           73
Recoveries............................           124          61           65            3          25           -           15
                                                 ---        ----      -------        -----        ----      ------        -----
Balance at end of period..............        $1,028       $ 897       $1,177     $    832        $436        $308         $299
                                              ======       =====       ======     ========        ====        ====         ====

Average gross loans outstanding.......       $71,240     $64,908      $66,207      $66,068     $68,793     $62,830      $61,104
Net Charge-offs to average gross
    loans outstanding.................         0.71%       1.19%        1.28%        1.38%       0.40%       0.19%        0.09%

        The following table set forth the amount of the Company's allowance for loan losses, the percent of allowance for loan losses to total allowance and the percent of gross loans to total gross loans in each of the categories listed at the dates indicated.

                                                                     At September 30,
                           ------------------------------------------------------------------------------------------------------
                                               1996                                                1995
                           ---------------------------------------------  -------------------------------------------------------
                                                        Percent of Gross                                            Percent of
                                            Percent of       Loans in                          Percent of         Gross Loans in
                                             Allowance    Each Category                         Allowance         Each Category
                                             to Total        to Total                           to Total          to Total Gross
                              Amount         Allowance     Gross Loans         Amount           Allowance             Loans
                           -------------   -------------  --------------  ----------------  -----------------    ---------------
                                                                  (Dollars in thousands)
One- to four-family....          $887           86.28%          1.76%           $754                84.06%              1.43%
Multi-family...........            20            1.95           0.59              15                 1.67               0.63
Commercial and land....           112           10.90           1.37             119                13.27               1.57
Other..................             9            0.87           2.67               9                 1.00               1.78
                               ------          ------           ----            ----               ------               ----
  Total allowance for
     loan losses.......        $1,028          100.00%          1.64%           $897               100.00%              1.42%
                               ======          ======           ====            ====               ======               ====

                                                                                              At December 31,
                  -----------------------------------------------------------------------------------------------------
                                1995                              1994                              1993
                  ---------------------------------- --------------------------------- --------------------------------
                                          Percent of                        Percent of                       Percent of
                                         Gross Loans                       Gross Loans                      Gross Loans
                             Percent of    in Each              Percent of   in Each             Percent of   in Each
                             Allowance    Category              Allowance   Category             Allowance   Category
                              to Total    to Total              to Total    to Total             to Total    to Total
                   Amount    Allowance   Gross Loans  Amount    Allowance  Gross Loans  Amount   Allowance  Gross Loans
                  --------  ----------- ------------ --------  ---------- ------------ -------  ---------  ------------
                                                                                          (Dollars in thousands)
One- to four-
  family........... $1,001      85.05%       1.85%     $604        72.60%      1.12%     $287      65.83%       0.51%
Multi-family.......     14       1.19        0.58        10         1.20       0.37        10       2.29        0.44
Commercial
  and land.........    143      12.15        1.90       164        19.71       2.02        98      22.48        1.17
Other..............     19       1.61        5.96        54         6.49      10.93        41       9.40        5.48
                    ------     ------        ----      ----       ------      -----     -----     ------        ----
 Total allowance
 for loan losses... $1,177     100.00%       1.83%     $832       100.00%      1.28%     $436     100.00%       0.65%
                    ======     ======        ====      ====       ======      =====      ====     ======        ====



                  ---------------------------------------------------------------------
                                 1992                                1991
                  ---------------------------------   ---------------------------------
                                         Percent of                          Percent of
                                        Gross Loans                         Gross Loans
                             Percent of   in Each               Percent of    in Each
                             Allowance   Category               Allowance     Category
                             to Total    to Total               to Total      to Total
                   Amount    Allowance  Gross Loans   Amount    Allowance   Gross Loans
                  --------   --------   -----------   -------   ---------   -----------
One- to four-
  family..........    $225     73.05%       0.42%       $190       63.54%       0.38%
Multi-family......       6      1.95        0.26           5        1.67        0.23
Commercial
  and land........      57     18.51        0.64          35       11.71        0.39
Other.............      20      6.49        2.48          69       23.08        5.96
                      ----    ------        ----        ----      ------        ----
Total allowance
  for loan losses.    $308    100.00%       0.47%       $299      100.00%       0.48%
                      ====    ======        ====        ====      ======        ====


REO

        At September 30, 1996, the Company had $993,000 of REO, net of allowances. If the Company acquires any REO, it is initially recorded at fair value less costs to sell and thereafter REO is recorded at the lower of the recorded investment in the loan or the fair value of the related assets at the date of foreclosure, less costs to sell. If there is a further deterioration in value, the Company provides for a specific valuation allowance and charges operations for the diminution in value. It is the policy of the Company to obtain an appraisal on all REO at the time of possession and every six months thereafter.

INVESTMENT ACTIVITIES

        Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Company must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation - Federal Savings Institution Regulation Liquidity." Historically, the Company has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

        The investment policy of the Company as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Company's lending activities. Specifically, the Company's policies generally limit investments to government and federal agency-backed securities and non-government guaranteed securities, including corporate debt obligations, that are investment grade. The Company's policies provide the authority to invest in marketable equity securities meeting the Company's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof and other financial institutions.

        At September 30, 1996, the Company had $10,000 in its mortgage-backed securities portfolio, all of which were insured or guaranteed by the FHLMC and are being held-to-maturity. The Company may increase its investment in mortgage-backed securities in the future depending on its liquidity needs and market opportunities. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

        During the fourth quarter of 1996, the Company completed the Securitization which generated Residuals in the amount of $7.3 million. This Residual is currently being classified as a trading security and, for regulatory reasons, will be sold to Life Investment Holdings immediately following the Reorganization and the Offering. Future residuals generated by asset securitizations will be held by the Company only until they can be sold to Life Investment Holdings. The Residual and any future residuals generated by future asset securitizations and held by the Company will be marked to market on a quarterly basis with unrealized gains and losses recorded in operations. See "Risk Factors Related to Asset Securitizations" and "Business of the Company - Lending Activities - Loan Sales and Asset Securitizations."

        The following table sets forth certain information regarding the carrying and fair values of the Company's securities at the dates indicated. There were no securities available-for-sale at the dates indicated:

                                                        At September 30,
                                         -----------------------------------------------
                                                  1996                    1995
                                         ----------------------  -----------------------
                                          Carrying      Fair      Carrying       Fair
                                            Value       Value      Value        Value
                                         -----------  ---------  ----------   ----------
                                                        (Dollars in thousands)
Securities:
  Held to maturity:
   U.S. Treasury and other
      agency securities...............         $ 802      $ 802      $2,842       $2,813
   FHLMC..............................            10         11          12           12
                                               -----      -----       -----        -----
     Total securities held-to-
     maturity.........................         $ 812      $ 813      $2,854       $2,825
                                               =====      =====      ======       ======

                                                                        At December 31,
                                          ---------------------------------------------------------------------------
                                                   1995                      1994                      1993
                                          -----------------------   ----------------------   ------------------------
                                           Carrying       Fair       Carrying      Fair       Carrying       Fair
                                             Value       Value        Value        Value       Value        Value
                                          -----------  ----------   ----------   ---------   ----------  ------------
                                                                     (Dollars in thousands)
Securities:
  Held to maturity:
   U.S. Treasury and other
      agency securities...............         $2,689      $2,689       $2,846      $2,838       $3,867        $3,826
   FHLMC..............................             11          11           13          13           16            16
                                              -------     -------      -------     -------      -------       -------
     Total securities held-to-
     maturity.........................         $2,700      $2,700       $2,859      $2,851       $3,883        $3,842
                                               ======      ======       ======      ======       ======        ======

        The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Company's securities as of September 30, 1996. There were no securities available for sale at September 30, 1996.

                                                                         At September 30, 1996
                                                ------------------------------------------------------------------
                                                                          More than One          More than Five
                                                  One Year or Less      Year to Five Years     Years to Ten Years
                                                --------------------   --------------------   --------------------
                                                           Weighted               Weighted               Weighted
                                                Carrying    Average    Carrying    Average    Carrying    Average
                                                 Value       Yield      Value       Yield      Value       Yield
                                                --------   ---------   --------   ---------   --------   ---------
                                                                      (Dollars in thousands)
Securities:
   Held to maturity:
     U.S. Treasury and
       other agency securities...............       $  -           -%      $  -           -%       $ -           -%
     FHLMC...................................          -           -          -           -          -           -
                                                    ----                   ----                   ----
       Total held to maturity................          -           -          -           -          -           -
     FHLB stock..............................        802           -          -           -          -           -
                                                     ---
       Total securities held to maturity.....       $802           -          -           -          -           -
                                                    ====

                                                ----------------------------------------------
                                                 More than  Ten Years           Total
                                                ----------------------  ----------------------
                                                            Weighted                 Weighted
                                                 Carrying    Average    Carrying     Average
                                                  Value       Yield       Value       Yield
                                                 --------   ----------  ---------   ----------
                                                            (Dollars in thousands)
Securities:
   Held to maturity:
     U.S. Treasury and
       other agency securities...............        $10        6.88%       $10         6.88%
     FHLMC...................................          -           -          -            -
                                                    ----                   ----
       Total held to maturity................         10        6.88         10         6.88
     FHLB stock..............................          -           -        802            -
                                                                            ---
       Total securities held to maturity.....        $10           -       $812            -
                                                     ===                   ====

SOURCES OF FUNDS

        General. Deposits, loan repayments and prepayments, proceeds from sales of loans, cash flows generated from operations and borrowings are the primary sources of the Company's funds for use in lending, investing and for other general purposes. On an on-going basis, the Company explores opportunities to access credit lines as a source of funds to enable the Company to further expand its lending activities.

        Deposits. The Company offers a variety of deposit accounts with a range of interest rates and terms. The Company's deposits consist of passbook savings, checking accounts, money market savings accounts and certificates of deposit. For the nine months ended September 30, 1996, certificates of deposit constituted 78.1% of total average deposits. The term of the fixed-rate certificates of deposit offered by the Company vary from 90 days to eighteen years and the offering rates are established by the Company on a weekly basis. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. At September 30, 1996, the Company had $46.9 million of certificate accounts maturing in one year or less. While the Company does accept out of area deposits, the Company's deposits are obtained predominantly from the areas surrounding its home office. The Company relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Company's ability to attract and retain deposits. In order to meet its liquidity needs for the purchase of loans, from time to time the Company offers above market interest rates on short term certificate accounts.

        The following table presents the deposit activity of the Company for the periods indicated:

                                                    For the Nine Months
                                                    Ended September 30,          For the Year Ended December 31,
                                                  -----------------------    ---------------------------------------
                                                     1996         1995          1995          1994          1993
                                                  ----------   ----------    -----------   ----------    -----------
                                                                        (Dollars In thousands)
Net deposits (withdrawals)......................     $ 3,271     $ (3,848)       $(1,329)     $(8,880)       $(2,492)
Interest credited on deposit accounts...........       2,519        2,358          3,175        2,561          2,781
                                                       -----        -----         ------      -------        -------
     Total increase (decrease)
        in deposit accounts.....................     $ 5,790     $ (1,490)       $ 1,846      $(6,319)       $   289
                                                     =======     =========       =======      ========       =======

        At September 30, 1996, the Company had $8.69 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                           Weighted
                  Maturity Period                        Amount          Average Rate
---------------------------------------------------    -----------     -----------------
                                                            (Dollars in thousands)
Three months or less...............................        $ 4,085              5.34%
Over three through 12 months.......................          2,863              5.90
Over 12 months.....................................          1,745              5.79
                                                             -----              ----
Total..............................................         $8,693              5.61%
                                                            ======

        The following table sets forth the distribution of the Company's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                            For the Nine Months
                                            Ended September 30,            For the Year Ended December 31,
                                     ---------------------------------   ----------------------------------
                                                   1996                               1995
                                     ---------------------------------   ----------------------------------
                                                 Percent                              Percent
                                                 of Total    Weighted                of Total     Weighted
                                      Average    Average     Average      Average     Average     Average
                                      Balance    Deposits      Rate       Balance    Deposits      Rate
                                     ---------  ----------  ---------    ---------  ----------   --------
                                                                      (Dollars in thousands)
Passbook accounts.................    $ 4,356       6.04%      2.07%       $ 6,088      8.96%       2.25%
Money market accounts.............      4,313       5.98       2.82          3,528      5.20        2.77
Checking accounts.................      7,127       9.90       1.22          7,156     10.54        1.61
                                       ------      -----                   -------     -----
   Total..........................     15,796      21.92       1.33         16,772     24.70        2.09

Certificate accounts:
   Three months or less...........      2,726       3.78       4.68         14,503     21.36        5.35
   Four through 12 months.........     36,818      51.08       5.31         26,026     38.32        5.70
   13 through 36 months...........     10,041      13.93       5.88          7,198     10.60        6.19
   37 months or greater...........      6,697       9.29       6.53          3,410      5.02        6.59

     Total certificate accounts...     56,282      78.08       5.53         51,137     75.30        5.73
                                      -------    -------                   -------    ------

Total average deposits............    $72,078    100.00%       4.61%       $67,909   100.00%        4.83%
                                      =======    =======                   =======   ======


                                     ------------------------------------------------------------------
                                                  1994                               1993
                                     -------------------------------   --------------------------------
                                                  Percent                           Percent
                                                  of Total  Weighted                of Total  Weighted
                                      Average     Average   Average     Average     Average    Average
                                      Balance     Deposits    Rate      Balance     Deposits    Rate
                                     ----------  ---------  --------   ----------  ---------  ---------
                                                               (Dollars in thousands)
Passbook accounts.................     $ 8,538      12.48%     2.29%     $ 7,385      10.11%      2.40%
Money market accounts.............       3,552       5.19      2.74        5,121       7.01       2.77
Checking accounts.................       6,845      10.01      1.50        7,270       9.95       1.55
                                       -------     ------                -------      -----
   Total..........................      18,935      27.69      2.09       19,776      27.07       2.18

Certificate accounts:
   Three months or less...........      16,299      23.83      3.71       17,041      23.33       3.71
   Four through 12 months.........      20,930      30.60      4.31       26,977      36.93       4.22
   13 through 36 months...........       8,728      12.76      5.22        6,262       8.57       5.37
   37 months or greater...........       3,500       5.12      5.97        2,988       4.09       6.51

     Total certificate accounts...      49,457      72.31      4.39       53,268      72.93       4.32
                                       -------     ------                -------     ------

Total average deposits............     $68,392    100.00%      3.75%     $73,044    100.00%       3.74%
                                       =======    ======                 =======    ======

        The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at September 30, 1996.

                                                 Period to Maturity from September 30, 1996
                            -------------------------------------------------------------------------------------
                             Less than     One to      Two to      Three to     Four to    More than
                             One Year    Two years   Three years  Four years   Five years  Five years      Total
                            ----------  -----------  -----------  -----------  ----------  -----------   ---------
                                                                  (Dollars in thousands)
Certificate accounts:

   0 to 4.00%............    $   622     $      -     $      -     $      -     $    -     $      -      $  622

   4.01 to 5.00%.........      5,518          136          413            5          3           55       6,130

   5.01 to 6.00%.........     37,681        5,350          450          162        338          140      44,121

   6.01 to 7.00%.........      2,405          769          536          467          6           96       4,279

   7.01 to 8.00%.........        641          160          469          432        180          247       2,129

   8.01 to 9.00%.........          -            -            -            -          -            -           -

   Over 9.01%............          -            -            -            -          -            -           -
                             -------      -------      -------      -------     ------      -------    --------

       Total.............    $46,867      $ 6,415      $ 1,858      $ 1,066     $  527      $   538    $ 57,281
                             =======      =======      =======      =======     ======      =======    ========


                               At
                          September 30,            At December 31,
                          ------------   ------------------------------------

                              1995           1995       1994         1993
                          ------------   -----------  ---------  ------------
                                         (Dollars in thousands)
Certificate accounts:

   0 to 4.00%............   $    528      $    477     $  9,674     $32,903

   4.01 to 5.00%.........      8,400         5,710       16,098      10,234

   5.01 to 6.00%.........     23,428        32,297       15,282       4,410

   6.01 to 7.00%.........     15,753        10,676        5,481       2,121

   7.01 to 8.00%.........      2,737         2,641        1,487       1,548

   8.01 to 9.00%.........          -             -           22          65

   Over 9.01%............          -             -            -       1,157
                            --------       -------      -------     -------

       Total.............   $ 50,846       $51,802      $48,044     $52,438
                            ========       =======      =======     =======

        BORROWINGS. From time-to-time the Company has obtained advances from the FHLB as an alternative to retail deposit funds and internally generated funds and may do so in the future as part of its operating strategy. FHLB advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes. These advances are collateralized primarily by certain of the Company's mortgage loans and mortgage-backed securities and secondarily by the Company's investment in capital stock of the FHLB. See "Regulation - Federal Home Loan Company System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Company, fluctuates from time-to-time in accordance with the policies of the OTS and the FHLB. At September 30, 1996, the Company had no outstanding advances from the FHLB. On an on-going basis the Company explores opportunities to access credit lines to provide additional funds to expand its lending activities and expects to use a warehouse line of credit and/or the repurchase finance facilities of a national investment banking firm to fund loan originations in the future.

        The following table sets forth certain information regarding the Company's borrowed funds at or for the periods ended on the dates indicated:

                                                      At or For the
                                                    Nine Months Ended                  At or For the Year
                                                      September 30,                    Ended December 31,
                                                -------------------------   ----------------------------------------
                                                   1996          1995          1995          1994           1993
                                                -----------   -----------   -----------   -----------    -----------
                                                                    (Dollars in thousands)
FHLB advances:

   Average balance outstanding..............      $4,318        $2,354        $3,112        $1,863         $1,011

   Maximum amount outstanding at any
       month-end during the period..........      13,900         5,200         7,600         7,000          4,000

   Balance outstanding at end of period.....           -             -             -         1,250          1,200

   Weighted average interest rate during
       the period...........................        5.93%         6.48%         6.55%         4.87%          3.62%

PROPERTIES

        As of September 30, 1996, the Company conducted its business through three offices. In December 1996, a lease in the amount of $3,500 per month starting on March 1, 1997 with a term of 36 months was entered into on a property in the Denver, Colorado metropolitan area, out of which the Company intends to operate a loan center commencing in the first quarter of 1997. The Company expects to open de novo branches or acquire existing branch offices in the Inland Empire of California and other locations in southern California during 1997 and, as it expands its loan origination operations throughout the United States, will open loan origination centers on an as-needed basis. The opening of additional offices is dependent upon the Company's loan originations. There can be no assurance that the Company will be able to expand its loan originations and/or open additional offices.

                                                            Original                           Net Book Value
                                                              Year                             of Property or
                                              Leased         Leased          Date of              Leasehold
                                                or             or             Lease            Improvements at
                Location                       Owned        Acquired       Expiration        September 30, 1996
----------------------------------------    -----------   ------------    -------------    -----------------------

1598 E. Highland Avenue                       Leased          1986            2001                  $183,000
San Bernardino, CA (1)

4110 Tigris Way (2)                           Leased          1995            1998                  $190,000
Riverside, CA

7751 Belfort Parkway                          Leased          1996            1997                         -
Suite 150
Jacksonville, FL

----------------
(1) During the fourth quarter of 1996, an expense of $100,000 was incurred due to remodeling this office.
(2) The Company purchased this property in November 1996 at a price of $375,000.

SUBSIDIARIES

        As of September 30, 1996, the Company had no subsidiaries. For a discussion of the Company's restructuring plan and establishment of subsidiaries, see "Summary" and "Business of the Company - Restructuring."

LEGAL PROCEEDINGS

        The Company is not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

PERSONNEL

        As of September 30, 1996, the Company had 102 full-time employees and 5 part-time employees. The employees are not represented by a collective bargaining unit and the Company considers its relationship with its employees to be good. See "Management of the Company - Benefits" for a description of certain compensation and benefit programs offered to the Company's employees.

                          FEDERAL AND STATE TAXATION

FEDERAL TAXATION

        General. The Company and the Bank will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The statute of limitations has closed for federal tax purposes through the 1992 tax year and for California Franchise Tax Board purposes through the 1991 tax year.

        Bad Debt Reserve. Historically, savings institutions such as the Bank which met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

        In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

        For tax years beginning after December 31, 1995, the Bank is permitted to maintain a tax reserve equal to the greater of the base year reserve of the reserve calculated using the experience method available to small (average assets less than $500 million) commercial banks as of the year of the change. Any excess of the reserve as of the year of the change over the allowable reserves must be recaptured into taxable income evenly over a period of six years beginning in the 1996 taxable year subject to the suspension rule described below. As of December 31, 1995, the Bank has an excess amount subject to recapture equal to $330,000.

        The experience method allows an institution to maintain a bad debt reserve equal to the ratio of the net charge-offs for the last six years divided by total loans for those years multiplied by the total loans outstanding at the end of the current year. However, this method permits the institution to maintain a minimum reserve balance equal to its reserve balance at the end of its base year, adjusted for declines in the loan portfolio for the base year. Although deductions are allowed for the calculated addition to the bad debt reserve, net recoveries are not taken into taxable income. The Bank is currently using the "6-year moving average" method to calculate its bad debt reserve.
The Bank anticipates that it will continue this practice.

        Distributions. To the extent that the Bank makes "non-dividend distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve.
Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

        Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT, but may be subject to the environmental tax liability.

        Dividends Received Deduction and Other Matters. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

        State of California. The California franchise tax rate applicable to the Bank equals the franchise tax rate applicable to corporations generally, plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporations (but not generally paid by banks or financial corporations such as the Bank); however, the total tax rate cannot exceed 11.3%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. The Company, as a savings and loan holding company commercially domiciled in California, will generally be treated as a financial corporation and subject to the general corporate tax rate plus the "in lieu" rate as discussed previously for the Bank.

        State of Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                  REGULATION

GENERAL

        The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the deposit insurer. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank or their operations. The Company, as a savings and loan holding company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of the OTS and the SEC under the federal securities laws.

        Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations, or the Reorganization. Congress is expected to consider in 1997 the elimination of the federal thrift charter and the abolishment of the OTS. The results of such consideration, including possible enactment of legislation, is uncertain. Therefore, the Bank is unable to determine the extent to which the results of such consideration or possible legislation, if enacted, would affect its business. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

        Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus do not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION

        Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institutions's capital or assets.

        Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. At September 30, 1996, the Bank's general limit on loans-to-one borrower was $1.3 million. At September 30, 1996, the Bank's largest aggregate amount of loans-to-one borrower consisted of $706,772.

        QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of September 30, 1996, the Bank maintained 94.9% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

        Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

        Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the nine months ended September 30, 1996 was 7.6%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

        Assessments. Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the nine months ended September 30, 1996 totalled $14,348.

        Branching. OTS regulations permit federally chartered savings associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors -Financial Institution Regulation and Possible Legislation."

        Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

        Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

        Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

        Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "- Prompt Corrective Regulatory Action."

        The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

        At September 30, 1996, the Bank met each of its capital requirements, in each case on a fully phased-in basis. Due to the fluctuations in the Bank's total assets as a result of its mortgage banking operations, the Bank has been required by the OTS since the Bank's examination completed August 9, 1996 to compute its regulatory capital ratios based upon the higher of (1) the average of total assets based on month-end results; or (2) total assets of the quarter end. Total assets at the end of the quarter ended September 30, 1996 were higher than the month end averages, and therefore the OTS capital averaging requirement did not have an effect on the Bank's regulatory capital ratios. See "Capitalization" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at September 30, 1996 and pro forma capitalization of the Company based upon the issuance of the shares within the Estimated Price Range.

PROMPT CORRECTIVE REGULATORY ACTION

        Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has a total risk-based capital less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

        Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits) are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

        In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

        On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $448,000 on a pre-tax basis and $243,000 on an after-tax basis.

        The Funds Act also spreads the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payment of 1.3 basis points, while SAIF deposits will pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

        As a result of the Funds Act, the FDIC recently voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

        The Bank's assessment rate for the nine months ended September 30, 1996 was 26 basis points and the premium paid for this period was $584,000. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

        Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

THRIFT RECHARTERING LEGISLATION

        The Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury to submit a report to Congress by March 31, 1999 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS were introduced in the 104th Congress. It is likely that legislation will be introduced in the new Congress addressing the elimination of the savings association charter. However, the Bank is unable to predict whether such legislation would be enacted and, if so, the extent to which the legislation would restrict or disrupt its operations.

TRUTH IN LENDING

         The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder requires lenders, such as the Bank, to provide a disclosure statement to borrowers which explains the terms and cost of credit, including, but not limited to, the amount financed, finance charges, other charges, and prepayment terms. Regulation Z applies to a wide variety of lending transactions, including mortgage loans and credit cards. The TILA provides borrowers with a three day right to cancel certain credit transactions, including residential mortgage loans and other loans where a customer pledges his or her principal dwelling as security for the loan. Failure to comply with the provisions of the TILA could subject a lender to criminal and civil sanctions.

        The TILA was amended effective October 1, 1995 to impose new disclosure requirements and substantive limitations on closed-end home equity mortgage loans bearing rates or fees above a certain percentage or amount ("TILA Amendments"). Specifically, the TILA Amendments applies to loans secured by a customer's principal dwelling (other than a residential mortgage loan to acquire or construct a borrower's principal dwelling, a reverse mortgage transaction or home equity lines of credit) with (i) an annual percentage rate which exceeds by more than ten percentage points the yield on U.S. Treasury securities having comparable periods of maturity; or (ii) total loan origination fees and other fees payable by the customer will exceed the greater of 8% of the loan amount or $400 ("Covered Loans".) Additional disclosures are required to be provided to the customer under the TILA Amendments for all Covered Loans not less than three business days prior to the consummation of the transaction.

OTHER LENDING LAWS

        The Bank is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including grace, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Bank is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Bank's business. The Bank is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

        In addition, the Bank is subject to various other Federal and state laws, rules and regulations governing, among things, the licensing of, and procedures which must be followed by, mortgage lenders and services, and disclosures which must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

FEDERAL HOME LOAN BANK SYSTEM

        The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at September 30, 1996, of $802,000. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At September 30, 1996, the Bank had no outstanding FHLB advances.

        The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1995, 1994 and 1993, dividends from the FHLB to the Bank amounted to $30,462, $30,299 and $17,045, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

        The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $52.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $52.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $52.0 million. The first $4.3 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

        The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

        As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "- Federal Savings Institution Regulation - QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHC Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors - Financial Institution Regulation and Possible Legislation."

        The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; and from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. The HOLA also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by the HOLA; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

        The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

        The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the Common Stock to be issued in the Offerings. Upon the effectiveness of the Offerings, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

        The registration under the Securities Act of shares of the Common Stock to be issued in the Offerings does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                          THE BOARD OF DIRECTORS AND
                           MANAGEMENT OF THE COMPANY



     The following table sets forth certain information regarding executive officers and directors of the Company.



                   Name              Age(1)         Position(s) Held With Company
        ---------------------   ------------   -----------------------------------------
        Daniel L. Perl                47       Director, President and Chief Executive
                                               Officer

        L. Bruce Mills, Jr.           39       Executive Vice President, Chief Financial
                                               Officer, Treasurer and Corporate Secretary

        Ronald G. Skipper             55       Chairman of the Board

        Richard C. Caldwell           55       Director

        John D. Goddard               57       Director

        Milton E. Johnson             59       Director

        --------------
        (1)   As of September 30, 1996.




Biographical Information

     Daniel L. Perl joined the Bank in 1994 as the Senior Vice President and Chief Loan Officer. Mr. Perl was recently promoted to the position of President and Chief Executive Officer of the Bank. Mr. Perl has over twenty-one years of continuous experience in real estate finance. Prior to joining the Bank, Mr. Perl served in management positions with various mortgage finance companies and banking institutions. From 1991 to 1993, Mr. Perl was a Senior Vice President with WCP Trading Corporation.

     L. Bruce Mills, Jr. joined the Bank in 1986. Mr. Mills currently serves as the Executive Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank, Mr. Mills served as an examiner with the Federal Home Loan Bank of San Francisco.

     Ronald G. Skipper is the Chairman of the Board of the Company and has served as a Director of the Bank since 1983. Mr. Skipper is a self-employed attorney and has been practicing law for 31 years.

     Richard C. Caldwell is the Chairman of the Board of the Bank. Mr. Caldwell was elected to the Board of Directors of the Bank in 1983 and has served as Chairman of the Board since 1983. Mr. Caldwell has been a partner of Caldwell & Moreland Insurance brokers since January, 1995. Since February 1982, Mr. Caldwell has been President and sole owner of Caldwell & Hunt Insurance Brokers.

     John D. Goddard has served as a Director of the Bank since 1988. Mr. Goddard is a Certified Public Accountant. Mr. Goddard has been President of Goddard Accountancy Corporation since 1962.

     Milton E. Johnson has served as a Director of the Bank since 1983. Mr. Johnson has been the President of Horne Lumber Company, a building materials supplier, since 1960. In addition, Mr. Johnson has been a partner in Control Nevada Hay Company since 1987.

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Richard C. Caldwell and Milton E. Johnson, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of Messrs. Ronald G. Skipper and Daniel L. Perl, has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of Mr. John D. Goddard, has a term of office expiring at the third annual meeting of stockholders.

     The officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Since the formation of the Company, none of the executive officers, directors or other personnel has received remuneration from the Company.

Committees of the Board of Directors of the Company

     The Company has established an Audit Committee consisting of Messrs. Skipper and Goddard and a Personnel/Compensation Committee consisting of Messrs. Skipper, Goddard, Johnson and Perl.

Directors' Compensation

     The directors of the Company who are not also employees of the Company will receive a monthly retainer for acting in such capacity following the Reorganization. The amount of such fees has not yet been determined.

                THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK

Directors

     The following table sets forth certain information regarding the Board of Directors of the Bank.



                                                  Positions          Director   Term
           Name                       Age(1)    Held With the Bank     Since    Expires
---------------------------          -------   --------------------   -------  ---------

Richard C. Caldwell                      55     Chairman of             1983     1997
                                                the Board

John D. Goddard                          57     Director                1988     1999

Milton E. Johnson                        59     Director                1983     1997

Edgar C. Keller                          75     Director                1983     1999

Milton L. Kelley                         71     Director                1983     1997

Daniel L. Perl(2)                        47     Director, President     1996     1997
                                                and Chief Executive
                                                Officer

Ronald G. Skipper                        55     Director                1983     1998

Louis E. Yeager                          76     Director                1983     1998

-----------------------------

(1) As of September 30, 1996
(2) Mr. Perl was elected by the Board of Directors to fill the vacancy created by the resignation of a director in June 1996.

Executive Officers who are not Directors

  The following table sets forth certain information regarding the executive officer of the Bank who is not also a director.

        Name                         Age(1)         Position Held with the Bank
----------------------------         ------    --------------------------------------------------
L. Bruce Mills, Jr.                   39        Executive Vice President, Secretary and Treasurer
Joseph R.L. Passarino                 41        Senior Vice President
Mary E. Darter                        36        Senior Vice President



_____________________________
(1)  As of September 30, 1996.


Biographical Information

  Directors and Executive Officers of the Bank who are not Directors and Executive Officers of the Company

  Edgar C. Keller has been a Director of the Bank since 1983. Mr. Keller was a partner with the law firm of Keller & Holt from 1963 until 1994. After such time, Mr. Keller was a partner with the law firm of Keller & Keller until his retirement in 1996.

  Milton L. Kelley has been a Director of the Bank since 1983. Prior to his retirement he was the owner of a jewelry store.

  Louis E. Yeager has served as a Director of the Bank since 1983. Mr. Yeager was the District Manager for Shell Oil Company prior to his retirement in March, 1974. Mr. Yeager currently serves on the Board of the San Bernardino United School District.

  Joseph R.L. Passarino joined the Bank in February 1994 as senior vice president and is responsible for all loans originated by the Bank nationally. Prior to that, from 1988 to 1994, Mr. Passarino was in charge of loan production for St. Thomas Company.

  Mary E. Darter joined the Bank in July 1994 and was named senior vice president in August 1996. Ms. Darter is primarily responsible for mortgage financing operations. Prior to joining the Bank, Ms. Darter was employed by Imperial Credit Industries/Southern Pacific Thrift and Loan from 1991 to 1994 in charge of the warehouse line of credit division and bulk acquisitions.

Committees and Meetings of the Board of Directors of the Bank

  The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1995, the Board of Directors met 12 times. No director attended fewer than 75% of the total number of Board meetings held during this period.

  The Board of Directors of the Bank has established the following Board and management committees:

  The Audit Committee consists of Messrs. Keller, Kelley, Goddard and Yeager. The Bank's Internal Auditors report to this committee. The purpose of this committee is to review the audit function and management actions regarding the implementation of audit findings. The committee also maintains a liaison with the outside auditors and reviews the adequacy of internal controls. The committee meets quarterly or as necessary.

  The Loan Committee consists of Messrs. Skipper, Caldwell, Johnson and Perl. This Committee exercises the authority of the Board pertaining to loan matters and approves or rejects all loans presented by management. This Committee also reviews the workout solutions of problem loans, and approves the classification of assets and the establishment of adequate valuation allowances. The Committee meets monthly.

  The Executive Committee consists of Messrs. Caldwell, Goddard and Skipper. This committee exercises the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors. Any actions by this committee require subsequent ratification by the Board of Directors at the next regular meeting. The Executive Committee meets as needed.

  The Investment Committee consists of Messrs. Goddard, Caldwell, Johnson and Mills. The purpose of this committee is to adopt and maintain policies regarding the investment portfolio and to monitor the interest rate and the credit risks of liquidity portfolio investments. This committee meets semi-annually or as needed.

  The Personnel/Compensation Committee consists of Messrs. Yeager, Keller, Kelley, Johnson, Caldwell, Goddard and Perl. This Committee is responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues. The committee meets semi-annually or as needed.

  The Asset Classification Committee consists of Messrs. Mills and Perl. The purpose of this committee is to review the Bank's loan portfolio and monitor the classification of assets. This committee meets quarterly.

  The Bank also maintains a Budget Committee consisting of Messrs. Caldwell, Goddard, Kelley, Yeager and Mills.

Directors' Compensation

  Directors' Fees. Directors of the Bank who are not also employees of the Bank receive a retainer of $950 per month for serving on the Bank's Board of Directors except the Chairman of the Board who receives $1200 per month.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table shows, for the year ended December 31, 1995, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to the chief executive officer and the most highly compensated executive officer of the Bank other than the chief executive officer in fiscal year 1995 ("Named Executive Officers").

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term Compensation
                                                                            -----------------------------------------
                                               Compensation(1)                          Awards               Payouts
                                 ------------------------------------------------------------------------------------
                                                                             Restricted      Securities
                                                                  Other        Stock         Underlying       LTIP     All Other
  Name and Principal                                           Compensation    Awards         Options        Payouts  Compensation
     Positions(2)          Year    Salary($)      Bonus($)        ($)(1)        ($)             (#)            ($)      ($)(3)
------------------------------------------------------------------------------------------------------------------------------------

Daniel L. Perl             1995    $75,000      $572,555(4)      $    -         $ -             $ -           $   -      $750
  President and Chief
  Executive Officer

Nora Vineyard              1995    100,000           -                -           -               -               -       750
  President and
  Chief Executive
  Officer

Joseph R.L. Passarino      1995     21,000       145,204              -           -               -               -         -

-----------------------------------
(1) For fiscal year ending in 1995, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or
     (e) preferential discounts on stock.
(2) Ms. Vineyard retired from the position of President and Chief Executive Officer in June, 1996 at which time Mr. Perl was elected to fill these positions.
(3)  Represents amount contributed by the Bank pursuant to the Bank's 401(k)
     Plan.
(4) Includes $285,443 deferred by Mr. Perl for 1995 which was paid in 1996. See "Employment Agreement."

PREVIOUS EMPLOYMENT AGREEMENT

         The Bank entered into an employment agreement with Mr. Perl (the "Executive") on December 31, 1993. This employment agreement was intended to ensure that the Bank would be able to maintain a stable and competent loan operation. The continued success of the Bank depends to a significant degree on the skills and competence of Mr. Perl. The employment agreement provided for a one year term and could be extended for an additional three year period. The employment agreement provided that the Executive's base salary was $75,000. In addition to the base salary, the employment agreement provided that Mr. Perl received certain incentive compensation. The incentive compensation was determined by a specific formula tied to the performance of the Bank's mortgage finance operation. Based upon his base salary and incentive compensation, Mr. Perl earned $648,000 in 1995.

LETTER AGREEMENT

         In order to ensure continuity of management during the period prior to the Reorganization, the Company and the Bank and Mr. Perl have entered into a letter agreement ("Letter Agreement") to replace the previous employment agreement, effective January 1, 1997, through the later of the date of the completion of the Public Offering and the Reorganization. The Letter Agreement also sets forth the basic terms of the employment agreements between Mr. Perl and each of the Bank and the Company upon the completion of the Reorganization and the Public Offering. The terms of the proposed agreements are set forth in "- Employment Agreements."

         The Letter Agreement provides that during the period of its effectiveness, Mr. Perl will serve as President and Chief Executive Officer of the Company and the Bank, and will receive a base salary of $400,000 per year ("Base Salary"), plus a bonus equal to 8.0% of the average after tax net income in excess of 10.0% return on average equity, as defined in the letter agreement ("Bonus"). Such Bonus shall be payable no later than March 15, 1998. Payment of the Base Salary and Bonus are dependent upon the Bank maintaining minimum regulatory capital requirements and there being no OTS supervisory directive in place regarding the Bank and its operations or the services performed by Mr. Perl.

         The Letter Agreement provides for termination of Mr. Perl's employment by the Bank or the Company for cause as defined in the Letter Agreement at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause during the effective period of the Letter Agreement, Mr. Perl, or in the event of death, his beneficiary, would be entitled to receive two times Base Salary plus a Bonus equal to $2.2 million. In the event the Bank is not in compliance with its minimum capital requirements or if such payment would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

         Under the Letter Agreement, in the event Mr. Perl voluntarily terminates his employment with the Company or the Bank without the written approval of the Boards of Directors of the Company and the Bank, as the case may be, Mr. Perl has agreed not to compete with the Company or the Bank for a period of one year following termination within the continental United States. Mr. Perl has further agreed, in the event of a breach of the non-compete provision, to pay as liquidated damages an aggregate sum of $500,000 in which event the non-compete provision will expire.

EMPLOYMENT AGREEMENTS

         Upon the consummation of the Reorganization and the Public Offering, the Bank and the Company will enter into employment agreements (collectively, the "Employment Agreements") with Mr. Perl. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Offerings. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Mr. Perl.

         The Employment Agreements provide for three-year terms for Mr. Perl. The Bank Employment Agreement, provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of Mr. Perl. The term of the Company Employment Agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The Bank and Company Employment Agreements provide that Mr. Perl's salary will be reviewed annually. The Bank Employment Agreement provides that Mr. Perl will receive a Base Salary of $150,000 per year while the Company Employment Agreement provides that he will receive a Base Salary of $250,000 per year (together the "Base Salary"), plus a bonus equal to 8.0% of the average of the after tax net income of the Company in excess of 100% return on average equity, as defined in the Employment Agreements ("Bonus"). Such Base Salary is pro rated between the Bank and the Company depending upon the duties performed for and the obligations to each of the Bank and the Company, respectively while the Bonus shall be paid by the Company. The Bonus for each year shall be payable by the Company no later than March 15 of the following year. In addition to the Base Salary and Bonus, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits substantially equivalent to those in which Mr. Perl was participating or otherwise deriving benefit from immediately prior to the beginning of the terms of the Employment Agreements. The Employment Agreements provide for termination by the Bank or the Company for cause as defined in the Employment Agreements at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause, or in the event of Mr. Perl's resignation from the Bank or the Company upon: (i) failure to re-elect Mr. Perl to his current offices; (ii) a material change in Mr. Perl's functions, duties or responsibilities; (iii) a relocation of Mr. Perl's principal place of employment by more than 30 miles; (iv) a material reduction in the benefits or perquisites to Mr. Perl from those being provided at the effective date of the Employment Agreement, unless consented to by Mr. Perl or such reduction is part of a nondiscriminatory reduction applicable to all employees; (v) liquidation or dissolution of the Bank or the Company; or (v) a breach of the Employment Agreement by the Bank or the Company, Mr. Perl or, in the event of death, his beneficiary would be entitled to receive, pursuant to the Bank Agreement, those payments due to Executive for the remaining term of the Agreement, or pursuant to the Company Agreement, an amount equal to three times his Base Salary under that Agreement for the preceding year plus two times his Bonus for the preceding year; provided, however, that in the event that the Boards of Directors determine that such payment would have a material adverse affect on the Company's financial condition or results of operations, then the Company and the Bank shall pay the Executive two times the previous year's Base Salary under that Agreement, Common Stock of the Company having a fair market value equal to one times the previous year's Base Salary under that Agreement and two times the previous year's Bonus. In the event that Executive is terminated without cause during 1997, the Executive will be entitled to two times Base Salary and a Bonus equal to $2.2 million. The Bank and the Company would also continue and pay for Mr. Perl's life, health, dental and disability coverage for the remaining term of the Agreement. Under certain circumstances, upon any termination of the Executive, the Executive is subject to a non-compete and liquidated damages provision and a confidentiality provision relating to information in his possession regarding the Company or the Bank. In the event that the Executive thereafter breaches the non-compete provision, the Employment Agreements provide that the Executive shall pay the Bank and the Company, in the aggregate, $500,000, as liquidated damages, in which event the non-compete provision will expire.

         Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, Mr. Perl or, in the event of his death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue Mr. Perl's life, health, and disability coverage for thirty-six months.

         Payments to Mr. Perl under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event the Bank is not in compliance with its minimum capital requirements or if any payment under the Bank Employment Agreement would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or Successor thereto is in capital compliance. Payment under the Company's Employment

Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by Mr. Perl pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if Mr. Perl is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify Mr. Perl to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Bank or the Company during 1997, the total amount of payments due under the Agreements, based on Base Salary to be paid to Mr. Perl and Bonus would be $3.0 million.

CONSULTATION AGREEMENT

         The Bank has entered into a five year consulting agreement with Mrs. Nora L. Vineyard commencing on July 15, 1996 (the "Agreement"). Mrs. Vineyard will receive compensation in the amount of $120,000 for a period of three years and $90,000 for the remaining two years of the Agreement. The Agreement provides Mrs. Vineyard with medical insurance during the term of the Agreement. Pursuant to the terms of the Agreement, Mrs. Vineyard will be available to provide advisory and consulting services and will give the Company and the Bank the benefit of her special knowledge, skills, contacts and business experience. A portion of the future payments due pursuant to this Agreement were accrued and expensed during the nine months ended September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Comparison of Operating Results for the Nine Months Ended September 30, 1996 and September 30, 1995."

BENEFITS

         Insurance Plans. All full-time employees are covered as a group for comprehensive hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.

         401(k) Plan. The Bank maintains the Life Savings Bank Employee's Savings Plan ("401(k) Plan"), a tax-qualified cash or deferred arrangement (i.e., 401(k) feature), under Section 401(a) of the Code. The 401(k) Plan provides participants with benefits upon retirement, death, disability or termination of employment with the Bank. Employees are eligible to participate in the plan following the completion of 6 months of service with the Bank and the attainment of age 21.

         Participants may authorize the Bank to contribute to the 401(k) Plan, on their behalf, from 1% to 15% of their compensation, not to exceed certain legally permissible limits, including an overall dollar limit of $9,500 for 1997. The Bank currently matches 25% of the first 8% of the deferral by a Participant under the 401(k) Plan each year. Each plan year, the Bank may also make an additional contribution to the 401(k) Plan (a "profit sharing contribution"). The profit sharing contribution, if made by the Bank, is allocated to each Participant's account based on the Participant's compensation for the year relative to the compensation of all participants for the year.

         Participants are always 100% vested in their deferral contributions. Participants become 20% vested in the Bank's matching contributions and profit sharing contributions after the completion of two year of service with the Bank. Their vested interest in the matching contributions and profit sharing contributions increases by 20% for each year of service completed, so that after the completion of 6 years of service, the Participant is 100% vested in the Bank's matching contributions and profit sharing contributions.

          A Participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon termination of the participant's employment, death, disability or retirement. Participants may also receive hardship distributions and loans from the 401(k) Plan. Any distribution made to a Participant prior to the Participant's attainment of age 59 1/2 is subject to a 10% tax penalty. The Board of Directors may at any time discontinue the Bank's contributions to employee accounts. For the years ended December, 1995, 1994 and 1993, the Bank's matching contributions to the 401(k) Plan were zero, $7,000 and $8,000, respectively.

         The 401(k) Plan permits Participants to direct the investment of their 401(k) plan account into various investment alternatives. The investment accounts are valued daily and participants are provided with information regarding the market value of the participant's investments and all contributions made on his or her behalf on at least an annual basis. In connection with the Reorganization of the Bank and the Offering, the Bank will amend the 401(k) Plan to permit Participants to invest in an Employer Stock Fund as one of the investment alternatives. The Employer Stock Fund will be invested primarily in shares of Common Stock.

         Employee Stock Purchase Plan. The Company has adopted, as of January 1997, the Life Financial Employee Stock Purchase Plan ("ESPP"), pursuant to which the Company may make available for sale to employees shares of its Common Stock at a price equal to no less than 85% of the fair market value of the Common Stock on the date of purchase. The ESPP is designed to give eligible employees the opportunity to purchase shares of Company Common Stock through payroll deductions of up to a specified percentage of their total compensation. The ESPP will become effective upon the completion of the Offerings.

         ESOP. In connection with the Reorganization and Offering, the Company intends to implement an employee stock ownership plan ("ESOP"). The ESOP is a tax-qualified retirement plan under Section 401(a) of the Code designed to invest primarily in the Common Stock. The ESOP will provide eligible employees with the opportunity to receive a Company-funded retirement benefit based on the value of the Common Stock and any other investment held by the plan. Employees of the Company who have completed certain eligibility and minimum service requirements will be eligible to participate in the ESOP. The Company's contributions to the ESOP will be allocated to participants accounts based on the ratio each participant's compensation bears to all participants' compensation. It is expected that a Participant's account under the ESOP will vest at the same rate as employer contributions to the 401(k) Plan vest (i.e. 20% after two years of service with full vesting after six years). It is anticipated that the shares purchased by the ESOP will be funded through contributions from the general funds of the Company on an annual basis and will equal up to two percent (2.0%) of the issued and outstanding shares of the Company at the time of purchase. Any such contributions shall be at the discretion of the Board of Directors of the Company. Borrowed Funds will not be used to acquire such shares.

STOCK OPTION PLAN

         The Board of Directors of the Bank adopted the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan (the "Option Plan"), a stock-based benefit plan which provides for the granting of stock options to eligible officers, employees and directors of the Bank on November 21, 1996. The Board of Directors of the Bank has reserved 107,200 (321,607 post-Reorganization) shares for issuance under the Option Plan. Upon completion of the Reorganization and the Public Offering, the Bank's Option Plan will, by operation of law and pursuant to the Option Plan, become the Option Plan of the Company. The Board of Directors of the Company adopted amendments to the Option Plan and provided for a restatement of such plan, which amendments and restatement will become effective upon the completion of the Reorganization and the Public Offering. The Board of Directors of the Company has reserved shares equal to 10% of the issued and outstanding shares of the Company giving effect to the Reorganization and the Public Offering, including Company options to be exchanged for Bank options. Stock options with respect to shares of the Bank's Common Stock granted under the Bank's Option Plan and outstanding prior to completion of the Reorganization will automatically become options to purchase three shares of the Company's Common Stock upon identical terms and conditions. The Company will assume all of the Bank's obligations with respect to the Option Plan. Following the completion of the Reorganization, the Company's Option Plan will be available to directors, officers and employees of the Company and to directors, officers and employees of its direct or indirect subsidiaries, including the Bank, as selected pursuant to the plan and all references to the Bank's Common Stock will be deemed references to the Company's Common Stock. The following description of the Option Plan reflects the Plan as it will exist upon consummation of the Reorganization.

         The stock option benefits provided under the Option Plan are designed to attract and retain qualified directors and personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company, and as an incentive to contribute to the success of the Bank and the Company and reward key employees for outstanding performance. The Option Plan provides for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights. Limited Rights are exercisable only upon a change in control of the Bank or the Company. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. Except for options granted to directors, all options granted contemporaneously with adoption of the Option Plan are intended to be Incentive Stock Options to the extent permitted under Section 422 of the Code. The Option Plan will be in effect for a period of ten years from the adoption by the Board of Directors.

         Under the Option Plan, the Personnel/Compensation Committee determines which officers and employees will be granted options and Limited Rights, whether such options are to be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of a stock option is required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted under the Option Plan. The Committee has granted options to purchase 64,320 (192,960 post-Reorganization), 4,180 (12,540 post-Reorganization) and 4,156 (12,468 post-Reorganization) shares respectively to Messrs. Perl, Mills and Passarino and has granted options to purchase an aggregate of 13,104 (39,312 post-Reorganization) shares to six other officers at an exercise price of $3.33, on a pro forma basis as of September 30, 1996. An additional _____, _____, and _____ options have been granted to Messrs. Perl, Mills, Passarino and other officers, respectively, at the Offering Price.

         An optionee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction would be able to be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an optionee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

         Stock options will become vested and exercisable in the manner specified by the Company. The options granted by the Bank in connection with the adoption of the Option Plan will vest at a rate of 33.3% per year, beginning on November 21,, 1997. It is anticipated that options granted by the Company in connection with the Reorganization and the Public Offering will vest at a rate of 33.3% per year beginning on the third anniversary of the date of the Reorganization and Public Offering. Incentive Stock Options granted in connection with the Option Plan could be exercisable for three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death, disability, retirement or termination of an employee's service following change in control of the Bank or the Company, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option as described above. In the event of retirement, if the optionee continues to perform services as a director on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a director. Non-Statutory Stock Options granted in connection with the Option Plan could be exercisable for one year following the date on which the employee ceases to perform services for the Bank or the Company, except that in the case of death, disability, retirement or termination of the optionee's service following a change in control, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Bank.

         All Options granted by the Bank to outside directors under the Option Plan would be Non-Statutory Stock Options and will vest and become exercisable commencing one year after the date of adoption of the Option Plan at the rate of 33.3% per year, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. The Committee has granted options to purchase 3,060 shares to each of the outside directors of the Bank at an exercise price of $10.00. Options granted by the Company in connection with the Reorganization and the Public Offering will vest at a rate of 20% per year beginning on the first anniversary date of the Reorganization and the Public Offering. The Compensation Committee of the Company has granted options to purchase _____ shares to each of the outside directors at an exercise price equal to the Offering Price. In the event of the death or disability of a participant or termination of a participant's service following a change in control of the Company or the Bank, all previously granted options would immediately vest and become fully exercisable.

         A change in control is be defined in the Option Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

   The following table lists all grants of options and stock appreciation rights ("SARs") under the Option Plan to the Named Executive Officers for fiscal 1996 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.


                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                               Annual Rates of
                                                                                                 Stock Price
                                                                                               Appreciation for
                               Individual Grants                                                  Options(1)
---------------------------------------------------------------------------------       -------------------------------
                     Number of
                     Securities        % of Total
                     Underlying       Option/SARs    Exercise or
                      Options/         Granted to    Base Price
                    SARs Granted      Employees in       Per         Expiration
     Name          (#)(2)(3)(4)(5)    Fiscal Year       Share         Date(6)                5%                10%
-----------------  --------------    -------------   -----------    ---------------     ------------     --------------

Daniel L. Perl...     192,960(7)          75%         $3.33(7)        11/21/07            $404,811           $1,021,665
Joseph R.L. Passerino  12,468(7)        4.85          $3.33(7)        11/21/07            $ 26,157           $   66,014

--------------------------------------
(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) Options granted pursuant to the Option Plan become exercisable in equal installments at an annual rate of 33.3% beginning November 21, 1997, unless otherwise accelerated.
(3) The purchase price may be paid in cash or in Common Stock.
(4) Under limited circumstances, such as death or disability of an employee, the employee (or his beneficiary) may request that the Company, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary), the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Company's discretion to accept or reject such a request.
(5) To the extent possible, options will be treated as incentive options.
(6) The option term is ten years.
(7) As adjusted to reflect the Reorganization.

   The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                       Fiscal Year-End Option/SAR Values

                                                              Value of
                         Number of Securities               Unexercised
                        Underlying Unexercised              In-the-Money
                           Options/SARs at                 Option/SARs at
                          Fiscal Year End(#)             Fiscal Year End($)
                   ------------------------------   ----------------------------
     Name            Exercisable/Unexercisable(1)   Exercisable/Unexercisable(2)
--------------     ------------------------------   ----------------------------
Daniel L. Perl......          0/192,960                       0/0
Joseph R.L. Passarino         0/12,468                        0/0

---------------------------
(1) The options in this table have an exercise price of $3.33, as adjusted to reflect the Reorganization, and become exercisable at an annual rate of 33.3% beginning November 21, 1997. The options will expire ten (10) years from the date of grant.
(2) Based on market value of the underlying stock at January 21, 1997, minus the exercise price. The bid and ask prices for the Bank's common stock on January 21, 1997 was $3.00 and $3.67 per share, respectively, as adjusted to reflect the Reorganization. Therefore, using the average of the bid and ask prices, there is no positive spread between the exercise price of the options and the price of the common stock of the Bank.

Transactions With Certain Related Persons

   The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

   The Bank's current policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 1995, the law firm of Keller and Keller provided legal representation to the Bank for which it was paid $8,200 for legal fees and related services. Until his retirement in 1996, Mr. Edgar C. Keller, a director of the Bank was a partner with Keller and Keller. In addition, the Bank purchased four policies of insurance from Caldwell & Moreland Insurance Brokers, Inc. for $49,000 which yielded commissions of $6,250. Richard C. Caldwell is a director of the Bank and a partner of Caldwell & Moreland Insurance Brokers, Inc.

Security Ownership of Management

   At September 30, 1996, the Bank had 1,070,572 shares of common stock outstanding. In connection with the Reorganization each share of common stock will be exchanged for three shares of the Common Stock of the Company.

   The following table sets forth, as of September 30, 1996, on a historical and on a pro forma basis, giving effect to the Reorganization and the sale of 2,500,000 shares in the Public Offering, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

                                                                   Beneficial Ownership              Beneficial Ownership
                                                                     Before Offerings                  After Offerings
                                                               ------------------------------     -----------------------------
    Name and Address              Position with the
   of Beneficial Owner                   Bank                    Shares           Percent            Shares         Percent
------------------------         -----------------------       -----------     --------------     -----------     -------------
Richard C. Caldwell                Chairman of the              60,226 (1)         5.6%             180,678           3.2%
                                   Board

Ronald G. Skipper                  Director                     52,000 (2)         4.9              156,000           2.7

John D. Goddard                    Director                     56,642 (3)         5.3              169,926           3.0

Milton E. Johnson                  Director                     37,842 (4)         3.5              113,526           2.0

Daniel L. Perl                     Director, President          32,476 (5)         3.0               97,428           1.7
                                   and Chief
                                   Executive Officer

Edgar C. Keller                    Director                     17,174 (6)         1.6               51,522           0.9

Milton L. Kelley                   Director                     16,315 (7)         1.5               48,945           0.9

L. Bruce Mills, Jr.                Executive Vice                  366 (8)           *                1,098             *
                                   President, Secretary
                                   and Treasurer

Louis E. Yeager                    Director                      8,160 (9)         0.8               24,480           0.4

Joseph R.L. Passarino              Senior Vice President         1,456               *                4,368             *

All Executive Officers                                         282,657 (10)       26.4              847,971          14.8
   and Directors as a
   Group (10 persons)

--------------------------
 (1) All shares are held through Mr. Caldwell's employee benefit plan.
 (2) These shares are held in the Ronald Skipper Pension Sharing Plan.
 (3) Of these shares, 25,376 are held by Mr. Goddard and his wife as joint tenants and 31,266 are held in the John D. Goddard Corporation Profit Sharing Plan and Trust.
 (4) Of these shares, 4,668 are held by Mr. Johnson and his wife as joint tenants, 27,882 are held in an IRA account for Mr. Johnson and his wife, 3,138 are held in custodial accounts for minors, 1,538 are held in joint tenancy with other family members and 616 are owned of record by two other family members.
 (5) Of these shares, 7,502 are held in joint tenancy with Mr. Perl's wife and 17,472 are held in the Navieve Financial Corp Profit Sharing Trust.
 (6) Of these shares 15,374 are held as tenants in common with another party.
 (7) Of these shares 4,823 are held in joint tenancy with Mr. Kelley's wife.
 (8) These shares are held in joint tenancy with Mr. Mills' wife.
 (9) These shares are held in the Louis E. Yeager & Frances K. Yeager Recovable Living Trust.
(10) Does not include 15,374 shares of Common Stock held by Mrs. Nora L. Vineyard who is currently serving as a consultant to the Bank.

                              THE REORGANIZATION

         The Boards of Directors of the Bank and the Company unanimously approved and entered into an Agreement and Plan of Reorganization ("Plan of Reorganization") pursuant to which the Bank will be reorganized into a holding company structure and become the wholly owned subsidiary of the Company ("Reorganization") and each share of common stock of the Bank outstanding immediately prior to the Reorganization would be converted into three shares of Company Common Stock.

         The Plan of Reorganization is subject to certain conditions, including the approval of the Reorganization by the affirmative vote of the holders of a majority of the outstanding shares of the Bank's common stock eligible to be cast at the special meeting of stockholders scheduled to be held on March 12, 1997 and approval of the Reorganization by the OTS.

         Until stockholder approval and all regulatory approvals have been obtained, no sales of the Common Stock may be completed.

                  RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

         Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of the Company. Notwithstanding the foregoing, under certain circumstances, the Company may be subject to section 2115 of the California Corporation Code (as a foreign corporation) which may have the effect of superseding certain provisions of the Company's Certificate of Incorporation and Bylaws as interpreted by Delaware law, particularly those provisions providing for a staggered board of directors and eliminating cumulative voting. However, management believes that such provisions of the California Corporation Code will not apply to the Company because its securities will be listed on the National Market System of the Nasdaq Stock Market and it is anticipated that there will be at least 800 stockholders and, as such, the Company will be exempt from the provisions of
Section 2115.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

         A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of the provisions of the Company's Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

         Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by employee benefit plans or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation also contains provisions authorizing the Board of Directors to construe and apply the Limit and to demand that any person reasonably believed to beneficially own Common Stock in excess of the Limit (or hold of record Common Stock beneficially owned in excess of the Limit) to provide the Company with certain information. No assurance can be given that a court applying Delaware law would enforce such provisions of the Certificate of Incorporation. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

         Board of Directors. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

         In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Reorganization and the Public Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares and upon exercise of stock options to be issued pursuant to the terms of the Incentive Plan.

         Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

         Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. No assurance can be given that a court applying Delaware law would enforce the foregoing provision of the Certificate of Incorporation. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

         Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and

Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Certain Bylaw Provisions. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION

         The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreement with Mr. Perl and the Incentive Plan may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "The Board of Directors and Management of the Bank - Employment Agreement" and "- Benefits - Incentive Plan."

         The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

         The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section
203. At the present time, the Board of Directors does not intend to propose any such amendment.

         Any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The Company is authorized to issue 25,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue 3,211,716 shares of Common Stock and no shares of Preferred Stock in the Exchange Share Offering and 2,500,000 shares in the Public Offering. Except as discussed above in "Restriction on Acquisition of the Company and the Bank," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, all such stock will be duly authorized, fully paid and non-assessable.

         THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

         Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. The holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

         As a federal savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors. Subsequent to the Reorganization, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

         None of the shares of the Company's authorized Preferred Stock will be issued in the Reorganization and the Public Offering. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                   DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

         The Federal Stock Charter of the Bank authorizes the issuance of capital stock consisting of 10,000,000 shares of common stock, stated value $8.00 per share. Each share of Common Stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Currently, 1,070,572 shares of Common Stock are issued and outstanding, held of record by approximately 411 stockholders.

COMMON STOCK

         Dividends. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends.

         Voting Rights. Holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of Common Stock will be entitled to one vote for each share held of record on each matter submitted to a vote, subject to the right of stockholders to cumulate their votes for the election of directors.

         Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution in cash or in kind. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to the Common Stock.

                         TRANSFER AGENT AND REGISTRAR

         Wells Fargo Bank, N.A., Los Angeles, California is the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

         The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock. Upon completion of the Offerings, there will be outstanding 5,711,716 shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option).

         All shares of Common Stock issued in the Offerings will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares purchased by affiliates of the Company (in general, any person who has a control relationship with the Company) or shares exchanged by affiliates in the Reorganization, which shares will be subject to the resale limitations of Rule 144. After the Offerings, shares of Common Stock held by affiliates will be considered to be "control shares" and 571,171 shares of Common Stock (608,672 shares if the Underwriters' over-allotment option is exercised in full) issuable upon the exercise of options that the Company has granted or agreed to grant will be "restricted securities" within the meaning of Rule 144, and are eligible for sale in the public market in compliance with Rule 144. At the first meeting of stockholders of the Company, the Company intends to file a registration statement on Form S-8 under the Securities Act registering approximately 571,171 shares of Common Stock (608,672 shares if the Underwriters' over-allotment option is exercised in full) issuable upon exercise of options granted or to be granted pursuant to the Company's Option Plan. Upon effectiveness of the registration statement, shares issued to nonaffiliates upon the exercise of the options generally will be freely tradeable without restriction or further registration under the Securities Act. All officers and directors of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 90 days after the date of this Prospectus without the prior written consent of the Representatives of the Underwriters. The Company has agreed, subject to certain exceptions, that it will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative of the Underwriters.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least two years have elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (57,117 shares based upon 5,711,716 shares to be outstanding immediately after the Offerings), or (ii) if the Common Stock is quoted on the National Market System of the Nasdaq Stock Market or a stock exchange, the average weekly trading volume of Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least three years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                 UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom FBR is acting as representative (the "Representative"), has severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite its name below.

                    Underwriter                                          Number of Shares
                    -----------                                          ----------------
Friedman, Billings, Ramsey & Co., Inc............................
         Total...................................................

         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase all of the Common Stock offered hereby if any such Common Stock are purchased.

         The Company has been advised by the Representative that the Underwriters propose initially to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $____ per share. The Underwriters may allow, and such dealer may re-allow, a discount not in excess of $_____ per share to certain other dealers. The offering of the Common Stock is made for delivery when, as and if accepted by the Underwriters and is subject to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel, or modify the offer without notice. After the initial public offering of the Common Stock, the offering price and other selling terms may be changed by the Underwriters.

         The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any, made in connection with the sale of shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares of Common Stock on the same terms as the 2,500,000 shares of Common Stock are being offered. To the extent that the Underwriters exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to ____________ and the Company will be obligated, pursuant to the option, to sell such shares of Common Stock to the Underwriters.

         The Company has agreed to indemnify the Underwriters against certain liabilities including liabilities under the federal securities laws, or to contribute to payments the Underwriter may be required to make in respect thereof.

         Prior to the Public Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock was determined by negotiations between the Company and the Representative. Among the factors considered in such negotiations were the history of, and prospects for the Company and the industry in which it competes, an assessment of management, the Company's past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the

Company, the general condition of the securities markets at the time of the Offerings and the market prices of publicly-traded common stocks of comparable companies in recent periods.

         The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                                    EXPERTS

         The financial statements of the Bank and its subsidiaries as of December 31, 1995 and for the year ended December 31, 1995, included elsewhere herein have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing elsewhere herein. The financial statements of the Bank as of December 31, 1994 and 1993 and for each of the two years then ended have been audited by Price Waterhouse LLP, independent certified public accountants, as stated in their report appearing elsewhere herein.

                                 LEGAL MATTERS

         The legality of the Common Stock will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. Certain legal matters will be passed upon for FBR by Manatt, Phelps & Phillips, LLP.

                            ADDITIONAL INFORMATION

         The Company has filed with SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference. Such information and all exhibits to the Registration Statement can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Pacific Regional Office of the Commission at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.

         The company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report for the year ended December 31, 1995................      F-2

Independent Auditors' Report for the years ended December 31, 1994 and 1993......      F-3

Condensed Statement of Financial Condition as of September 30, 1996 (unaudited)..      F-4

Condensed Statements of Operations for the nine months ended
  September 30, 1996 and 1995 (unaudited)........................................   F-5 to F-6

Condensed Statements of Stockholders' Equity for the nine months ended
  September 31, 1996 (unaudited).................................................      F-7

Condensed Statements of Cash Flows for the nine months ended
  September 30, 1996 and 1995 (unaudited)........................................   F-8 to F-9

Notes to Condensed Financial Statements for the nine months ended
  September 30, 1996 and 1995 (unaudited)........................................      F-10

Statements of Financial Condition as of December 31, 1995 and 1994...............      F-11

Statements of Operations for each of the three years in the period ended
  December 31, 1995..............................................................  F-12 to F-13

Statements of Stockholders' Equity for each of the three years in the period
  ended December 31, 1995........................................................      F-14

Statements of Cash Flows for each of the three years in the period ended
  December 31, 1995..............................................................  F-15 to F-16

Notes to Financial Statements for each of the three years in the period ended
  December 31, 1995.......................................................         F-17 to F-36

     All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

     The financial statements of Life Financial Corp. have been ommitted because Life Finanical Corp. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                         INDEPENDENT AUDITORS' REPORT



 Board of Directors
 Life Savings Bank, Federal Savings Bank


 We have audited the accompanying statement of financial condition of Life Savings Bank, Federal Savings Bank as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

 We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Life Savings Bank, Federal Savings Bank as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

 As discussed in Note 1 to the financial statements, in 1995 the Bank changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

 GRANT THORNTON LLP
 /s/ GRANT THORNTON LLP

 Irvine, California
 February 8, 1996(except for Note 15, as to which the date is March 29, 1996)

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Board of Directors and Shareholders of Life Savings Bank, Federal Savings Bank

In our opinion, the accompanying statement of financial condition and the related statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects the financial position of Life Savings Bank, Federal Savings Bank, at December 31, 1994, and the results of its operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Life Savings Bank, Federal Savings Bank for any period subsequent to December 31, 1994.





/s/ PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP

Los Angeles, California
January 31, 1995

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

CONDENSED STATEMENT OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
(dollars in thousands)



                                                                   September 30,
                                                                       1996
                                                                    (Unaudited)

ASSETS
Cash and cash equivalents                                             $15,392
Securities held to maturity, estimated fair value of $10                   10
Loans held for sale                                                    24,907
Loans held for investment, net of allowance for estimated
 loan losses of $1,028                                                 37,450
Accrued interest receivable                                               481
Foreclosed real estate, net                                               993
Premises and equipment, net                                               997
Federal Home Loan Bank stock                                              802
Income taxes receivable                                                   117
Deferred income taxes                                                     270
Mortgage servicing rights                                               2,046
Other assets                                                              933
                                                                      -------

TOTAL ASSETS                                                          $84,398
                                                                      =======

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                                                      $73,326
Accounts payable and other liabilities                                  3,136
                                                                      -------

  Total liabilities                                                    76,462

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $8 stated value; 10,000,000 shares authorized;
 1,070,572 shares issued and outstanding                                8,565
Additional paid-in capital                                                825
Deficit                                                                (1,454)
                                                                      -------

  Total stockholders' equity                                            7,936
                                                                      -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $84,398
                                                                      =======

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

CONDENSED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(dollars in thousands)





                                                        Nine months ended
                                                          September 30,
                                                      ---------------------
                                                          1996     1995
                                                           (Unaudited)
INTEREST INCOME:
Loans                                                   $  4,675 $  3,869
Securities held to maturity                                  184      232
Other interest-earning assets                                 63       75
                                                        -------- --------

  Total interest income                                    4,922    4,176
                                                        -------- --------

INTEREST EXPENSE:
Deposit accounts                                           2,507    2,366
Federal Home Loan Bank advances and other borrowings         192      160
                                                        -------- --------

  Total interest expense                                   2,699    2,526
                                                        -------- --------

NET INTEREST INCOME BEFORE PROVISION
  FOR ESTIMATED LOAN LOSSES                                2,223    1,650

PROVISION FOR ESTIMATED LOAN LOSSES                          359      835
                                                        -------- --------

NET INTEREST INCOME AFTER PROVISION FOR
  ESTIMATED LOAN LOSSES                                    1,864      815
                                                        -------- --------

NONINTEREST INCOME:
Loan servicing and other fees                                321       95
Service charges on deposit accounts                           93       76
Net gains from mortgage financing operations               3,759    2,548
Other income                                                  91       85
                                                        -------- --------

  Total noninterest income                                 4,264    2,804
                                                        -------- --------

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

--------------------------------------------------------------------------------
(dollars in thousands)





                                                  Nine months ended
                                                    September 30,
                                             ---------------------------
                                                 1996           1995
                                                     (Unaudited)

NONINTEREST EXPENSE:
Compensation and benefits                       $  3,206   $  1,838
Premises and occupancy                               538        314
Data processing                                      281        140
Net loss on foreclosed real estate                   171        137
FDIC insurance premiums                              136        135
SAIF special assessment                              448
Marketing                                            119         42
Telephone                                            159        100
Professional services                                137         73
Other expense                                        623        403
                                                --------   --------

  Total noninterest expense                        5,818      3,182
                                                --------   --------

INCOME BEFORE INCOME TAX PROVISION                   310        437

INCOME TAX PROVISION                                 142        232
                                                --------   --------

NET INCOME                                      $    168   $    205
                                                ========   ========

EARNINGS PER SHARE                                 $0.24      $0.33
                                                   =====      =====

WEIGHTED AVERAGE SHARES OUTSTANDING              696,822    622,072
                                                ========   ========

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
--------------------------------------------------------------------------------
(dollars in thousands)

                                            Common stock           Additional    Retained        Total
                                     --------------------------      paid-in     earnings     stockholders'
                                        Shares                       capital     (deficit)       equity

BALANCE, January 1, 1996                 311,036      $ 2,488        $  914       $   866          $4,268

Stock split effected in the form of
  a dividend                             311,036        2,488                      (2,488)

Net proceeds from issuance
  of capital stock                       448,500        3,589           (89)                        3,500

Net income                                                                            168             168
                                       ---------       ------        ------       -------          ------

BALANCE, September 30, 1996            1,070,572       $8,565        $  825       $(1,454)         $7,936
                                       =========       ======        ======       =======          ======

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

CONDENSED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(dollars in thousands)



                                                       Nine months ended
                                                         September 30,
                                                     ----------------------
                                                         1996       1995
                                                          (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                            $     168   $    205
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
  Depreciation and amortization                             257        123
  Provision for estimated loan losses                       359        835
  Accretion of deferred fees                                 (8)        (9)
  Provision for estimated losses on
   foreclosed real estate                                   167        120
  Gain on sale of foreclosed real estate, net               (21)       (44)
  Capitalized mortgage servicing rights                  (1,527)      (985)
  Amortization of mortgage servicing rights                 177        230
  Purchase and origination of loans held for sale      (147,967)   (96,616)
  Proceeds from sales of loans held for sale            143,420     95,088
  Decrease (increase) in accrued interest receivable         26        (44)
  Deferred income taxes                                    (132)       (39)
  Decrease (increase) in income taxes receivable           (117)       401
  Increase in accounts payable and other liabilities        803      2,236
  Federal Home Loan Bank stock dividend                     (34)       (21)
  Increase in other assets                               (1,126)      (785)
                                                      ---------   --------

    Net cash (used in) provided by
     operating activities                                (5,555)       695

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal repayments on loans                             5,846      2,270
Proceeds from sale of foreclosed real estate                330        572
Purchase of securities held to maturity                             (2,002)
Proceeds from maturities of securities held
 to maturity                                              1,975      2,000
Additions to premises and equipment, net                   (279)       (89)
Purchase of Federal Home Loan Bank stock                   (147)       (10)
                                                      ---------   --------

    Net cash provided by investing activities             7,725      2,741

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposit accounts                          5,792      1,490
Decrease in Federal Home Loan Bank advances                         (1,250)
Net proceeds from issuance of capital stock               3,500
                                                      ---------   --------

    Net cash provided by financing activities             9,292        240
                                                      ---------   --------

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

--------------------------------------------------------------------------------
(in thousands)


                                                             Nine months ended
                                                               September 30,
                                                           ---------------------
                                                               1996      1995
                                                                (Unaudited)

NET INCREASE IN CASH AND CASH EQUIVALENTS                    $ 11,462   $ 3,676

CASH AND CASH EQUIVALENTS, beginning of period                  3,932     1,547
                                                             --------   -------

CASH AND CASH EQUIVALENTS, end of period                     $ 15,394   $ 5,223
                                                             ========   =======

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid                                                $  2,513   $ 2,341
                                                             ========   =======
Income taxes paid (received)                                 $    289   $  (401)
                                                             ========   =======

NONCASH INVESTING ACTIVITIES DURING THE PERIOD:
Transfers from loans receivable to foreclosed real estate    $  1,991   $ 2,442
                                                             ========   =======
Loans to facilitate sales of foreclosed real estate          $  1,720   $ 1,842
                                                             ========   =======
NONCASH FINANCING ACTIVITIES DURING THE PERIOD -
  Stock dividends paid                                       $  2,488   $   -
                                                             ========   =======

See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (Unaudited)
--------------------------------------------------------------------------------


1.  BASIS OF PRESENTATION

    The financial statement information included herein is unaudited but, in the opinion of management, reflects all adjustments necessary to a fair statement of the results for the interim period presented. Such adjustments are of a normal, recurring nature. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.


2.  EARNINGS PER SHARE

    Earnings per share is based on the weighted average number of shares outstanding, adjusted retroactively to reflect the stock split effected in the form of a dividend during 1996. All per share amounts included in the accompanying financial statements have been restated to reflect such stock split.


3.  PRIVATE STOCK ISSUANCE

    On August 9, 1996, the Bank completed a private stock issuance of 448,500 shares which resulted in net proceeds of approximately $3,500,000.


4.  SAIF SPECIAL ASSESSMENT

    On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the Funds Act) which, among other things, imposes a special one-time assessment on Savings Association Insurance Fund (SAIF) member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense in the third quarter of 1996 and is tax deductible. The Bank took a pretax charge of approximately $448,000 as a result of the FDIC special assessment.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------
(dollars in thousands)

                                                                                    1995        1994
ASSETS
Cash and cash equivalents                                                          $ 3,932     $ 1,547
Securities held to maturity, estimated fair value of $1,985 (1995)
  and $2,247 (1994)                                                                  1,985       2,257
Loans held for sale                                                                 21,688      17,097
Loans held for investment, net of allowance for estimated loan
  losses of $1,177 (1995) and $832 (1994)                                           41,693      47,080
Accrued interest receivable                                                            507         431
Foreclosed real estate, net                                                            827         555
Premises and equipment, net                                                            976         619
Federal Home Loan Bank stock                                                           715         603
Income taxes receivable                                                                            479
Deferred income taxes                                                                  138          57
Mortgage servicing rights                                                              683
Other assets                                                                           992         677
                                                                                   -------     -------

TOTAL ASSETS                                                                       $74,136     $71,402
                                                                                   =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                                                                   $67,535     $65,689
Advances from Federal Home Loan Bank                                                             1,250
Accounts payable and other liabilities                                               2,333         715
                                                                                   -------     -------

    Total liabilities                                                               69,868      67,654

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $8 stated value; 10,000,000 shares
 authorized:
  311,036 shares issued and outstanding                                              2,488       2,488
Additional paid-in capital                                                             914         914
Retained earnings, partially restricted                                                866         346
                                                                                   -------     -------

    Total stockholders' equity                                                       4,268       3,748
                                                                                   -------     -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $74,136     $71,402
                                                                                   =======     =======

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------
(dollars in thousands)



                                                                     1995        1994        1993
INTEREST INCOME:
Loans                                                              $ 5,434     $ 4,531     $ 5,187
Securities held to maturity                                            273         189         174
Other interest-earning assets                                          118         104          84
                                                                   -------     -------     -------
  Total interest income                                              5,825       4,824       5,445
                                                                   -------     -------     -------
INTEREST EXPENSE:
Deposit accounts                                                     3,192       2,534       2,793
Federal Home Loan Bank advances and other borrowings                   256         187         252
                                                                   -------     -------     -------
  Total interest expense                                             3,448       2,721       3,045
                                                                   -------     -------     -------
NET INTEREST INCOME BEFORE PROVISION
  FOR ESTIMATED LOAN LOSSES                                          2,377       2,103       2,400

PROVISION FOR ESTIMATED LOAN LOSSES                                  1,194       1,306         404
                                                                   -------     -------     -------
NET INTEREST INCOME AFTER PROVISION FOR
  ESTIMATED LOAN LOSSES                                              1,183         797       1,996
                                                                   -------     -------     -------
NONINTEREST INCOME:
Loan servicing and other fees                                          231         164         161
Service charges on deposit accounts                                    111          84          86
Net gains from mortgage financing operations                         3,575       1,428       1,144
Other income                                                           103          12           6
                                                                   -------     -------     -------
  Total noninterest income                                           4,020       1,688       1,397
                                                                   -------     -------     -------
NONINTEREST EXPENSE:
Compensation and benefits                                            2,544       1,575       1,403
Premises and occupancy                                                 471         418         384
Data processing                                                        208         167         151
Net loss on foreclosed real estate                                      53         280         228
FDIC insurance premiums                                                184         186         189
Marketing                                                               65          55          85
Telephone                                                              143         128          67
Professional services                                                   92          86         105
Other expense                                                          629         561         581
                                                                   -------     -------     -------
  Total noninterest expense                                          4,389       3,456       3,193
                                                                   -------     -------     -------

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995 (Continued)
-------------------------------------------------------------------------------
(dollars in thousands)

                                         1995      1994       1993
INCOME (LOSS) BEFORE INCOME TAX
  PROVISION (BENEFIT)                  $    814  $   (971)  $    200

INCOME TAX PROVISION (BENEFIT)              294      (300)       107
                                       --------  --------   --------

NET INCOME (LOSS)                      $    520  $   (671)  $     93
                                       ========  ========   ========

EARNINGS (LOSS) PER SHARE                 $0.84    $(1.08)     $0.15
                                          =====    ======      =====

WEIGHTED AVERAGE SHARES OUTSTANDING     622,072   622,072    607,921
                                        =======   =======    =======

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------
(dollars in thousands)



                                               Common stock       Additional                 Total
                                             ------------------     paid-in    Retained   stockholders'
                                             Shares     Amount      capital    earnings      equity

BALANCE, January 1, 1993                     282,735    $2,262       $ 801      $1,263       $4,326

10% stock dividend                            28,301       226         113        (339)         -

Net income                                                                          93           93
                                             -------    ------       -----      ------       ------
BALANCE, December 31, 1993                   311,036     2,488         914       1,017        4,419

Net loss                                                                          (671)        (671)
                                             -------    ------       -----      ------       ------
BALANCE, December 31, 1994                   311,036     2,488         914         346        3,748

Net income                                                                         520          520
                                             -------    ------       -----      ------       ------
BALANCE, December 31, 1995                   311,036    $2,488       $ 914      $  866       $4,268
                                             =======    ======       =====      ======       ======

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF CASH FLOWS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
(dollars in thousands)

                                                                         1995             1994             1993

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                     $     520        $  (671)         $    93
Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization                                             166            179              179
  Provision for estimated loan losses                                     1,194          1,306              404
  Accretion of deferred fees                                                (11)           (20)            (153)
  Provision for (recovery of) estimated losses on foreclosed
    real estate                                                             104            187              126
  Gain on sale of foreclosed real estate, net                              (137)           (39)              (3)
  Capitalized mortgage servicing rights                                  (1,557)
  Amortization of mortgage servicing rights                                 268
  Purchase and origination of loans held for sale                      (133,816)
  Proceeds from sales of loans held for sale                            129,225
  Decrease (increase) in accrued interest receivable                        (76)            (1)               2
  Deferred income taxes                                                     (81)            51              124
  Decrease (increase) in income taxes receivable                            479            (64)            (415)
  Increase in accounts payable and other liabilities                      1,619             86             (119)
  Federal Home Loan Bank stock dividend                                     (30)           (20)             (15)
  Increase in other assets                                                 (315)          (528)             (32)
                                                                      ---------        -------          -------
      Net cash provided by (used in) operating activities                (2,448)           466              191

CASH FLOWS FROM INVESTING ACTIVITIES:
Net principal repayments (fundings) on loans                              2,198            378           (3,329)
Proceeds from sale of foreclosed real estate                              1,767          2,256            1,449
Purchase of securities held to maturity                                  (8,969)          (991)          (3,005)
Proceeds from maturities of securities held to maturity                   9,249          3,132            5,271
Proceeds from bulk sales of servicing rights                                606
Additions to premises and equipment, net                                   (533)           (33)            (136)
Purchase of Federal Home Loan Bank stock                                    (81)           (48)             (27)
                                                                      ---------        -------          -------
      Net cash provided by investing activities                           4,237          4,694              223

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposit accounts                               1,846         (6,320)             290
Increase (decrease) in Federal Home Loan Bank advances                   (1,250)            50             (800)
                                                                      ---------        -------          -------
      Net cash provided by (used in) financing activities                   596         (6,270)            (510)
                                                                      ---------        -------          -------

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

STATEMENTS OF CASH FLOWS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------
(dollars in thousands)

                                                                            1995        1994            1993

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                              $ 2,385     $ (1,110)       $   (96)

CASH AND CASH EQUIVALENTS, beginning of year                                 1,547        2,657          2,753
                                                                           -------     --------        -------
CASH AND CASH EQUIVALENTS, end of year                                     $ 3,932     $  1,547        $ 2,657
                                                                           =======     ========        =======
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid                                                              $ 3,478     $  2,703        $ 3,050
                                                                           =======     ========        =======
Income taxes paid (received)                                               $   191     $   (290)       $   425
                                                                           =======     ========        =======
NONCASH INVESTING ACTIVITIES DURING THE YEAR:
Transfers from loans receivable to foreclosed real estate                  $ 2,006     $  1,941        $ 1,827
                                                                           =======     ========        =======
Loans to facilitate sales of foreclosed real estate                        $ 1,997     $  1,964        $ 1,570
                                                                           =======     ========        =======

The accompanying notes are an integral part of these statements. See notes to financial statements.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Description of Business - Life Savings Bank, Federal Savings Bank (the Bank) is a federally chartered savings bank which commenced operations in 1983. The Bank has one branch in San Bernardino County and its deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC).

    The Bank originates, purchases, sells and services nonconventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Bank focuses on loans for the purchase or refinance of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "subprime borrowers" and on other nonconforming loans. In addition, the Bank originates debt consolidation loans for repeat or frequent borrowers with generally strong credit ratings and has accumulated a substantial portfolio of such loans. The Bank purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers on a nationwide basis, as well as through the Bank's retail lending division. Except for a limited number of loans specifically originated for retention in the Bank's portfolio as loans held for investment, since 1994, loans originated or purchased are generally originated for sale in the secondary mortgage market or in asset securitizations. The Bank generally retains the majority of the servicing rights to the loans sold or securitized and may sell servicing rights at a later date depending on market opportunities. The Bank funds substantially all of the loans which it purchases or originates through deposits from customers concentrated in the communities surrounding its home office in San Bernardino county, internally generated funds and advances from the Federal Home Loan Bank.

    The Bank has recently begun to focus efforts on the origination of multi-family and commercial real estate as well as consumer-oriented loans secured by real estate, primarily home equity lines of credit and second trust deeds. Specifically, the Bank has begun to target the market for borrowers seeking loans which are secured by multi-family properties or properties used for commercial business purposes such as small office buildings, light industrial or retail facilities.

    Securities Held to Maturity - Investments in debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

    Loans - The Bank's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences. The adjustable rate mortgage (ARM) is the Bank's primary loan investment.

    The Bank originates and purchases mortgage loans for both portfolio investment and sale in the secondary market. At origination or purchase, mortgage loans are designated as held for sale or held for investment. Loans held for sale are carried at the lower of cost or estimated market value

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995(Continued)
--------------------------------------------------------------------------------


    determined on an aggregate basis by outstanding investor commitments or current investor requirements and include related loan origination costs and fees, as well as premiums or discounts for purchased loans. Net unrealized losses, if any, are recognized in a valuation allowance by charges to operations. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date. At December 31, 1995 and 1994, all loans held for sale are single family residential mortgage loans.

    Loans held for investment are carried at amortized cost and net of deferred loan origination fees and costs and allowance for estimated loan losses. Net deferred loan origination fees and costs on loans are amortized or accreted using the interest method over the expected lives of the loans. Amortization of deferred loan fees is discontinued for nonperforming loans. Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management's intention, and the Bank has the ability to, hold these loans to maturity.

    Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, allowances are established for uncollected interest on loans on which payments are more than 90 days past due.

    On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. SFAS No. 114 generally requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 indicates that a creditor should evaluate the collectibility of both contractual interest and contractual principal when assessing the need for a loss accrual. The adoption of these statements did not have a material impact on the results of operations or the financial position of the Bank, taken as a whole.

    The Bank considers a loan impaired when it is probable that the Bank will be unable to collect all contractual principal and interest payments under the terms of the loan agreement. Loans are evaluated for impairment as part of the Bank's normal internal asset review process. Loans which have delays in payments of less than four months are not necessarily considered impaired unless other factors apply to the loans. The accrual of interest income on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Where impairment is considered permanent, a charge-off is recorded; where impairment is considered temporary, an allowance is established. Impaired loans which are performing under the contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loan.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995(Continued)
--------------------------------------------------------------------------------


    Allowances for Estimated Loan and Real Estate Losses - It is the policy of the Bank to maintain allowances for estimated loan and real estate losses at levels deemed appropriate by management to provide for known or inherent risks in the portfolio. Specific loss allowances are established for loans that are deemed impaired, if the fair value of the loan or the collateral is estimated to be less than the gross carrying value of the loan. In estimating losses, management considers the estimated sales price, cost of refurbishment, payment of delinquent taxes, cost of holding the property (if an extended period is anticipated) and cost of disposal. Additionally, general valuation allowances for loan and real estate losses have been established. Management's determination of the adequacy of the loan and real estate loss allowances is based on an evaluation of the composition of the portfolio, actual loss experience, current and prospective economic conditions, industry trends and other relevant factors, such as the recent adverse economic conditions experienced (including declining real estate values) in the area in which the Bank's lending and real estate activities are based, which may affect the borrower's ability to pay and the value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

    Although management uses the best information available to make these estimates, future adjustments to the allowances may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

    Mortgage Financing Operations - The Bank sells the majority of loans with servicing retained. Under the servicing agreements the investor is paid its share of the principal collections together with interest at an agreed-upon rate, which generally differs from the loans' contractual interest rate. Such differences result in a "loan servicing spread."

    Gains or losses on sales of loans held for sale are recognized at the time of sale and are determined by (1) the difference between the net sales proceeds and the book value of the loans sold, (2) an adjustment, if necessary, to increase or decrease the loan servicing spread in order to provide for normal servicing, and (3) recognition of deferred loan fees.

    Effective July 1, 1995, the Bank adopted SFAS No. 122 Accounting for Mortgage Servicing Rights, which amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax earnings of $594,000, net income of $438,000 and earnings per share of $.70, for the year ended December 31, 1995.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------

     In addition, SFAS No. 122 requires that all capitalized mortgage servicing rights (MSRs) be evaluated for impairment based on the fair value of those rights. The Bank's periodic evaluation is performed on a disaggregated basis whereby MSRs are stratified based upon type of interest rate (variable or fixed), loan type and by original loan term. Impairment is recognized in a valuation allowance for each pool in the period of impairment. At December 31, 1995, the carrying value of MSRs approximated fair values. The Bank determines fair value based on the present value of estimated net future cash flows related to servicing income. In estimating fair values at December 31, 1995, the Bank utilizes prepayment assumptions ranging from 15% to 34% and discount rates ranging from 11% to 20%. The cost allocated to servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

     Gains on bulk sales of mortgage loan servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies.

     Foreclosed Real Estate - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of fair value or the balance of the loan at the date of foreclosure through a charge to the allowance for estimated loan losses. After foreclosure, valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net gain (loss) on foreclosed real estate in the statement of operations.

     Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the assets which range from 15 years for leasehold improvements, 7 years for furniture, fixtures and equipment, and 3 years for computer equipment.

     Income Taxes - The Bank accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are considered. If necessary, a valuation allowance is established based on management's determination of the likelihood of realization of deferred tax assets.

     Derivative Financial Instruments - The Bank has entered into various interest rate exchange agreements (swaps) to manage exposure to changes in interest rates. Net interest income (expense) on the swaps resulting from the differential between exchanging floating and fixed rate interest payments is recorded using the accrual method. No interest rate exchange agreements were outstanding as of December 31, 1995 (see Note 13).

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     In the ordinary course of business, the Bank has entered into other off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Earnings Per Share - Earnings per share is based on the weighted average number of shares outstanding adjusted retroactively to reflect stock dividends paid (see Note 15).

     Presentation of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold. Generally, federal funds are sold for one day periods. At December 31, 1995 and 1994, federal funds sold approximated $1,600,000 and $250,000, respectively.

     Use of Estimates - In preparing the Bank's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications - Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.


2.   REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS
     (UNAUDITED)

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of December 31, 1995, that the Bank meets all capital adequacy requirements to which it is subject.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

     As of December 31, 1995, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                              To be well
                                                                          capitalized under
                                                                          prompt corrective
                                                         Actual           actual provisions:
                                                   -------------------   --------------------
                                                    Amount     Ratio      Amount       Ratio
                                                            (dollars in thousands)

        As of December 31, 1995:
          Total capital (to risk-weighted assets)   $4,871   10.17%       $4,789        10.0%
          Tier 1 capital (to risk-weighted assets)   4,268    8.91%        2,874         6.0
          Tier 1 capital (to average assets)         4,110    5.14%        3,998         5.0

     In accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the OTS established regulations requiring the Bank to maintain (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3% of adjusted total assets, and (iii) risk-based capital equal to 8% of risk-weighted assets.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------

     The following table summarizes the OTS regulatory capital requirements under FIRREA for the Bank at December 31, 1995. As indicated in the table, the Bank's capital levels exceed all three of the currently applicable minimum capital requirements.



                                                                                                        Total
                                                  Tangible capital           Core capital         risk-based capital
                                                --------------------   ----------------------   ----------------------
                                                 Amount         %        Amount         %         Amount       %
                                                                       (dollars in thousands)
          Balance at end of year:
            Equity per Bank financial
              statements                          $4,268                  $4,268                  $4,268
            Adjustments for regulatory
              capital purposes - general
                valuation allowance                                                                  603
                                                  ------       ----       ------       ----       ------     -----
          Regulatory capital                       4,268       5.68%       4,268       5.68%       4,871     10.17%
          Minimum capital requirement              1,126       1.50        2,252       3.00        3,832      8.00
                                                  ------       ----       ------       ----       ------     -----

          Excess regulatory capital               $3,142       4.18%      $2,016       2.68%      $1,039      2.17%
                                                  ======       ====       ======       ====       ======     =====

     The OTS issued financial regulations which set forth the methodology for calculating an interest rate risk component that is being incorporated into the OTS regulatory capital rules. Under the new regulations, only savings institutions with above normal interest rate risk exposure are required to maintain additional capital. This additional capital would increase the amount of a savings institution's otherwise required risk-based capital requirement. The final rule became effective January 1, 1994 and implementation will not begin until the Bank has been notified by the OTS.

     Management believes that, under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as changing interest rates or a further downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

     At periodic intervals, both the OTS and the Federal Deposit Insurance Corporation (FDIC) routinely examine the Bank's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     The OTS concluded an examination of the Bank in June 1995. Examination results have been reflected in the consolidated financial statements presented herein. Future examinations by the OTS or FDIC could include a review of certain transactions or other amounts reported in the 1995 financial statements. Adjustments, if any, cannot presently be determined.


3.   SECURITIES HELD TO MATURITY

     The amortized cost and estimated fair value of securities held to maturity were as follows at December 31 (in thousands):

                                                               1995
                                           ----------------------------------------------
                                                          Gross unrealized
                                           Amortized    --------------------   Estimated
                                           Cost         Gains      Losses      fair value
       U.S. Treasury and other agency
        securities                         $ 1,974      $    -     $     -        $ 1,974
       Mortgage-backed securities               11                                     11
                                           -------      --------   ---------      -------
                                           $ 1,985      $    -     $     -        $ 1,985
                                           =======      ========   =========      =======
                                                               1994
                                           ----------------------------------------------
                                                          Gross unrealized
                                           Amortized    --------------------   Estimated
                                           Cost         Gains      Losses      fair value
       U.S. Treasury and other agency
        securities                         $ 2,244      $    -     $     (10)     $ 2,234
       Mortgage-backed securities               13                                     13
                                           -------      --------   ---------      -------
                                           $ 2,257      $    -     $     (10)     $ 2,247
                                           =======      ========   =========      =======

The maturity of securities held to maturity at December 31, 1995 is as follows (in thousands):

                                                                          Estimated
                                                           Amortized         fair
                                                             cost           value
        Due in one year or less                            $ 1,974         $ 1,974
        Mortgage-backed securities                              11              11
                                                           -------         -------
                                                           $ 1,985         $ 1,985
                                                           =======         =======

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     The weighted average interest rate on securities held to maturity was 5.41% and 5.43% at December 31, 1995 and 1994, respectively.


4.   LOANS HELD FOR INVESTMENT

     Loans held for investment consisted of the following at December 31 (in thousands):

                                                             1995      1994
       Mortgage loans:
         Residential:
           One- to four-family                            $32,517   $36,658
           Multi-family                                     2,412     2,685
         Commercial and land                                7,615     8,131

       Other loans:
         Loans secured by deposit accounts                    186       213
         Unsecured commercial loans                            70       197
         Unsecured consumer loans                              63        84
                                                           ------    ------

                                                           42,863    47,968
                                                             1995      1994

       Less:
         Deferred loan origination (costs) fees           $    (7)  $    56
         Allowance for estimated loan losses                1,177       832
                                                          -------   -------

                                                          $41,693   $47,080
                                                          =======   =======

       Weighted average interest rate at end of period       8.91%     7.29%
                                                             ====      ====

     The Bank grants residential and commercial loans to customers located primarily in Southern California. Consequently, a borrower's ability to repay may be impacted by economic factors in the region.

     At December 31, 1995, included in loans held for investment and loans held for sale are adjustable rate loans with principal balances of $45,299,000. Adjustable rate loans are indexed primarily to COFI.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     The following summarizes activity in the allowance for estimated loan losses for the years ended December 31 (in thousands):



                                                       1995     1994    1993

      Balance, beginning of year                     $  832   $  436   $ 308
      Provision for estimated losses                  1,194    1,306     404
      Recoveries                                         65        3      25
      Charge offs                                      (914)    (913)   (301)
                                                     ------   ------   -----
      Balance, end of year                           $1,177   $  832   $ 436
                                                     ======   ======   =====

     The Bank had nonaccrual loans at December 31, 1995, 1994 and 1993 of $1,305,000, $1,889,000 and $2,138,000, respectively. If nonaccrual loans had been performing in accordance with their original terms, the Bank would have recorded interest income of $5,500,000, $4,637,000 and $5,304,000, respectively, instead of interest income actually recognized of $5,434,000, $4,531,000 and $5,187,000, respectively, for the years ended December 31, 1995, 1994 and 1993.

     At December 31, 1995, the Bank had impaired loans totaling $1,397,000. The average recorded investment during 1995 in impaired loans was $1,980,000. The total allowance for loan losses related to these loans was $382,000 at December 31, 1995. Total cash collected on impaired loans during 1995 was $1,079,000 of which $960,000 was credited to principal. Interest income of $119,000 on impaired loans was recognized for cash payments received in 1995.

     At December 31, 1995, troubled debt restructured loans amounted to $131,000. There were no troubled debt restructured loans at December 31, 1994.

     The Bank is not committed to lend additional funds to debtors whose loans have been modified.

     The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus, plus an additional 10% of loans secured by readily marketable collateral. This 15% limitation results in a dollar limitation of approximately $510,000 at December 31, 1995.


5.   MORTGAGE FINANCING OPERATIONS

     Loans serviced for others at December 31, 1995, 1994 and 1993 totaled $189,451,000, $48,204,000 and $64,153,000, respectively.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     Certain investor custodial accounts maintained in connection with loans serviced for others are included in deposit accounts of the Bank (subject to FDIC insurance limits) and approximated $934,000 and $150,000 at December 31, 1995 and 1994, respectively. At December 31, 1995, the largest concentration of loans in the servicing portfolio was collateralized by real estate properties located in California.

     In the ordinary course of business, the Bank has liability under representations and warranties made to purchasers and insurers of mortgage loans. Under certain circumstances, the Bank may become liable for the unpaid principal and interest on the defaulted loans or other loans if there has been a breach of representations or warranties.

     The following is a summary of activity in mortgage servicing rights for the years ended December 31 (in thousands):

                                                     1995      1994     1993

       Balance, beginning of year                   $ -       $ -      $ -
       Additions through originations                 864
       Additions through purchase of servicing        706      128
       Amortization                                  (268)     (20)
       Sales                                         (606)    (108)
       Valuation allowance                            (13)
                                                    -----     -----    -----

       Balance, end of year                         $ 683     $ -      $ -
                                                    =====     =====    =====

     Net gains from mortgage financing operations for the years ended December 31 consisted of the following (in thousands):

                                                     1995      1994     1993

       Gains on sale of loans                       $3,549    $1,014   $  761
       Gains on bulk sale of loan servicing rights      26       414      383
                                                    ------    ------   ------
                                                    $3,575    $1,428   $1,144
                                                    ======    ======   ======

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


6.   PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31 (in thousands):

                                                            1995      1994

       Leasehold improvements                            $   614   $   436
       Furniture, fixtures and equipment                   1,430     1,111
                                                         -------   -------

                                                           2,044     1,547
       Less accumulated depreciation and amortization     (1,068)     (928)
                                                         -------   -------

                                                         $   976   $   619
                                                         =======   =======

     The adoption of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, did not have a material impact on the results of operations or financial position of the Bank.


7.   FORECLOSED REAL ESTATE

     Activity in the allowance for estimated real estate losses is as follows for the years ended December 31 (in thousands):

                                                          1995    1994   1993

       Balance, beginning of year                        $  29   $  94  $  24
       Provision for estimated real estate losses          104     187    126
       Charge offs                                         (89)   (252)   (56)
                                                         -----   -----  -----

       Balance, end of year                              $  44   $  29  $  94
                                                         =====   =====  =====

     Net loss on foreclosed real estate is summarized as follows for the years ended December 31 (in thousands):

                                                          1995    1994   1993

       Net gain on sales of foreclosed real estate       $(137)  $ (39)  $ (3)
       Other expenses, net                                  86     132    105
       Provision for estimated real estate losses          104     187    126
                                                         -----   -----  -----

       Net loss on foreclosed real estate                $  53   $ 280   $228
                                                         =====   =====  =====

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


8.   DEPOSIT ACCOUNTS

     Deposit accounts at December 31 are as follows (in thousands):

                                              1995                    1994
                                   ------------------------ ------------------------
                                      Weighted                 Weighted
                                       average                  average
                                    interest rate   Amount   interest rate   Amount

       Checking accounts                 1.37%     $ 6,735       1.39%      $ 6,714
       Passbook accounts                 2.10        4,842       2.10         5,817
       Money market accounts             2.76        4,156       2.60         5,113
       Certificate accounts:
        Under $100,000                   5.70       39,989       4.98        37,722
        $100,000 and over                5.80       11,813       4.83        10,323
                                                   -------                  -------

                                         4.84%     $67,535       4.15%      $65,689
                                                   =======                  =======

     The aggregate annual maturities of certificate accounts at December 31, 1995 are approximately as follows (in thousands):


        1996                                                      $ 40,935
        1997                                                         5,923
        1998                                                         1,882
        1999                                                         1,610
        2000                                                           967
        Thereafter                                                     485
                                                                  --------

                                                                  $ 51,802
                                                                  ========

     Interest expense for the years ended December 31 is summarized as follows (in thousands):


                                                     1995     1994     1993

       Checking accounts                           $   92   $   95      100
       Passbook accounts                              127      157      192
       Money market accounts                          144      163      169
       Certificate accounts                         2,829    2,119    2,332
                                                   ------   ------   ------

                                                   $3,192   $2,534   $2,793
                                                   ======   ======   ======

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


9.   ADVANCES FROM FEDERAL HOME LOAN BANK

     As of December 31, 1995 the Bank had an available line of credit with the Federal Home Loan Bank of San Francisco (FHLB) of $17,346,000 which is contingent upon continued compliance with the Advances and Security Agreement and other eligibility requirements established by the FHLB. Advances and/or the line of credit are collateralized by pledges of certain real estate loans with an aggregate principal balance of $24,426,000 and $11,835,000 at December 31, 1995 and 1994, respectively. At December 31, 1994, the weighted average interest rate on advances from the FHLB was 7.38%.

     The following summarizes activities in advances from the FHLB for the years ended December 31 (dollars in thousands):

                                                         1995      1994     1993

     Average balance outstanding                       $3,112    $1,863   $1,011
     Maximum amount outstanding at any month-end
      during the period                                 7,600     7,000    4,000
     Weighted average interest rate during the period   6.55%     4.87%    3.62%


10.  INCOME TAXES

     Income taxes for the years ended December 31 consisted of the following (in thousands):

                                                         1995     1994     1993

       Current provision (benefit):
        Federal                                         $ 375    $(352)   $ (50)
        State                                               1        1       34
                                                        -----    -----    -----

                                                          376     (351)     (16)
                                                        -----    -----    -----

       Deferred (benefit) provision:
        Federal                                         $ (82)   $  10    $ 111
        State                                                       41       12
                                                        -----    -----    -----

                                                          (82)      51      123
                                                        -----    -----    -----

         Total income tax provision (benefit)           $ 294    $(300)   $ 107
                                                        =====    =====    =====

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     A reconciliation from the statutory federal income tax rate to the Bank's effective income tax rate for the years ended December 31 is as follows:

                                                          1995     1994    1993

       Statutory federal income tax rate                  34.0%   (34.0)%  34.0%
       State taxes, net of federal income tax benefit               3.1    15.1
       Other                                               2.2       .0     4.3
                                                          ----     ----    ----

                                                          36.2%   (30.9)%  53.4%
                                                          ====     ====    ====

     Deferred tax assets (liabilities) were comprised of the following at December 31 (in thousands):

                                                                  1995    1994

       Deferred tax assets:
        Allowance for loan losses                                $ 258   $ 201
        NOL carryforward                                                    48
        Capital loss carryforward                                   63      67
        Loans held for sale                                        201
        Other                                                       23      20
                                                                 -----   -----

                                                                   545     336
                                                                 -----   -----

       Deferred tax liabilities:
        Depreciation                                               (82)    (71)
        Purchased servicing rights                                 (14)
        Originated servicing rights                               (179)
        Federal Home Loan Bank dividends                           (85)    (72)
                                                                 -----   -----

                                                                  (360)   (143)
                                                                 -----   -----

                                                                   185     193
       Less valuation allowance                                     47     136
                                                                 -----   -----

       Net deferred tax asset                                    $ 138   $  57
                                                                 =====   =====

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     At December 31, 1995, the Bank has $555,000 of net capital loss carryforwards available to offset future capital gains for state tax purposes. If not utilized, the losses would expire in 1998.

     Thrift institutions that meet certain tests prescribed by the Internal Revenue Code are allowed a bad debt deduction for federal income tax purposes of either eight percent of taxable income, or an amount determined from the thrift's loss experience. For 1995, the Bank used its loss experience to determine federal taxes payable. A deferred tax liability of $112,000 has not been recognized at December 31, 1995 for $330,000 of temporary differences relating to the tax bad debt reserves of the Bank that arose prior to 1988.


11.  COMMITMENTS AND CONTINGENCIES

     The Bank is involved in various legal proceedings associated with normal operations. In the opinion of management, based on the advice of legal counsel, such litigation and claims are expected to be resolved without material effect on the financial position of the Bank.

     The Bank leases a portion of its facilities from nonaffiliates under operating leases expiring at various dates through 2001. The following schedule shows the minimum annual lease payments, excluding property taxes and other operating expenses, due under these agreements (in thousands):

        1996                                                                $142
        1997                                                                 142
        1998                                                                 139
        1999                                                                 109
        2000                                                                 109
        Thereafter                                                           109
                                                                            ----

                                                                            $750
                                                                            ====

     Rental expense under all operating leases totaled $124,000, $118,000 and $121,000 in 1995, 1994 and 1993, respectively.

     The Bank has been actively involved in the origination, purchase and sale of real estate secured loans to various institutional investors. Generally, the profitability of mortgage financing operations depends on maintaining a sufficient volume of loans and the availability of institutional investors to purchase the loans. Changes in the level of interest rates and economic factors affect the amount of loans originated or purchased by the Bank, and thus the amount of the gain on sale of the loans and the servicing fee income as well. Changes in the purchasing policies of institutional investors or increases in defaults after funding could substantially reduce the amount of loans sold to such investors. Any reduction in the amount of gains from mortgage financing operations or loan servicing and other fees

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     will negatively impact the Bank's cash flow and could have a material adverse effect on the Bank's results of operations and financial condition. The Bank does not currently utilize any specific hedging instruments to minimize exposure to fluctuations in the market price of loans and interest rates with regard to loans held for sale in the secondary mortgage market. Therefore, between the time the Bank originates the loans or purchase commitments are issued, the Bank is exposed to downward movements in the market price of such loans due to upward movements in interest rates.

     The Bank depends largely on correspondents and brokers for its purchases and originations of new loans. The Bank's competitors also seek to establish relationships with the Bank's correspondents and brokers. The Bank's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

     The Bank funds substantially all of the loans which it originates or purchases through deposits, internally-generated funds or FHLB advances. The Bank competes for deposits primarily on the basis of rates, and as a consequence the Bank could experience difficulties in attracting deposits to fund its operations if the Bank does not continue to offer deposit rates at levels that are competitive with other financial institutions. The Bank also uses the proceeds generated by the Bank in selling loans to fund subsequent originations or purchases. The Bank is currently exploring opportunities to access credit lines as an additional source of funds. To the extent that the Bank is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Bank's results of operations and financial condition.


12.  EMPLOYEE SAVINGS PLAN

     The Bank maintains an Employee Savings Plan (the Plan) which qualifies under section 401(k) of the Internal Revenue Code. Under the Plan, employees may contribute up to 15% of their compensation. The Bank will match, at its discretion, the amount contributed by the employee up to a maximum of 2% of the employee's salary. The amount of contributions made to the Plan by the Bank were not material for the years ended December 31, 1995, 1994 and 1993.


13.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, in the form of originating loans or providing funds and under existing lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying statement of financial condition.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     During 1988 the Bank entered into agreements to pay fixed-rate interest payments in exchange for the receipt of variable market-indexed interest payments (interest rate swaps). The notional principal amount of interest rate swaps outstanding at December 31, 1994 was $2,000,000, all of which matured in 1995. The weighted average fixed payment rate on such swap was 9.23%. At December 31, 1994, the weighted average variable market-indexed interest rate was 5.75% which is based on LIBOR. The intent of these agreements was to match the maturities of certain liabilities and convert variable rate liabilities into fixed rate. The notional amount of interest rate swaps does not represent exposure to credit loss.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payments of a fee. Since many commitments are expected to expire, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The Bank's commitments to extend credit at December 31, 1995 and 1994 totaled $9,933,000 and $1,657,000, respectively.

     The Bank regularly enters into commitments to sell certain dollar amounts of loans to third parties under specific, negotiated terms. The terms include the minimum maturity of the loans, yield to purchaser, and servicing spread to the Bank, and the maximum principal amount of the individual loans. The Bank typically satisfies these commitments from its current production of loans. These commitments have fixed expiration dates and may require a fee. At December 31, 1995 the Bank had outstanding commitments to sell loans of $250,000.


14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


     herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                   1995
                                                          ----------------------
                                                           Carrying   Estimated
                                                             amount  fair value
                                                              (in thousands)

        Assets:
         Cash and cash equivalents                          $ 3,932    $ 3,932
         Securities held to maturity                          1,985      1,985
         Loans held for investment                           42,863     43,072
         Loans held for sale                                 21,688     22,125
         Mortgage servicing rights                              683        784
         Accrued interest receivable                            507        507

        Liabilities:
         Deposits                                            67,535     67,688
         Accrued interest payable                                50         50

     The Bank utilized the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         Cash and Cash Equivalents - The carrying amount approximates fair value.

         Securities Held to Maturity - Fair values are based on quoted market prices.

         Loans Held for Investment - The fair value of gross loans receivable has been estimated using the present value of cash flow method, discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities and giving consideration to estimated prepayment risk and credit loss factors.

         Loans Held for Sale - Fair values are based upon quoted market prices or dealer quotes.

         Accrued Interest Receivable - The carrying amount approximates fair value.

         Mortgage Servicing Rights - Fair values are estimated using discounted cash flows based on a current market interest rate.

LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS
FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995 (Continued)
--------------------------------------------------------------------------------


         Deposits - The fair value of passbook accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity investment certificates is estimated using the rates currently offered for deposits of similar remaining maturities.

         Accrued Interest Payable - The carrying amount approximates fair value.

         Financial Instruments with Off-Balance-Sheet Risk - No fair value is ascribed to the Bank's outstanding commitments to fund loans since commitment fees are not significant and predominantly all such commitments are variable rate loan commitments.


15.  SUBSEQUENT EVENT

     On March 29, 1996, the Bank effected a two-for-one stock split in the form of a dividend which increased the total number of shares outstanding at such date from 311,036 to 622,072.

================================================================================
         No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by Life Financial Corp., the Bank or Friedman, Billings, Ramsey & Co., Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Life Financial Corp. or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                 ------------------------------

                        TABLE OF CONTENTS



                                                             Page
                                                             ----
Summary..........................................................
The Offering.....................................................
Selected Financial and Other Data of the Bank....................
Recent Developments..............................................
Risk Factors.....................................................
Use of Proceeds..................................................
Dividend Policy..................................................
Market for the Common Stock of the Company.......................
Market for the Common Stock of the Bank..........................
Dilution.........................................................
Capitalization...................................................
Management's Discussion and Analysis of Financial Condition and
Results of Operations............................................
Life Financial Corp..............................................
Life Savings Bank, Federal Savings Bank..........................
Business of the Company..........................................
Federal and State Taxation.......................................
Regulation.......................................................
The Board of Directors and Management of the Company.............
The Board of Directors and Management of the Bank................
The Reorganization...............................................
Restrictions on Acquisition of the Company.......................
Description of Capital Stock of the Company......................
Description of Capital Stock of the Bank.........................
Transfer Agent and Registrar.....................................
Underwriting.....................................................
Experts..........................................................
Legal Matters....................................................
Additional Information...........................................
Financial Statements.............................................

                 ------------------------------


     Until __________, 1997 or 25 days after commencement of the Offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================



                                5,711,716 Shares





                              [LOGO APPEARS HERE]




                              LIFE FINANCIAL CORP.

                          (Proposed Holding Company for
                    Life Savings Bank, Federal Savings Bank)







                                  COMMON STOCK






                                  ----------
                                  PROSPECTUS
                                  ----------


                              FRIEDMAN, BILLINGS,
                              RAMSEY & CO., INC.



                            _______________ ___, 1997




================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.(1)
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Company in connection with the shares of Common Stock being registered.

SEC registration fee(1)....................          $   16,601
NASD filing fee(1).........................               5,978
OTS Filing fee(1)..........................               2,000
Nasdaq Listing Fee(1)......................              32,700
Blue Sky qualification fees and expenses...              15,000
Legal fees and expenses....................             220,000
Accounting fees and expenses...............             100,000
Marketing fees, selling commissions, and
underwriter's expenses (including counsel
fees)......................................              35,000
Transfer agent fees and expenses...........              10,000
Printing, postage and mailing..............              95,000
Certificate printing.......................               5,000
Telephone, temporary help and other
equipment..................................              10,000
Miscellaneous..............................               2,721

TOTAL......................................          $  550,000

(1) Actual expenses. SEC registration and NASD filing fees are based upon the registration of 6,086,716 shares at $9.00 per share. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities.

Life Savings Bank, Federal Savings Bank sold in a private placement completed on August 13, 1996 448,500 shares of common stock, $8.00 stated value (the "Private Placement"). Friedman, Billings, Ramsey & Co., Inc. was the placement agent for the Private Placement. The aggregate offering price was $4,036,000, with aggregate placement fees of $282,520. The securities were offered and sold without registration pursuant to exemptions from the registration requirements set forth in Sections 3(a)(5) and/or 4(2) of the Securities Act, and Rule 506 of Regulation D of the Rules and Regulations promulgated thereunder. In addition, the Private Placement was exempt as a non-public offering from the offering circular delivery requirements set forth in Part 563g of the Rules and Regulations of the OTS based on incorporation in such OTS Rules and Regulations of the private offering exemption in Section 4(2) of the Securities Act. The issuer, Life Savings Bank, Federal Savings Bank, is a federally-chartered savings bank. Further, the securities were sold to 21 accredited investors. No securities were sold to non-accredited investors.

Item 16. Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

  1.1 Engagement letter between Life Financial Corp. and Friedman, Billings, Ramsey & Co., Inc.
  1.2   Form of Underwriting Agreement*
  2.1   Agreement and Plan of Reorganization
  3.1   Certificate of Incorporation of Life Financial Corp.
  3.2   Bylaws of Life Financial Corp.
  4.0   Specimen Stock Certificate of Life Financial Corp.
  5.0 Draft Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered
  5.1 Draft Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of Delaware law
  8.0   Draft Opinion of Muldoon, Murphy & Faucette regarding Federal Tax
        Matters
  8.1   Draft Opinion of Deloitte & Touche regarding State Tax Matters*
  10.1 Letter Agreement between Life Savings Bank, Federal Savings Bank and Daniel L. Perl
  10.2 Draft Form of Employment Agreement between Life Financial Corp. and Daniel L. Perl
  10.3 Draft Form of Employment Agreement between Life Savings Bank, Federal Savings Bank and Daniel L. Perl
  10.4  Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan
  10.5  Draft Life Financial Corp. 1997 Stock Option Plan
  10.6  Form of Life Financial Corp. Employee Stock Ownership Plan*
  10.7  Form of Life Financial Corp. Employee Stock Purchase Plan*
  10.8  Life Savings Bank 401(k) Plan*
  23.1  Consent of Grant Thornton LLP
  23.2  Consent of Price Waterhouse LLP
  23.3  Consent of Muldoon, Murphy & Faucette
  23.4  Consent of Morris, Nichols, Arsht & Tunnell
  24.1  Powers of Attorney
  27.0  Financial Data Schedule

--------------------
*  To be filed by amendment.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

CONFORMED
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on January 27, 1997.

LIFE FINANCIAL CORP.

By:  /s/ Daniel L. Perl
     ------------------
     Daniel L. Perl
     President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


   Name                       Title                                  Date
   ----                       -----                                  ----

/s/ Daniel L. Perl            President, Chief                 January 27, 1997
-------------------------     Executive Officer and Director
Daniel L. Perl                (principal executive officer)


/s/ L. Bruce Mills, Jr.       Executive Vice President,        January 27, 1997
-------------------------     Chief Financial Officer,
L. Bruce Mills, Jr.           Treasurer and Secretary
                              (principal financial and
                              accounting officer)


/s/ Ronald G. Skipper         Chairman of the Board            January 27, 1997
-------------------------     of Directors
Ronald G. Skipper


/s/ Richard C. Caldwell       Director                         January 27, 1997
-------------------------
Richard C. Caldwell


/s/ John D. Goddard           Director                         January 27, 1997
-------------------------
John D. Goddard


/s/ Milton E. Johnson         Director                         January 27, 1997
-------------------------
Milton E. Johnson

        As filed with the Securities and Exchange Commission on January 27, 1997

                            Registration No. 333-_________________




                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------



                                   EXHIBITS

                                    TO THE

                                   FORM S-1

                            REGISTRATION STATEMENT

                                     Under

                          THE SECURITIES ACT OF 1933


                             --------------------


                             LIFE FINANCIAL CORP.

  (Exact name of registrant as specified in its certificate of incorporation)

                               TABLE OF CONTENTS

List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement letter between Life Financial Corp. and Friedman, Billings, Ramsey & Co., Inc.
 1.2   Form of Underwriting Agreement*
 2.1   Agreement and Plan of Reorganization
 3.1   Certificate of Incorporation of Life Financial Corp.
 3.2   Bylaws of Life Financial Corp.
 4.0   Specimen Stock Certificate of Life Financial Corp.
 5.0 Draft Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered
 5.1 Draft Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of Delaware law
 8.0   Draft Opinion of Muldoon, Murphy & Faucette regarding Federal Tax
       Matters
 8.1   Draft Opinion of Deloitte & Touche regarding State Tax Matters*
10.1 Letter Agreement between Life Savings Bank, Federal Savings Bank and Daniel L. Perl
10.2 Draft Form of Employment Agreement between Life Financial Corp. and Daniel L. Perl
10.3 Draft Form of Employment Agreement between Life Savings Bank, Federal Savings Bank and Daniel L. Perl
10.4   Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan
10.5   Draft Life Financial Corp. 1997 Stock Option Plan
10.6   Form of Life Financial Corp. Employee Stock Ownership Plan*
10.7   Form of Life Financial Corp. Employee Stock Purchase Plan*
10.8   Life Savings Bank 401(k) Plan*
23.1   Consent of Grant Thornton LLP
23.2   Consent of Price Waterhouse LLP
23.3   Consent of Muldoon, Murphy & Faucette
23.4   Consent of Morris, Nichols, Arsht & Tunnell
24.1   Powers of Attorney
27.0   Financial Data Schedule

------------------------
* To be filed by amendment.